Exhibit 2.1

STOCK AND ASSET PURCHASE AGREEMENT

By and among

SELECTIVE INSURANCE GROUP, INC.

SELECTIVE HR SOLUTIONS, INC., SELECTIVE HR SOLUTIONS II, INC.,
SELECTIVE HR SOLUTIONS III, INC., SELECTIVE HR SOLUTIONS IV, INC.,
SELECTIVE HR SOLUTIONS V, INC., SELECTIVE HR SOLUTIONS VI, INC.,
SELECTIVE HR SOLUTIONS VII, INC., SELECTIVE HR SOLUTIONS VIII, INC.,
SELECTIVE HR SOLUTIONS IX, INC., SELECTIVE HR SOLUTIONS X, INC.,
SELECTIVE HR SOLUTIONS XI, INC., SELECTIVE HR SOLUTIONS XII, INC. AND
SELECTIVE HR SERVICES, LLC

and

ALPHASTAFF GROUP, INC.

ALPHASTAFF, INC., ALPHASTAFF HOLDINGS, INC.,
ALPHA NYPEO, INC., ALPHASTAFF SYSTEMS V, INC. AND
ALPHASTAFF 2, INC.

Dated as of October 27, 2009

TABLE OF CONTENTS

(i)

(ii)

(iii)

SECTION 11.13	Currency	74
SECTION 11.14	Counterparts	74

(iv)

EXHIBITS

1.01(a)	Form of Assignment of Intellectual Property
1.01(b)	Form of Assumption Agreement
1.01(c)	Form of Bill of Sale and Assignment
1.01(d)	Client Assignment and Consent Agreement
2.03(a)(i)	Initial Payment
2.03(a)(i)-A	Initial Payment Statement
2.03(a)(i)-B	Estimated Initial Payment Statement
2.03(a)(ii)	Initial Earn-Out Payment
2.03(a)(ii)-A	Initial Earn-Out Statement
2.03(a)(iv)	Quarterly Earn-Out Payment
2.03(a)(iv)-A	Quarterly Earn-Out Statement
2.07(a)	Reference Balance Sheet
2.08(a)	Annual Acceleration Payment
2.08(a)-A	Annual Acceleration Statement
2.08(b)	Quarterly Acceleration Payment
2.08(b)-A	Quarterly Acceleration Statement
2.08(b)-B	Quarterly Acceleration Payment Calculation
5.10	Form of Release
5.16	Transition Services Agreement Terms

(v)

STOCK AND ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of October 27, 2009, by and among Selective Insurance Group, Inc., a New Jersey corporation (the “Seller”), Selective HR Solutions, Inc., a Florida corporation and wholly-owned Subsidiary of the Seller (the “Company”), Selective HR Solutions II, Inc., a Georgia corporation and wholly-owned Subsidiary of the Company (“SHRS-II”), Selective HR Solutions III, Inc., a Florida corporation and wholly-owned Subsidiary of the Company (“SHRS-III”), Selective HR Solutions IV, Inc., a Maryland corporation and wholly-owned Subsidiary of the Company (“SHRS-IV”), Selective HR Solutions V, Inc., a Florida corporation and wholly-owned Subsidiary of the Company (“SHRS-V”), Selective HR Solutions VI, Inc., a Florida corporation and wholly-owned Subsidiary of the Company (“SHRS-VI”), Selective HR Solutions VII, Inc., a Florida corporation and wholly-owned Subsidiary of the Company (“SHRS-VII”), Selective HR Solutions VIII, Inc., a Florida corporation and wholly-owned Subsidiary of the Company (“SHRS-VIII”), Selective HR Solutions IX, Inc., a Florida corporation and wholly-owned Subsidiary of the Company (“SHRS-IX”), Selective HR Solutions X, Inc., a Florida corporation and wholly-owned Subsidiary of the Company (“SHRS-X”), Selective HR Solutions XI, Inc., a Florida corporation and wholly-owned Subsidiary of the Company (“SHRS-XI”), Selective HR Solutions XII, Inc., a Florida corporation and wholly-owned Subsidiary of the Company (“SHRS-XII”), Selective HR Services, LLC, a limited liability company organized under the laws of the Commonwealth of Pennsylvania and wholly-owned Subsidiary of the Company (“SHRS-LLC”), and AlphaStaff Group, Inc., a Florida corporation (the “Purchaser”), AlphaStaff, Inc., a Florida corporation and wholly-owned Subsidiary of the Purchaser (“Alpha”), AlphaStaff Holdings, Inc., a Florida corporation and indirect, wholly-owned Subsidiary of the Purchaser (“Holdings”), Alpha NYPEO, Inc., a Florida corporation and indirect, wholly-owned Subsidiary of the Purchaser (“Alpha-NY”), AlphaStaff Systems V, Inc., a Florida corporation and indirect, wholly-owned Subsidiary of the Purchaser (“Systems-V”), and AlphaStaff 2, Inc., a Florida corporation and indirect, wholly-owned Subsidiary of the Purchaser (“Alpha-2”).

WHEREAS, the Company, directly and through the Company Subsidiaries, is engaged in the business of a professional employer organization at various locations in the United States (the “Business”); and

WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the Business, including the Shares (as defined below) and all of the assets of the Company Subsidiaries (as defined below), and in connection therewith the Purchaser is willing to assume all of the liabilities of the Company Subsidiaries, all upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Seller and the Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01     Certain Defined Terms.  For purposes of this Agreement:

“Acceleration Rate” means six percent per annum, compounded quarterly, and calculated on the basis of a 365-day year.

“Acquiring Subsidiaries” means, collectively, Alpha-NY, Alpha-2, Holdings and Systems-V and any other Subsidiaries of the Purchaser designated by the Purchaser as Acquiring Subsidiaries.

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Ancillary Agreements” means the Assignment of Intellectual Property, the Assumption Agreement, the Bill of Sale, the Client Assignments, the Escrow Agreement and the Transition Services Agreements.

“Annual Acceleration Payment Date” means the fifth Business Day following the Annual Acceleration Settlement Date.

“Annual Acceleration Statement” means a statement substantially in the form of Exhibit 2.08(a)-A hereto stating the Purchaser’s good faith computation of the Annual Acceleration Payment in accordance with the terms of this Agreement.

“Annual Acceleration Statement Date” means the date on which the Purchaser delivers the Annual Acceleration Statement to the Seller.

“Annual Payment” means $100,000.00.

“Assets” means the Purchased Assets and the assets and properties of the Company.

“Assignment of Intellectual Property” means the assignment of Intellectual Property to be executed by the Seller at the Closing, substantially in the form set forth in Exhibit 1.01(a).

“Assumption Agreement” means the Assumption Agreement to be executed by the Purchaser and the Company Subsidiaries at the Closing, substantially in the form set forth in Exhibit 1.01(b).

“Bill of Sale” means the Bill of Sale and Assignment to be executed by the Company Subsidiaries at the Closing, substantially in the form of Exhibit 1.01(c).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of Miami.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended through the Closing.

“Change of Control of the Purchaser” means the occurrence of any of the following:  (a) any Person other than Accretive, LLC or its Affiliates becomes a “beneficial owner” (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the then outstanding voting securities of the Purchaser, or the voting securities of any subsidiary of the Purchaser conducting a PEO Business and insured by Seller’s insurance company Subsidiaries or Affiliates, entitled to vote generally in the election of directors; (b) there is consummated a merger or consolidation of the Purchaser, or any subsidiary of the Purchaser conducting a PEO Business and insured by Seller’s insurance company Subsidiaries or Affiliates, with an Entity that is not controlled by Accretive, LLC or its Affiliates, other than a merger or consolidation that would result in the voting securities of the Purchaser or such subsidiary outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Purchaser, such subsidiary or the surviving entity immediately following such merger or consolidation; or (c) there is consummated an agreement for the sale or disposition by the Purchaser, or any subsidiary of the Purchaser conducting a PEO Business and insured by Seller’s insurance company Subsidiaries or Affiliates, of all or substantially all of the assets of the Purchaser or such subsidiary to a Person other than Accretive, LLC or its Affiliates.

“Change of Control Quarterly Payment” means $500,000.00.

“Claims” means any and all administrative, regulatory or judicial actions, suits, petitions, appeals, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements.

“Client Assignment” means the Client Assignment and Consent Agreement to be executed prior to the Closing by each SHRS Client and each SHRS ASO Client, substantially in the form of Exhibit 1.01(d).

“Closing Date Statement” means the final and binding Closing Balance Sheet and calculation of Net Working Capital based thereon as determined in accordance with the final sentence of Section 2.07(b) hereof or in accordance with Section 2.07(c) hereof, as applicable.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Common Stock” means the shares of common stock, $0.01 par value per share, of the Company.

“Company Intellectual Property” means Intellectual Property owned by the Company or any Company Subsidiary.

“Company IP Agreements” means (a) licenses of Intellectual Property material to the Business by the Company or any Company Subsidiary to any third party, (b) licenses of Intellectual Property that is material to the Business by any third party to the Company or any Company Subsidiary, (c) agreements between the Company or any Company Subsidiary and any third party relating to the development or use of Intellectual Property, the development or transmission of data, or the use, modification, framing, linking, advertisement, or other practices with respect to Internet web sites, in each case that is material to the Business, and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Company Intellectual Property that are material to the Business.

“Company Subsidiaries” means, collectively, SHRS-II, SHRS-III, SHRS-IV, SHRS-V, SHRS-VI, SHRS-VII, SHRS-VIII, SHRS-IX, SHRS-X, SHRS-XI, SHRS-XII and SHRS-LLC.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities permitting the owner to exercise such management authority, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Conveyance Taxes” means all sales, use, value added, transfer, stamp, stock transfer, real property transfer or gains and similar Taxes.

“Disclosure Letter” means the Disclosure Letter, dated as of the date hereof, delivered by the Seller to the Purchaser in connection with this Agreement.

“Employee-Leasing Arrangement” means an arrangement whereby an employee leasing company assigns its employees to a client and allocates the direction of and control over the leased employees between the leasing company and the client, as contemplated by Chapter 468, Part XI of the Florida Statutes or the comparable Law of a given state which governs such Employee-Leasing Arrangement.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and tax liens), charge, encumbrance, easement or restrictive covenant of record, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Entity” means a partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

“Environment” means surface waters, groundwaters, soil, subsurface strata and ambient air.

“Environmental Claims” means any Claims relating in any way to any Environmental Law or any Environmental Permit, including (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the Environment.

“Environmental Laws” means all Laws, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety, natural resources or Hazardous Materials, including CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 6901 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; the Atomic Energy Act, 42 U.S.C. §§ 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; and the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq.

“Environmental Permits” means all material permits, approvals, identification numbers, licenses and other authorizations required under or issued pursuant to any applicable Environmental Law.

“Escrow Account” means the escrow account designated by the Escrow Agent in accordance with the Escrow Agreement.

“Escrow Agent” means CSC Trust Company of Delaware, a Delaware corporation, or such other Person as may be mutually acceptable to the Seller and the Purchaser.

“Escrow Agreement” means an escrow agreement, dated on or before the Closing Date, in form and substance reasonably satisfactory to the Seller, the Purchaser and the Escrow Agent.

“Estimated Initial Payment Statement” means a statement substantially in the form of Exhibit 2.03(a)(i)-B hereto stating the Seller’s computation of the Estimated Initial Payment.

“Excluded Taxes” means (i) all Income Taxes owed by the Seller or any of its Affiliates other than the Company or the Company Subsidiaries for any period; (ii) [reserved]; (iii) all Taxes relating to the Purchased Assets, the Business or the Assumed Liabilities for any Pre-Closing Period; (iv) all Taxes of the Company or any Company Subsidiary for any Pre-Closing Period; (v) with respect to Straddle Periods, all Taxes of the Company or any Company Subsidiary which are allocable, pursuant to Section 7.01(b), to the portion of such period ending on the Closing Date; (vi) all Taxes of the Seller or any other Person (other than the Company or any Company Subsidiary) for which the Company or any Company Subsidiary may be liable by reason of being a member of a consolidated, combined, unitary or affiliated group that includes the Seller or such other Person prior to the Closing, by reason of entering into a tax sharing, tax indemnity or similar agreement with the Seller or such other Person prior to the Closing (other than this Agreement) or by reason of transferee or successor liability arising in respect of a transaction undertaken prior to the Closing; (vii) Taxes imposed on Purchaser or the Company or any Company Subsidiary as a result of any breach of warranty or misrepresentation under Section 3.31 hereof, or breach by the Seller of any covenant relating to Taxes; and (viii) any Tax refunds or Tax credits that were taken into account in calculating the Net Working Capital shown on the Closing Balance Sheet which are not received or utilized by the second anniversary of the Closing Date (and the Company shall specifically identify each such Tax refund or Tax credit as a schedule to the Closing Balance Sheet).

“Exclusivity Agreement” means that certain Exclusivity Agreement, dated September 9, 2009, by and among the Purchaser, the Seller and the Company.

“Existing Client” means any Entity engaged in an Employee-Leasing Arrangement with the Company or any of the Company Subsidiaries as of immediately prior to the Closing; provided, however, that if such Entity does not process a payroll payment through the Purchaser or any of its Subsidiaries prior to February 1, 2010 (or, if the Closing Date occurs after January 1, 2010, then the first day of the month following the first full month after the Closing Date), then such Entity shall not be considered an Existing Client for any purposes under this Agreement, except for purposes of federal, state and local employment Taxes.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Governmental Authority” means any federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means (a) petroleum and petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls and radon gas, (b) any other chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar import, under any applicable Environmental Law, and (c) any other chemical, material or substance which is regulated by any Environmental Law.

“Income Taxes” means Taxes imposed on or measured by reference to gross or net income or receipts, and franchise, net worth, capital or other doing business Taxes.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement to assure a creditor against loss, and (i) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means the Seller pursuant to Section 9.02 or the Purchaser pursuant to Section 9.03, as the case may be.

“Initial Earn-Out Payment Date” means the fifth Business Day following Initial Earn-Out Settlement Date.

“Initial Earn-Out Period” means the fiscal quarter beginning January 1, 2010 and ending March 31, 2010 (or, if the Closing Date occurs after January 1, 2010, then the fiscal period beginning on the Closing Date and ending March 31, 2010).

“Initial Earn-Out Reference Date” means the last calendar day of the Initial Earn-Out Period.

“Initial Earn-Out Statement” means a statement substantially in the form of Exhibit 2.03(a)(ii)-A hereto stating the Purchaser’s good faith computation of the Initial Earn-Out Payment in accordance with the terms of this Agreement.

“Initial Payment Date” means the fifth Business Day following Initial Payment Settlement Date; provided, however, that if the Initial Payment Settlement Date is on or before February 4, 2010, Initial Payment Date shall mean February 5, 2010.

“Initial Payment Statement” means a statement substantially in the form of Exhibit 2.03(a)(i)-A hereto stating the Purchaser’s good faith computation of the Initial Payment in accordance with the terms of this Agreement.

“Intellectual Property” means (i) patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, domain names, trade dress, logos, trade names, corporate names and other identifiers of source or goodwill, including registrations and applications for registration thereof and including the goodwill of the business symbolized thereby or associated therewith and common law rights, (iii) mask works and copyrights, including, but not limited to, copyrights in computer software, and registrations and applications for registration thereof, (iv) rights of publicity and (v) confidential and proprietary information, including Trade Secrets, know-how and invention rights.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge of the Seller” means the actual knowledge, upon reasonable inquiry, of Brian C. Sarisky, John T. Lacy, John Wisinger, Michael H. Lanza, Louise T. Elder, Anthony D. Harnett, Dale A. Thatcher, Mary B. Johnson and Sarita Chakravarthi.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law and Governmental Orders).

“Leased Real Property” means the real property leased by the Seller or any Affiliate of the Seller that is exclusively related to the Business, and the real property leased by the Company or any Company Subsidiary, in each case, as tenant, together with, to the extent leased by the Seller (in connection with the Business), the Company or any Company Subsidiary, pursuant to the terms of such lease, (i) all buildings and other structures, facilities or improvements currently located thereon and (ii) all buildings and other structures, facilities or improvements located thereon between the date hereof and the Closing, all fixtures, systems, equipment and items of personal property of the Seller (related to the Business), the Company or any Company Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Licensed Intellectual Property” means Intellectual Property licensed to the Company or any Company Subsidiary pursuant to the Company IP Agreements.

“Material Adverse Effect” means any circumstance, change in or effect (any such item, an “Effect”) on the Business, the Seller, the Company or any Company Subsidiary that, individually or in the aggregate with all other circumstances, changes in or effects on the Business, the Seller, the Company or any Company Subsidiary:  (a) is materially adverse to the business, operations, assets or liabilities, results of operations or the financial condition of the Company and the Company Subsidiaries, taken as a whole, or (b) is reasonably likely to materially adversely effect the ability of the Purchaser to operate or conduct the Business substantially in the manner in which it is currently or contemplated to be operated or conducted by the Seller, the Company or any Company Subsidiary; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect:  any adverse Effect attributable to (i) the announcement or pendency of the transactions contemplated by this Agreement; (ii) conditions affecting the industry in which the Company and the Company Subsidiaries participate, the U.S. economy as a whole or the capital markets in general or the markets in which the Company and the Company Subsidiaries participate; (iii) compliance with the terms of, or the taking of any action required or contemplated by, this Agreement; (iv) actions required to be taken under applicable law, contracts or agreements; (v) any change in GAAP or other accounting requirements or principles; (vi) an earthquake or other natural disaster; or (vii) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving the United States of America; unless, in the case of clauses (ii), (v), (vi) or (vii) above, such Effect would reasonably be expected to have a materially disproportionate adverse effect on or change in the business, operations, assets or liabilities, results of operations or the financial condition of the Company and the Company Subsidiaries, taken as a whole, relative to other affected Persons, taken as a whole.

“Net Working Capital” means, as of any date, the difference between (a) the consolidated current assets of the Company and the Company Subsidiaries, and (b) the consolidated current liabilities of the Company and the Company Subsidiaries. Net Working Capital shall be determined in accordance with GAAP and in a manner consistent with that used to prepare the Reference Balance Sheet, provided that if there is a conflict between GAAP and the manner in which the Reference Balance Sheet was prepared, GAAP will nonetheless be applied in the determination of Net Working Capital.  For all purposes of Net Working Capital, intercompany accounts shall be settled or eliminated.

“Owned Intellectual Property” means, collectively, the Seller Intellectual Property and Company Intellectual Property.

“Owned Real Property” means (a) the real property in which the Seller or any Affiliate of the Seller has fee title (or equivalent) interest that is used exclusively in the Business, together with all buildings and other structures, facilities or improvements currently located thereon and all easements, licenses, rights and appurtenances of record relating to the foregoing, and (b) the real property in which the Company or any Company Subsidiary has fee title (or equivalent) interest, together with all buildings and other structures, facilities or improvements currently located thereon and all easements, licenses, rights and appurtenances of record relating to the foregoing.

“Payment Date” means any of the Initial Payment Date, the Initial Earn-Out Payment Date, an Annual Payment Date or a Quarterly Earn-Out Payment Date.

“PEO Approvals” means the consents, approvals and authorizations necessary for the consummation of the transactions contemplated by this Agreement listed on Section 3.07(a) of the Disclosure Letter.

“Permitted Encumbrances” means the following:  (a) liens for Taxes not yet due and payable for which adequate reserves have been maintained in accordance with GAAP; (b) Encumbrances imposed by Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of $5,000 in the case of a single property or $50,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) survey exceptions, easements, licenses, covenants, rights-of-way, rights of re-entry, zoning, building, subdivision or other similar requirements or restrictions, environmental restrictions on the use of any Real Property (including deed restrictions), or other customary encumbrances on title to real property that do not, individually or in the aggregate, materially adversely affect the value of or the use of such property; and (e) statutory Encumbrances of landlords for amounts not yet due and payable.

“Person” means any individual or Entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Post-Closing Period” means any taxable period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or prior to Closing Date.

“Purchase Price” means an amount equal to the aggregate of the Initial Payment, the Initial Earn-Out Payment, the Subsequent Payment and the Quarterly Earn-Out Payments.

“Purchase Price Bank Account” means a bank account in the United States to be designated by the Seller from time to time in a written notice to the Purchaser; provided that such written notice must be received by the Purchaser at least three Business Days before a given Payment Date to be effective for such Payment Date.

“Purchased Assets” means, collectively, all of the assets and properties of the Company Subsidiaries.

“Purchaser ASO Client” means an Entity for which the Purchaser or any of its Subsidiaries provides administrative services only through an administrative services agreement.

“Purchaser ASO Employee” means an individual employed by a Purchaser ASO Client.

“Purchaser WSEE” means an individual employed by the Purchaser or any of its Subsidiaries pursuant to an Employee-Leasing Arrangement.

“Quarterly Acceleration Payment Date” means the fifth Business Day following the Quarterly Acceleration Settlement Date.

“Quarterly Earn-Out Payment Date” means, for any given Quarterly Earn-Out Period the fifth Business Day following the Quarterly Earn-Out Settlement Date for such Quarterly Earn-Out Period.

“Quarterly Earn-Out Period” means a fiscal quarter beginning with the start of the fiscal quarter ending June 30, 2010 and ending with the end of the fiscal quarter ending March 31, 2020.

“Quarterly Earn-Out Reference Date” means the last calendar day of a Quarterly Earn-Out Period.

“Quarterly Earn-Out Statement” means a statement substantially in the form of Exhibit 2.03(a)(iv)-A hereto stating the Purchaser’s good faith computation of a Quarterly Earn-Out Payment in accordance with the terms of this Agreement.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Receivables” means any and all accounts receivable, notes, refunds from customers, suppliers or Governmental Authorities, Tax refunds and other amounts receivable from third parties, including customers and employees, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.

“Reference Statement Date” means July 31, 2009.

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the Environment.

“Remedial Action” means all action to (a) clean up, remove, treat or handle in any other way Hazardous Materials in the Environment; (b) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the Environment; or (c) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance and monitoring.

“Seller Intellectual Property” means Intellectual Property owned by the Seller and used in connection with the Business.

“Seller’s Accountants” means KPMG LLP, independent accountants of the Seller.

“Shares” means all of the issued and outstanding shares of Common Stock, including all of the issued and outstanding limited liability company membership interests into which such shares of Common Stock may be converted or exchanged upon the Conversion as contemplated by Section 5.20 hereof.

“SHRS ASO Client” means an Entity for which the Company or Company Subsidiaries provides administrative services only through an administrative services agreement.  Listed in Section 3.25(b) of the Disclosure Letter is a true and complete list of the names, addresses and number of employees of all SHRS ASO Clients.

“SHRS ASO Employee” means an individual employed by an SHRS ASO Client.

“SHRS Client” means an Entity engaged in an Employee-Leasing Arrangement with the Company or any of the Company Subsidiaries.

“SHRS WSEE” means an individual co-employed by the Company or any of the Company Subsidiaries and any SHRS Client pursuant to an Employee-Leasing Arrangement.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Subsequent Quarterly Period” means a Quarterly Earn-Out Period, the Quarterly Earn-Out Reference Date for which is subsequent to the Quarterly Acceleration Statement Date.

“Subsidiaries” means, with respect to a Person, any Entity controlled by such Person directly or indirectly through one or more intermediaries.

“Target NWC” means $3,000,000.

“Tax” or “Taxes” means (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, unemployment, retirement, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (iii) any liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person, including, in each of clauses (i), (ii) and (iii), with respect to any Purchaser WSEE or SHRS WSEE, as the case may be.

“Tax Returns” means any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Tax authority relating to Taxes, including any schedule or attachment thereto or any amendment thereof.

“Trade Secrets” means trade secrets, know-how and other confidential or proprietary technical, business and other information, including manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, and all rights in any jurisdiction to limit the use or disclosure thereof.

“Transferred ASO Client” means an SHRS ASO Client as of immediately prior to the Closing; provided, however, that if such Entity does not process a payroll payment through the Purchaser or any of its Subsidiaries prior to February 1, 2010 (or, if the Closing Date occurs after January 1, 2010, then the first day of the month following the first full month after the Closing Date), then such Entity shall not be considered a Transferred ASO Client for any purposes under this Agreement, except for purposes of federal, state and local employment Taxes.

“Transferred ASO Closing Employee” means an individual employed by a Transferred ASO Client as of immediately prior to the Closing.

“Transferred ASO Employee” means an individual employed by a Transferred ASO Client.

“Transferred WSEE” means an SHRS WSEE co-employed by an Existing Client as of immediately prior to the Closing.

“WARN Act” means that Worker Adjustment and Retraining Notification Act of 1988, and the regulations promulgated thereunder.

SECTION 1.02        Definitions.  The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“Acceleration Notice”	2.08(d)
“Accountant Statement”	2.07(c)(i)
“Agreement”	Preamble
“Allocation”	2.03(b)
“Annual Acceleration Payment”	Exhibit 2.08(a)
“Annual Acceleration Settlement Date”	Exhibit 2.08(a)
“Annual Payment Date”	2.03(a)(iii)
“Alpha”	Recitals
“Alpha-NY”	Recitals
“Alpha-2”	Recitals
“Bank Accounts”	3.24
“Business”	Recitals
“Closing”	2.04
“Closing Balance Sheet”	2.07(b)
“Closing Date”	2.04
“Closing Time”	2.04
“COBRA”	3.27(i)
“Common ASO Client”	Exhibit 2.03(a)(iv)
“Common ASO Client Employee”	Exhibit 2.03(a)(iv)
“Common ASO Client Payment”	Exhibit 2.03(a)(iv)
“Common ASO Client Quarterly Payment”	Exhibit 2.03(a)(iv)
“Common Broker”	Exhibit 2.03(a)(iv)
“Common Broker Consideration Percentage”	Exhibit 2.03(a)(iv)
“Common Client”	Exhibit 2.03(a)(iv)
“Common Client Payment”	Exhibit 2.03(a)(iv)
“Common Client Quarterly Payment”	Exhibit 2.03(a)(iv)
“Common Client WSEE”	Exhibit 2.03(a)(iv)
“Company”	Recitals
“Company Plan”	3.27(a)
“Conversion”	5.20
“Customer Policy”	3.32
“Determining Accounting Firm”	Exhibit 2.03(a)(i)
“Employee Amounts”	6.02
“ERISA”	3.27(a)
“ERISA Affiliate”	3.27(a)
“Estimated Initial Payment”	Exhibit 2.03(a)(i)
“Excluded Contracts”	5.14
“Existing Client”	Exhibit 2.03(a)(iv)
“Existing Client Acceleration”	Exhibit 2.08(b)

Definition	Location
“Existing Client Acceleration Payment”	Exhibit 2.08(b)
“Existing Client Acceleration WSEEs”	Exhibit 2.08(b)
“Existing Client Quarterly Payment”	Exhibit 2.03(a)(iv)
“Existing Client WSEE”	Exhibit 2.03(a)(iv)
“Financial Statements”	3.10(ii)
“Holdings”	Recitals
“Initial Earn-Out Payment”	Exhibit 2.03(a)(ii)
“Initial Earn-Out Settlement Date”	Exhibit 2.03(a)(ii)
“Initial Payment”	Exhibit 2.03(a)(i)
“Initial Payment Settlement Date”	Exhibit 2.03(a)(i)
“Litigation Losses”	3.15
“Loss”	9.02
“Material Contracts”	3.18(a)
“MCWCPs”	5.09(b)
“Merger”	5.19
“New ASO Client”	Exhibit 2.03(a)(iv)
“New ASO Client Employee”	Exhibit 2.03(a)(iv)
“New ASO Client Quarterly Payment”	Exhibit 2.03(a)(iv)
“New Client”	Exhibit 2.03(a)(iv)
“New Client Quarterly Payment”	Exhibit 2.03(a)(iv)
“New Client WSEE”	Exhibit 2.03(a)(iv)
“Non-PEO Business Affiliate”	5.09(b)
“Permits”	3.07(b)
“Plans”	3.27(a)
“Purchaser”	Preamble
“Purchaser Indemnified Party”	9.02
“Quarterly Acceleration Payment”	Exhibit 2.08(b)
“Quarterly Acceleration Settlement Date”	Exhibit 2.08(b)
“Quarterly Acceleration Statement”	Exhibit 2.08(b)
“Quarterly Acceleration Statement Date”	Exhibit 2.08(b)
“Quarterly Acceleration Transferred ASO Closing Employees”	Exhibit 2.08(b)
“Quarterly Acceleration Transferred WSEEs”	Exhibit 2.08(b)
“Quarterly Earn-Out Payment”	Exhibit 2.03(a)(iv)
“Quarterly Earn-Out Settlement Date”	Exhibit 2.03(a)(iv)
“Reference Balance Sheet”	2.07(a)
“Reference NWC”	2.07(a)
“Restricted Period”	5.08
“Reviewing Accountants”	2.07(c)(i)
“Selective Agent”	Exhibit 2.03(a)(iv)
“Seller”	Preamble
“Seller Indemnified Party”	9.03
“Seller Marks”	5.07
“Set-Off Excess Amount”	9.06

Definition	Location

“Share Purchase”	2.04
“Shortfall Amount”	2.07(d)
“SHRS-II”	Recitals
“SHRS-III”	Recitals
“SHRS-IV”	Recitals
“SHRS-IX”	Recitals
“SHRS-LLC”	Recitals
“SHRS-V”	Recitals
“SHRS-VI”	Recitals
“SHRS-VII”	Recitals
“SHRS-VIII”	Recitals
“SHRS-X”	Recitals
“SHRS-XI”	Recitals
“SHRS-XII”	Recitals
“Statement of Objection”	2.03(b)
“Subsequent Payment”	2.03(a)(iii)
“Systems-V”	Recitals
“Tangible Personal Property”	3.22(a)
“Terminated Employee”	6.01
“Third Party Claim”	9.05(b)
“Transferred ASO Quarterly Payment”	Exhibit 2.03(a)(iv)
“Transferred ASO Acceleration”	Exhibit 2.08(b)
“Transferred ASO Acceleration Employees”	Exhibit 2.08(b)
“Transferred ASO Acceleration Payment”	Exhibit 2.08(b)
“Wind-down Period”	5.07

SECTION 1.03           Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)           when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated;

(b)           the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)           whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)           the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)           all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)           the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g)           references to a Person are also to its successors and permitted assigns; and

(h)           the use of  “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

PURCHASE AND SALE

SECTION 2.01           Purchase and Sale of the Business.  Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall purchase the Business as a going concern as set forth in this Section 2.01.

(a)           Purchase and Sale of Assets.  First, upon the terms and subject to the conditions of this Agreement, at the Closing, the Company Subsidiaries shall, and the Seller shall cause the Company Subsidiaries to, sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Purchaser, by and through the Acquiring Subsidiaries, and the Purchaser, by and through the Acquiring Subsidiaries, shall purchase from the Company Subsidiaries, the Purchased Assets.  It is acknowledged and agreed that the Purchaser shall determine in its sole discretion prior to the Closing Date to which Acquiring Subsidiary each Purchased Asset shall be sold, and such determination shall be reflected in the Assignment of Intellectual Property, Assumption Agreement, Bill of Sale and Assignment or Client Assignment and Consent Agreement, as applicable.

(b)           Purchase and Sale of the Shares.  Second, upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Purchaser, by and through Alpha, the Shares, and the Purchaser, by and through Alpha, shall purchase the Shares.

SECTION 2.02          Assumption of Liabilities.  Upon the terms and subject to the conditions of this Agreement, at the Closing, the Purchaser shall assume and shall agree to pay, perform and discharge all Liabilities of the Company Subsidiaries (the “Assumed Liabilities”).

SECTION 2.03          Purchase Price; Allocation of Purchase Price.  (a) Subject to the adjustments set forth in Section 2.07, the Purchase Price acceleration provisions set forth in Section 2.08 and the set-off provisions set forth in Section 9.06, the Purchaser shall pay the Purchase Price for the Shares, the Purchased Assets and the covenants contained in Section 5.08.  The Purchaser shall deduct from the Purchase Price (including any amounts payable under Section 2.07) any amounts required to be withheld and deducted under the Code or other applicable Tax Law.  Any amounts so deducted shall be remitted by the Purchaser to the appropriate Governmental Authority on a timely basis and such deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Seller.  The Purchaser shall make payment on account of the Purchase Price as follows:

(i)           Initial Payment

(A)           On the Closing Date, the Purchaser shall pay to the Seller the Estimated Initial Payment, as set forth on Exhibit 2.03(a)(i); provided, however, that in the event that the Closing Date is not a Business Day, the Purchaser shall deliver, no later than two Business Days prior to the Closing Date, the Estimated Initial Payment to the Escrow Account to be held in escrow by the Escrow Agent until the Closing.  If the Estimated Initial Payment has been delivered by the Purchaser to the Escrow Account to be held in escrow by the Escrow Agent and, for any reason, including by fault of the Purchaser, the Closing does not occur on the Closing Date, the Escrow Agent shall, subject to the terms and conditions set forth in the Escrow Agreement, return the Estimated Initial Payment to the Purchaser, including any proceeds thereof, on the first Business Day following the Closing Date.

(B)           The Purchaser shall pay to the Seller the Initial Payment, less the Estimated Initial Payment, on the Initial Payment Date, as set forth on Exhibit 2.03(a)(i); provided, however, that in the event the Estimated Initial Payment is greater than the Initial Payment, the Seller shall instead pay to the Purchaser on the Initial Payment Date an amount equal to the difference between the Estimated Initial Payment and the Initial Payment.

(ii)          The Purchaser shall pay to the Seller the Initial Earn-Out Payment on the Initial Earn-Out Payment Date, as set forth on Exhibit 2.03(a)(ii).

(iii)         The Purchaser shall pay to the Seller an Annual Payment on the one-year anniversary of the Closing Date, or, if such date is not a Business Day, the first Business Day following such date, and on each of the succeeding nine anniversaries of the Closing Date, or, if any such date is not a Business Day, the first Business Day following such date (each such date an “Annual Payment Date” and such ten Annual Payments, collectively, the “Subsequent Payment”).

(iv)         The Purchaser shall pay to the Seller the Quarterly Earn-Out Payment for each Quarterly Earn-Out Period on the respective Quarterly Earn-Out Payment Date for such Quarterly Earn-Out Period, as set forth on Exhibit 2.03(a)(iv); provided, however, that in the event that the Purchaser pays the Change of Control Quarterly Payment, the Purchaser shall offset all subsequent payments of the Quarterly Earn-Out Payment against such Change of Control Quarterly Payment until the aggregate amount of such offsets is equal to the Change of Control Quarterly Payment.

(v)          All payments made pursuant to this Section 2.03 shall be made by wire transfer of immediately available funds.  Except as set forth in Section 2.03(a)(i)(A), all payments made by the Purchaser to the Seller pursuant to this Section 2.03 shall be made to the Purchase Price Bank Account.  All payments made by the Seller to the Purchaser pursuant to this Section 2.03 shall be made to an account designated in writing by the Purchaser.

(b)           The sum of the Purchase Price and the Assumed Liabilities shall be allocated among the Shares, the Purchased Assets and the covenants contained in Section 5.08 as of the Closing in a manner reasonably determined in good faith by the Purchaser and the Seller prior to the Closing Date and set forth in writing (the “Allocation”); provided, however, that, if the Purchaser and Seller are unable to agree on the Allocation prior to December 11, 2009, either the Purchaser or the Seller may elect to have the Allocation determined by the Reviewing Accountants, the fees of which shall be borne evenly between the Purchaser and the Seller.  Any subsequent adjustments to the sum of the Purchase Price and Assumed Liabilities shall be reflected in the Allocation in a manner consistent with Section 1060 of the Code and the Regulations thereunder.  For all Tax purposes, the Purchaser and the Seller agree that the transactions contemplated in this Agreement shall be reported in a manner consistent with the terms of this Agreement, including the Allocation, and that none of them will take any position inconsistent therewith in any Tax Return, in any refund claim, in any litigation, or otherwise.  Each of the Seller and the Purchaser agrees to cooperate with the other in preparing IRS Form 8594, and to furnish the other with a copy of such Form prepared in draft form within a reasonable period before its filing due date.

SECTION 2.04          Closing.  Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares and the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Greenberg Traurig, P.A., 1221 Brickell Avenue, Miami, Florida 33131 beginning at 12:00 A.M. Miami time (the “Closing Time”) on a date to be specified by the Seller and the Purchaser, which date shall not be later than the fifth Business Day following the satisfaction or waiver (to the extent permitted by Law) of all of the conditions to Closing set forth in Article VIII of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by Law) of those conditions), or at such other place, date and time as shall be agreed upon in writing by the parties hereto.  The date on which the Closing takes place shall be referred to herein as the “Closing Date”.  The parties hereto acknowledge and agree that the Closing Date shall be January 1, 2010, subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions thereto, unless the Seller shall have elected to extend the Outside Date, as provided in Section 10.01(a)(i).  At the Closing, the closing of the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall occur at 12:01 A.M. Miami time on the Closing Date, the closing of the Merger shall occur at 12:02 A.M. Miami time on the Closing Date and the sale and purchase of the Shares contemplated by this Agreement (the “Share Purchase”) shall occur at 12:03 A.M. Miami time on the Closing Date, unless otherwise mutually agreed upon in writing by the Seller and the Purchaser.

SECTION 2.05           Closing Deliveries by the Seller.  At the Closing, the Seller shall deliver or cause the Company or the Company Subsidiaries to deliver to the Purchaser:

(a)           an executed instrument of assignment of limited liability company interests, in form reasonably satisfactory to the Purchaser, evidencing the transfer of the Shares;

(b)           the Bill of Sale, Assignment of Intellectual Property and Client Assignments;

(c)           executed counterparts of the Assumption Agreement;

(d)           executed counterparts of each Ancillary Agreement to which the Seller, the Company or a Company Subsidiary is a party other than the Ancillary Agreements delivered pursuant to Section 2.05(b) and (c);

(e)           a true and complete copy, certified by the Secretary or an Assistant Secretary of the Seller, of the resolutions duly and validly adopted by the Board of Directors of the Seller evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which the Seller is a party and the consummation of the transactions contemplated hereby and thereby;

(f)           a true and complete copy, certified by the Secretary or an Assistant Secretary of the Company, of the resolutions duly and validly adopted by the Board of Directors of the Company evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby;

(g)           true and complete copies, certified by the Secretary or an Assistant Secretary of each Company Subsidiary, of the resolutions duly and validly adopted by the Board of Directors of such Company Subsidiary evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which such Company Subsidiary is a party and the consummation of the transactions contemplated hereby and thereby;

(h)           a certificate of the Secretary or an Assistant Secretary of the Seller certifying the names and signatures of the officers of the Seller authorized to sign this Agreement and the Ancillary Agreements and the other documents to be delivered hereunder and thereunder;

(i)            a certificate of the Secretary or an Assistant Secretary of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement and the Ancillary Agreements and the other documents to be delivered hereunder and thereunder;

(j)            a certificate of the Secretary or an Assistant Secretary of each Company Subsidiary certifying the names and signatures of the officers of such Company Subsidiary authorized to sign this Agreement and the Ancillary Agreements and the other documents to be delivered hereunder and thereunder;

(k)           a certificate of a duly authorized officer of the Seller certifying as to the matters set forth in Section 8.02(a);

(l)            the resignations, effective as of the Closing, of all of the directors and officers of the Company, except for such persons as shall have been designated in writing prior to the Closing by the Purchaser to the Seller (and approved by the Seller);

(m)          a copy of (i) the Articles of Incorporation, as amended (or similar organizational documents), of the Company, certified by the Secretary of State of the jurisdiction in which such entity is incorporated or organized, as of a date not earlier than ten Business Days prior to the Closing and accompanied by a certificate of the Secretary or Assistant Secretary of such entity, dated as of the Closing, stating that no amendments have been made to such Articles of Incorporation (or similar organizational documents) since such date, and (ii) the By-laws (or similar organizational documents) of the Company, certified by the Secretary or Assistant Secretary of such entity;

(n)           a certificate of non-foreign status executed by the Seller (in a form reasonably acceptable to the Purchaser) pursuant to Section 1.1445-2(b)(2) of the Regulations;

(o)           good standing certificates for the Company and for each Company Subsidiary from the Secretary of State of the jurisdiction in which case such entity is incorporated or organized, in each case dated as of a date not earlier than ten Business Days prior to the Closing;

(p)           a schedule of all SHRS Clients as of no earlier than three Business Days prior to the Closing Date with an indication of those SHRS Clients that have executed a Client Assignment as of such date;

(q)           evidence, reasonably satisfactory to the Purchaser, of receipt of those consents set forth in Section 8.02(c) of the Disclosure Letter;

(r)            evidence, reasonably satisfactory to the Purchaser, of the termination or amendment of the Excluded Contracts;

(s)           evidence, reasonably satisfactory to the Purchaser, that the Merger will become effective at 12:02 A.M. on the Closing Date;

(t)            evidence, reasonably satisfactory to the Purchaser, of the Conversion;

(u)           such documents and information as the Purchaser may reasonably request to transfer control of the Bank Accounts to the Purchaser;

(v)           evidence, reasonably satisfactory to the Purchaser, that the Seller has taken the actions set forth in Section 6.01;

(w)          the general release and discharge from the Seller in form attached hereto as Exhibit 5.10; and

(x)           all original corporate books and records of the Company and the Company Subsidiaries that are not present at the Leased Real Property.

SECTION 2.06           Closing Deliveries by the Purchaser.  At the Closing, the Purchaser shall deliver to the Seller:

(a)           the Estimated Initial Payment;

(b)           executed counterparts of the Assumption Agreement and the Assignment of Intellectual Property;

(c)           executed counterparts of each Ancillary Agreement (other than the Ancillary Agreements delivered pursuant to Section 2.06(b)) to which the Purchaser is a party;

(d)           a true and complete copy, certified by the Secretary or an Assistant Secretary of the Purchaser, of the resolutions duly and validly adopted by the Board of Directors of the Purchaser evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby;

(e)           true and complete copies, certified by the Secretary or an Assistant Secretary of Alpha and the Acquiring Subsidiaries, of the resolutions duly and validly adopted by the Board of Directors of each of Alpha and the Acquiring Subsidiaries evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which such Entity is a party and the consummation of the transactions contemplated hereby and thereby;

(f)           a certificate of the Secretary or an Assistant Secretary of the Purchaser certifying the names and signatures of the officers of the Purchaser authorized to sign this Agreement and the other documents to be delivered hereunder;

(g)           a certificate of the Secretary or an Assistant Secretary of Alpha and the Acquiring Subsidiaries certifying the names and signatures of the officers of Alpha and the Acquiring Subsidiaries authorized to sign this Agreement and the other documents to be delivered hereunder; and

(h)           a certificate of a duly authorized officer of the Purchaser certifying as to the matters set forth in Section 8.01(a).

SECTION 2.07           Post-Closing Adjustment of Purchase Price.  The Purchase Price shall be subject to adjustment after the Closing as specified in this Section 2.07:

(a)           Reference Balance Sheet. Attached hereto as Exhibit 2.07(a) is the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of July 31, 2009 (the “Reference Balance Sheet”) and the calculation of the Net Working Capital as of July 31, 2009 calculated in reference thereto (the “Reference NWC”).

(b)           As promptly as practicable, but in any event within the earlier of (i) 90 calendar days following the Closing Date or (ii) 10 calendar days following the completion of the audit of the Company for the fiscal year ending December 31, 2009, the Purchaser shall deliver to the Seller an unaudited consolidated balance sheet of the Company and Company Subsidiaries as of 11:59 p.m. on the date immediately preceding the Closing Date (the “Closing Balance Sheet”) and a calculation of Net Working Capital based on such Closing Balance Sheet.  The Closing Balance Sheet shall be prepared in accordance with GAAP and in a manner consistent with that used to prepare the Reference Balance Sheet and the Net Working Capital shall be calculated in the same manner as was used to calculate the Reference NWC; provided, however, that if there is a conflict between GAAP and the manner in which the Reference Balance Sheet was prepared, GAAP will nonetheless be applied in the preparation of the Closing Balance Sheet.  Unless within 15 calendar days after its receipt of the Closing Balance Sheet, the Seller shall deliver to the Purchaser a statement describing its objections to the Closing Balance Sheet (a “Statement of Objection”), the Net Working Capital as set forth on the Closing Balance Sheet shall be final and binding on the parties hereto and the Closing Balance Sheet shall be the final Closing Date Statement hereunder.

(c)           Disputes.

(i)           If the Seller shall deliver to the Purchaser a timely Statement of Objection, the Seller and the Purchaser and their respective independent accountants shall negotiate in good faith and use commercially reasonable efforts to resolve any dispute.  If a resolution is reached, such resolution shall be final and binding on the parties and the Net Working Capital shall be set forth on a mutually acceptable statement and such statement shall be the Closing Date Statement.  If a final resolution is not reached within 30 days after the Seller has submitted its Statement of Objection, any remaining disputes shall be resolved by Ernst & Young LLP or such other independent accounting firm of national reputation as may be mutually acceptable to the Seller and the Purchaser (the “Reviewing Accountants”).  The Reviewing Accountants shall be instructed to review this Agreement and the disputed items or amounts for the purpose of calculating Net Working Capital (it being understood that in making such calculation, the Reviewing Accountants shall be functioning as an expert and not as an arbitrator).  In making such calculation, the Reviewing Accountants shall consider only those items or amounts in the Closing Balance Sheet and the Purchaser’s calculation of Net Working Capital as to which the Seller has disagreed.  The Reviewing Accountants’ determination of any disputed items or amounts and the calculation of Net Working Capital shall be within the range of the amount thereof shown in the Closing Balance Sheet and the amount shown in the Statement of Objection.  The Reviewing Accountants shall deliver to the Purchaser and the Seller, as promptly as practicable (but in any case no later than 30 days from the date of engagement of the Reviewing Accountants), a statement (the “Accountant Statement”) setting forth such calculation of Net Working Capital.  Such statement shall be final, binding and conclusive upon the Purchaser and the Seller, and the Accountant Statement shall be the Closing Date Statement.

(ii)          The fees and expenses of the Reviewing Accountants shall be borne by the Purchaser and the Seller in inverse proportion as they may prevail on matters resolved by the Reviewing Accountants, and such proportionate allocation shall also be determined by the Reviewing Accountants when their determination is rendered on the merits of the matter submitted.  For illustration purposes only, (i) if the total amount of disputed items by the Seller is $100,000 and the Purchaser is awarded $50,000 by the Reviewing Accountants, then the Seller and the Purchaser shall bear the Reviewing Accountants’ fees and expenses equally; or (ii) if the total amount of disputed items by the Seller is $100,000 and the Purchaser is awarded $75,000 by the Reviewing Accountants, then the Purchaser shall bear 25% and the Seller shall bear 75% of the Reviewing Accountants’ fees and expenses.  The Seller and the Purchaser shall cooperate with each other and any Reviewing Accountants in connection with the matters contemplated by this Section 2.07, in each case including by furnishing such information and access to books, records (including accountants’ work papers), personnel and properties as may be reasonably requested.

(iii)         In acting under this Agreement, the Reviewing Accountants shall be entitled to the privileges and immunities of arbitrators, but shall not otherwise be deemed to be arbitrators for purposes of this Agreement or any other purpose.

(d)           Purchase Price Adjustment.  If the Net Working Capital shown on the Closing Date Statement is greater than the Target NWC (the value of such excess, the “Excess Amount”), the Purchaser shall promptly, and in any case within five Business Days after the date that the Closing Date Statement becomes final, pay to the Seller the Excess Amount.  If the Net Working Capital shown on the Closing Date Statement is less than the Target NWC (the absolute value of such shortfall, the “Shortfall Amount”), the Seller shall promptly, and in any case within five Business Days after the date that the Closing Date Statement becomes final, pay to the Purchaser the Shortfall Amount.

SECTION 2.08          Purchase Price Acceleration.  (a) At any time following the one-year anniversary of the Closing Date, the Purchaser may, in its sole discretion, pay in full the remaining Annual Payments to be paid pursuant to Section 2.03(a)(iii) by paying to the Seller the Annual Acceleration Payment on the Annual Acceleration Payment Date, as set forth on Exhibit 2.08(a).

(b)           At any time following the one-year anniversary of the Closing Date, the Purchaser may, in its sole discretion, pay in full that portion of the remaining Quarterly Earn-Out Payments to be paid pursuant to Section 2.03(a)(iv) relating to Existing Client WSEEs and Transferred ASO Employees, by paying to the Seller the Quarterly Acceleration Payment on the Quarterly Acceleration Payment Date, as set forth on Exhibit 2.08(b).

(c)           For the avoidance of doubt, the Purchaser shall not be entitled to accelerate the New Client Quarterly Payments or the Common Client Quarterly Payments, and the Purchaser shall be obligated to continue to make such payments in accordance with Section 2.03(a)(iv) notwithstanding any acceleration under Sections 2.08(a) and (b) above.

(d)           In the event that after the Closing Date (A) there occurs a Change of Control of the Purchaser or (B) the Purchaser, the Company or the Company Subsidiaries make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Purchaser or any Subsidiary of the Purchaser conducting a PEO Business and insured by the Seller’s insurance company Subsidiaries or Affiliates seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization, the Seller may, in either case in its sole discretion, upon notice to the Purchaser (such notice, the “Acceleration Notice”), elect to have paid in full by the Purchaser (i) the remaining Annual Payments to be paid pursuant to Section 2.03(a)(iii) by payment to the Seller of the Annual Acceleration Payment on the Annual Acceleration Payment Date as set forth on Exhibit 2.08(a) (provided that for purposes of this Section 2.08(d), the Purchaser shall deliver the Annual Acceleration Statement to the Seller within 5 Business Days of receipt of the Acceleration Notice) and (ii) the Change of Control Quarterly Payment, provided, however, that if the Quarterly Acceleration Payment payable if the date of receipt of the Acceleration Notice were the Quarterly Acceleration Payment Date is less than $500,000, then the Purchaser shall pay to the Seller an amount equal to Quarterly Acceleration Payment in full satisfaction of the payment required by clause (ii) above.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE SELLER

As an inducement to the Purchaser to enter into this Agreement, except as set forth in the Disclosure Letter (it being understood that: (i) the Disclosure Letter has been arranged for purposes of convenience in separately titled sections corresponding to the Sections of this Article III; (ii) each section of the Disclosure Letter shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Letter to the extent it is reasonably apparent on its face that such information is relevant to such other section of the Disclosure Letter; and (iii) capitalized terms used in the Disclosure Letter and not otherwise defined therein shall have the meanings given to them in this Agreement), the Seller hereby represents to the Purchaser as follows:

SECTION 3.01          Organization, Authority and Qualification of the Seller.  The Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified and in good standing would not (a) adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements or (b) adversely affect the ability of the Seller, the Company and the Subsidiaries to conduct the Business.  The execution and delivery of this Agreement and the Ancillary Agreements by the Seller, the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Seller and its stockholders.  This Agreement has been, and upon their execution the Ancillary Agreements shall have been, duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and upon their execution the Ancillary Agreements shall constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

SECTION 3.02           Organization, Authority and Qualification of the Company.  (a)  As of the date hereof, the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.  As of the Closing Date, the Company will be a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  The Company has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business substantially as it is currently conducted.  Except as would not reasonably be expected to have a Material Adverse Effect, the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable.  True and correct copies of the Articles of Incorporation and By-laws of the Company, each as in effect on the date hereof, have been delivered by the Seller to the Purchaser.

(b)           The execution by the Company of this Agreement and each Ancillary Agreement to which it is a party has been duly authorized by all requisite action on the part of the Company and its stockholders.

SECTION 3.03           Subsidiaries.  (a) Section 3.03(a) of the Disclosure Letter sets forth a true and complete list of all Subsidiaries of the Company, listing for each Subsidiary its name, type of entity and the jurisdiction and date of its incorporation or organization.

(b)           Other than the Company Subsidiaries, there are no other Entities in which the Company or any Company Subsidiary owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.  Other than the Company Subsidiaries, neither the Company nor any Company Subsidiary is a member of (nor is any part of the Business conducted through) any partnership nor is the Company or any Company Subsidiary a participant in any joint venture or similar arrangement.

(c)           Each Company Subsidiary that is a corporation:  (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all necessary power and authority to own, operate or lease the material properties and assets now owned, operated or leased by such Company Subsidiary and to carry on its business substantially as it is currently conducted by such Company Subsidiary and (iii) except as would not reasonably be expected to have a Material Adverse Effect, is duly licensed or qualified to do business and is in good standing in each jurisdiction in the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable.  Each Company Subsidiary that is not a corporation:  (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has all necessary power and authority to own, operate or lease the material properties and assets now owned, operated or leased by such Company Subsidiary and to carry on its business substantially as it is currently conducted by such Company Subsidiary and (iii) except as would not reasonably be expected to have a Material Adverse Effect, is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable.

(d)           The execution by each Company Subsidiary of this Agreement and each Ancillary Agreement to which it is a party has been duly authorized by all requisite action on the part of such Company Subsidiary.

(e)           True and complete copies of the certificate of incorporation and by-laws (or similar organizational documents), in each case as in effect on the date hereof, of each Company Subsidiary have been delivered by the Seller to the Purchaser.

SECTION 3.04          Capitalization.  (a) As of the date hereof, the authorized capital stock of the Company consists of 5,000,000 shares of Common Stock, 1,000,000 shares of which are issued and outstanding, all of which are validly issued, fully paid and nonassessable.  None of the issued and outstanding shares of Common Stock was issued in violation of any preemptive rights.  There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Shares or obligating either the Seller or the Company to issue or sell any Shares, or any other interest in, the Company.  There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Common Stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.  The Shares constitute all of the issued and outstanding capital stock or membership interests, as the case may be, of the Company and are owned of record and beneficially by the Seller free and clear of all Encumbrances.  Upon consummation of the transactions contemplated by this Agreement, the Purchaser will own all the issued and outstanding equity interests of the Company free and clear of all Encumbrances.  There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

(b)           All the outstanding shares of capital stock or other equity interests of each Company Subsidiary are validly issued and free of preemptive rights and are owned by the Company, whether directly or indirectly, free and clear of all Encumbrances.  All the outstanding shares of capital stock of each Company Subsidiary that is a corporation are fully paid and nonassessable.  There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of any Company Subsidiary or obligating the Seller, the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or any other interest in, any Company Subsidiary.  There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock of or any other interests in any Company Subsidiary.

SECTION 3.05           Corporate Books and Records.  Complete and accurate copies of the minute books of the Company and each Company Subsidiary have been provided by the Seller to the Purchaser.

SECTION 3.06          No Conflict.  Assuming that all consents, approvals, authorizations and other actions described in Section 3.07 have been obtained, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws (or similar organizational documents) of the Seller, the Company or any Company Subsidiary, (b) conflict with or violate in any material respect (or cause an event which would reasonably be expected to have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to the Seller, the Company, any Company Subsidiary or any of their respective assets, properties or businesses including the Business, or (c) conflict in any material respect with, result in a material breach of, constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, require any material consent under, or give to others any material rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any material Encumbrance on any of the Shares or any of the Assets pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Seller, the Company or any Company Subsidiary is a party or by which any of the Shares or any of such assets or properties is bound or affected, except, in the case of clause (c), to the extent that such conflicts, breaches, defaults or other matters would not (i) adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements or (ii) adversely affect the ability of the Seller, the Company and the Subsidiaries to conduct the Business.

SECTION 3.07           Governmental Consents and Approvals.  (a)  The execution, delivery and performance of this Agreement and each Ancillary Agreement by the Seller do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except as described in Section 3.07(a) of the Disclosure Letter.  To the Knowledge of the Seller, there is no reason why all the consents, approvals and authorizations necessary for the consummation of the transactions contemplated by this Agreement will not be received.

(b)           Section 3.07(b) of the Disclosure Letter sets forth a true and complete list of all material permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for each of the Company and the Company Subsidiaries to own, lease and operate its properties and to carry on the Business in all material respects as currently conducted (the “Permits”).  Each of the Company and the Company Subsidiaries is and has been in compliance in all material respects with all Permits required to be set forth in Section 3.07(b) of the Disclosure Letter.  No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the Knowledge of the Seller, threatened, except as set forth on Section 3.07(b) of the Disclosure Letter.  To the Knowledge of the Seller, no Permit is held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of the Company or any of the Company Subsidiaries.

SECTION 3.08          ESAC Accreditation.  The Company (a) is accredited pursuant to the accreditation program for professional employer organizations maintained by the Employer Services Assurance Corporation and has been so accredited since May 31, 2000, and (b) is in good standing pursuant to such program.

SECTION 3.09          Common Ownership.  Neither the Seller, the Company nor any Company Subsidiary has any ownership, management or control for purposes of Section 443.131 of the Florida Statutes of or over the Purchaser and its Subsidiaries.

SECTION 3.10          Financial Information; Books and Records.  True and complete copies of (i) the Reference Balance Sheet and (ii) the audited consolidated balance sheet of the Company for each of the three fiscal years ended as of December 31, 2008, 2007 and 2006, and the related audited consolidated statements of income, retained earnings, stockholders’ equity and changes in financial position of the Company, together with all related notes and schedules thereto, accompanied by the reports thereon of the Seller’s Accountants (collectively referred to herein as the “Financial Statements”) have been delivered by the Seller to the Purchaser.  The Reference Balance Sheet (i) was prepared in accordance with the books of account and other financial records of the Seller, the Company and the Company Subsidiaries, (ii) presents fairly, in all material respects, the consolidated financial condition of the Company and the Company Subsidiaries as of the date thereof, and (iii) has been prepared in accordance with GAAP applied on a basis consistent with the past practices of the Seller, the Company and the Company Subsidiaries.  The Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Seller, the Company and the Company Subsidiaries, (ii) present fairly, in all material respects, the consolidated financial condition and results of operations of the Company and the Subsidiaries as of the dates thereof or for the periods covered thereby, and (iii) have been prepared in accordance with GAAP applied on a basis consistent with the past practices of the Seller, the Company and the Company Subsidiaries.

SECTION 3.11          Absence of Undisclosed Liabilities.  There are no Liabilities of the Company or any Company Subsidiary of the variety required to be disclosed in a balance sheet prepared in accordance with GAAP, other than Liabilities (i) reflected or reserved against on the Reference Balance Sheet, (ii) set forth in Section 3.11 of the Disclosure Letter or (iii) incurred since the date of the Reference Balance Sheet in the ordinary course of business, consistent with past practice, of the Company and the Company Subsidiaries.

SECTION 3.12         Receivables.  Section 3.12 of the Disclosure Letter is an aged list of Receivables as of the Reference Statement Date.  Except to the extent, if any, reserved for on the Reference Balance Sheet, all Receivables reflected on the Reference Balance Sheet arose from, and the Receivables existing as of the Closing will have arisen from, services to Persons not affiliated with the Seller, the Company or any Company Subsidiary and in the ordinary course of business consistent with past practice and, except as reserved against on the Reference Balance Sheet, constitute or will constitute, as the case may be, valid claims of the Seller, the Company or a Company Subsidiary not subject, to the Knowledge of the Seller, to valid claims of setoff or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.  The bad debt reserve reflected on the Reference Balance Sheet was established in accordance with GAAP.

SECTION 3.13          [Reserved].

SECTION 3.14          Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions.  Except as set forth in Section 3.14 of the Disclosure Letter, from the Reference Statement Date to the date of this Agreement, none of the Seller (only insofar as such actions relate to the Business), the Company nor any Company Subsidiary has:

(a)           permitted or allowed any of the Assets to be subjected to any Encumbrance, other than Permitted Encumbrances and Encumbrances that will be released at or prior to the Closing;

(b)           written down or written up (or failed to write down or write up in accordance with GAAP consistent with past practice) the value of any Receivables or revalued any of the Assets other than in the ordinary course of business consistent with past practice and in accordance with GAAP;

(c)           made any change in any method of accounting or accounting practice or policy used by the Seller, the Company or any Company Subsidiary, other than such changes required by GAAP and set forth in Section 3.14 of the Disclosure Letter;

(d)           amended, terminated, cancelled or compromised any material claims of the Seller (related to the Business), the Company or any Company Subsidiary or waived any other rights of the Seller (related to the Business), the Company or any Company Subsidiary with a reasonably anticipated value in excess of $25,000 individually or $50,000 in the aggregate;

(e)           sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets, real, personal or mixed (including leasehold interests and intangible property) for consideration in excess of $25,000 individually or $50,000 in the aggregate other than in the ordinary course of business consistent with past practice;

(f)           issued or sold any capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of the Company or any Company Subsidiary;

(g)           redeemed any of the capital stock or declared, made or paid any dividends or distributions (whether in cash, securities or other property) to the holders of capital stock of the Company or any Company Subsidiary or otherwise, other than dividends, distributions and redemptions declared, made or paid by any Company Subsidiary solely to the Company or another Company Subsidiary;

(h)           merged with, entered into a consolidation with or acquired an interest of five percent or more in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any material assets other than in the ordinary course of business consistent with past practice;

(i)           made any capital expenditure or commitment for any capital expenditure in excess of $15,000 individually or $30,000 in the aggregate, except as contemplated by the capital expenditure budget of the Company and the Company Subsidiaries previously provided to the Purchaser;

(j)           issued any sales orders or otherwise agreed to make any purchases involving exchanges in value in excess of $25,000 individually or $50,000 in the aggregate other than in the ordinary course of business consistent with past practice;

(k)           made any material changes in the customary methods of operations of the Seller, the Company, any Company Subsidiary or the Business, including practices and policies relating to marketing, selling and pricing;

(l)           made, revoked or changed any Tax election or method of Tax accounting, or settled or compromised any liability with respect to Taxes of the Seller (relating to the Business), the Company or any Company Subsidiary;

(m)           filed any claims for refunds related to unemployment insurance Taxes other than those previously disclosed to the Purchaser;

(n)           incurred any Indebtedness in excess of $17,500 individually or $37,500 in the aggregate;

(o)           made any loan to, guaranteed any Indebtedness of or otherwise incurred any Indebtedness on behalf of any Person;

(p)           failed to pay any creditor any material amount owed to such creditor when due;

(q)           except in the ordinary course of business or, in the case of clause (ii) below, as set forth in Section 3.27(a) of the Disclosure Letter: (i) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Seller, the Company or any Company Subsidiary to any of its employees, including any increase or change pursuant to any Plan, or (ii) established or increased or promised to increase any benefits under any Plan, in either case except as required by Law;

(r)           entered into any agreement, arrangement or transaction with any of its directors, officers, employees or stockholders (or with any relative, beneficiary, spouse or Affiliate of such Persons);

(s)           terminated, discontinued, closed or disposed of any plant, facility or other business operation, or laid off any employees (other than layoffs of less than 50 employees in any six-month period in the ordinary course of business consistent with past practice) or implemented any early retirement, separation or program providing early retirement window benefits within the meaning of Section 1.401(a)-4 of the Regulations or announced or planned any such action or program for the future;

(t)           allowed any Permit or Environmental Permit that was issued or relates to the Seller, the Company or any Company Subsidiary or otherwise relates to the Business to lapse or terminate or failed to renew any insurance policy, Permit or Environmental Permit that is scheduled to terminate or expire within 45 calendar days of the Closing;

(u)           suffered any casualty loss or damage with respect to any of the Assets which in the aggregate have a replacement cost of more than $25,000, whether or not such loss or damage shall have been covered by insurance;

(v)           amended, modified or consented to the termination of any Material Contract or the Seller’s, the Company’s or any Company Subsidiary’s rights thereunder;

(w)           amended or restated the certificate of incorporation or By-laws (or other organizational documents) of the Company or any Company Subsidiary;

(x)           suffered any Material Adverse Effect; or

(y)           agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.14.

SECTION 3.15          Litigation.  Except as set forth in Section 3.15 of the Disclosure Letter, there are no Actions by or against the Company or any Company Subsidiary (or by or against the Seller or any Affiliate thereof and relating to the Business, the Company or any Company Subsidiary) or affecting any of the Assets or the Business pending before any Governmental Authority (or, to the Knowledge of the Seller, threatened to be brought by or before any Governmental Authority).  None of the matters set forth in Section 3.15 of the Disclosure Letter has or has had a Material Adverse Effect or would reasonably be expected to result in this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.  All Losses that the Company or any Company Subsidiary may suffer in respect of the matters set forth in Section 3.15 of the Disclosure Letter, “Litigation Losses”.  None of the Seller, the Company, the Company Subsidiaries or any of their respective assets or properties, including the Assets, is subject to any Governmental Order (nor, to the Knowledge of the Seller, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has had or would reasonably be expected to have a Material Adverse Effect or would reasonably be expected to affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

SECTION 3.16           Compliance with Laws.  (a) The Seller, the Company and the Subsidiaries have each conducted, since January 1, 2005, and continue to conduct the Business in all material respects in accordance with all Laws and Governmental Orders applicable to the Seller, the Company or any Company Subsidiary or any of their properties or assets, including the Assets, or the Business, and none of the Seller, the Company or the Company Subsidiaries is in violation in any material respect of any such Law or Governmental Order; provided, however, that the terms of this Section 3.16 shall not apply to: (i) Environmental Laws, which are addressed in Section 3.17 hereof; (ii) Laws regarding Intellectual Property, which are addressed in Section 3.20 hereof; (iii) Laws regarding Real Property, which are addressed in Section 3.21 hereof; (iv) Laws regarding employment and employment practices, which are addressed in Sections 3.27 and 3.28 hereof, and (v) Tax Laws, which are addressed in Section 3.31 hereof.

(b)           Section 3.16(b) of the Disclosure Letter sets forth a brief description of each Governmental Order applicable to the Seller (related to the Business), the Company, or any Company Subsidiary or any of their material properties or assets, including the Assets, or the Business, and no such Governmental Order has had or would reasonably be expected to have a Material Adverse Effect or would reasonably be expected to affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

(c)           Since January 1, 2007, the Company and each Company Subsidiary has, in all material respects, properly remitted all unclaimed property in its possession, included payroll checks, to the appropriate Governmental Authority pursuant to the escheat provisions of applicable Law.  Section 3.16(c) of Disclosure Letter sets forth all unclaimed property currently held by the Company and each Company Subsidiary and the date on which such property shall escheat to the appropriate Governmental Authority.

SECTION 3.17          Environmental and Other Permits and Licenses; Related Matters.  (a) Except as set forth in Section 3.17 of the Disclosure Letter or as would not reasonably be expected to have a Material Adverse Effect:

(i)           The Seller (as it relates to the Business), the Company and each Company Subsidiary is in compliance in all material respects with all applicable Environmental Laws and all Environmental Permits.

(ii)          Since January 1, 2005, there has been no Release by the Seller, the Company or any Company Subsidiary of any Hazardous Material on any of the Real Property or on any property formerly owned, leased, used or occupied by the Seller, the Company or any Company Subsidiary.

(iii)         There are no Environmental Claims pending or, to the Knowledge of Seller, threatened against the Seller (relating to the Business), the Company or any Company Subsidiary.

(b)           Neither the execution of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will require any Remedial Action or notice to or consent of Governmental Authorities or third parties pursuant to any applicable Environmental Law or Environmental Permit.

(c)           The representations set forth in this Section 3.17 are the sole and exclusive representations of the Seller relating to environmental matters.

SECTION 3.18          Material Contracts.  (a) Section 3.18(a) of the Disclosure Letter lists each of the following contracts and agreements (including oral agreements) of the Seller (relating to the Business), the Company and the Company Subsidiaries (such contracts and agreements, together with all leases and subleases listed or otherwise set forth in Section 3.21(b) of the Disclosure Letter, customer contracts listed or otherwise set forth in Section 3.25 of the Disclosure Letter, all Company IP Agreements and all contracts, agreements, leases and subleases relating to Tangible Personal Property, being “Material Contracts”):

(i)           each contract or agreement for the purchase of materials or personal property, with any supplier or for the furnishing of services to the Seller (related to the Business), the Company, any Company Subsidiary or otherwise related to the Business under the terms of which the Seller, the Company or any Company Subsidiary:  (A) is likely to pay or otherwise give consideration of more than $50,000 in the aggregate during the calendar year ended December 31, 2009, (B) is likely to pay or otherwise give consideration of more than $50,000 in the aggregate over the remaining term of such contract or (C) cannot be cancelled by the Seller, the Company or such Company Subsidiary without penalty or further payment and without more than 30 days’ notice;

(ii)          each contract or agreement for the sale of personal property, or for the furnishing of services by the Seller (relating to the Business), the Company or any Company Subsidiary which:  (A) is likely to involve consideration of more than $25,000 in the aggregate over the remaining term of the contract or (B) cannot be cancelled by the Seller, the Company or such Company Subsidiary without penalty or further payment and without more than 30 days’ notice; in each case other than customer contracts which are the subject of Section 3.25;

(iii)         all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, referral, market research, marketing, consulting and advertising contracts and agreements to which the Seller (relating to the Business), the Company or any Company Subsidiary is a party which:  (A) is likely to involve consideration of more than $25,000 in the aggregate during the calendar year ending December 31, 2009, (B) is likely to involve consideration of more than $25,000 in the aggregate over the remaining term of the contract or (C) cannot be cancelled by the Seller, the Company or such Company Subsidiary without penalty or further payment and without more than 30 days’ notice;

(iv)        all management contracts and contracts with independent contractors or consultants (or similar arrangements) to which the Seller (relating to the Business), the Company or any Company Subsidiary is a party and which are not cancelable without penalty or further payment and without more than 30 days’ notice;

(v)         all contracts and agreements relating to Indebtedness of the Seller (relating to the Business), the Company or any Company Subsidiary;

(vi)        all contracts and agreements with any Governmental Authority to which the Seller (relating to the Business), the Company or any Company Subsidiary is a party, releasee or beneficiary;

(vii)       all contracts and agreements that limit or purport to limit the ability of the Seller (relating to the Business), the Company or any Company Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;

(viii)      all contracts and agreements between or among the Company or any Company Subsidiary, on one hand, and the Seller or any Affiliate of the Seller (other than the Company or any Company Subsidiary), on the other hand;

(ix)         all contracts and agreements providing for benefits under any Plan; and

(x)          all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Seller (relating to the Business), the Company, any Company Subsidiary or the conduct of the Business, or the absence of which would reasonably be expected to have a Material Adverse Effect.

For purposes of this Section 3.18 and Sections 3.21, 3.22 and 3.23, the term “lease” shall include any and all leases, subleases, sale/leaseback agreements or similar arrangements.

(b)           Except as set forth in Section 3.18(b) of the Disclosure Letter, each Material Contract:  (i) is valid and binding on the Company and, the Knowledge of the Seller, each other party thereto and is in full force and effect, (ii) is freely and fully assignable to the Purchaser without penalty or other adverse consequences, and (iii) upon consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, except to the extent that any consents set forth in Section 3.07 of the Disclosure Letter are not obtained, shall continue in full force and effect without penalty or other adverse consequence.  None of the Seller, the Company nor any Company Subsidiary is in material breach of, or material default under, any Material Contract.

(c)           To the Knowledge of the Seller, no other party to any Material Contract is in breach thereof or default thereunder and none of the Seller, the Company or any Company Subsidiary has received any notice of termination, cancellation, breach or default under any Material Contract.

(d)           The Seller has made available to the Purchaser true and complete copies of all Material Contracts.  To the Knowledge of the Seller, there has been no material modification, change or amendment to any Material Contract.

(e)           There is no contract, agreement or other arrangement granting any Person any preferential right to purchase, other than in the ordinary course of business consistent with past practice, any of the Assets or any of the Shares.

SECTION 3.19          SHRS Client Contracts.  To the Knowledge of the Seller, each of the contracts with SHRS Clients to which the Company or the Company Subsidiaries are parties and that were not provided to the Purchaser prior to October 20, 2009, are terminable by the Company or such Company Subsidiary at any time upon not more than 30 days’ notice to such SHRS Client.

SECTION 3.20         Intellectual Property.

(a)           Section 3.20(a) of the Disclosure Letter sets forth a true and complete list of (i) all patents and patent applications, registered trademarks and trademark applications, registered copyrights and copyright applications, and domain names included in the Owned Intellectual Property, (ii) all Company IP Agreements, other than commercially available off-the-shelf computer software licensed pursuant to shrink-wrap or click wrap licenses that is not material to the Business and that in the aggregate are commercially available for not more than $25,000, and (iii) other Owned Intellectual Property material to the Business.

(b)           The Seller, the Company or a Company Subsidiary is the exclusive owner of the entire right, title and interest in and to the Owned Intellectual Property, and has a valid license to use the Licensed Intellectual Property in connection with the Business.  The Seller, the Company or a Company Subsidiary is entitled to use all Owned Intellectual Property and Licensed Intellectual Property in the continued operation of the Business, subject only to the terms of the Company IP Agreements.  The Owned Intellectual Property and the Licensed Intellectual Property have not been adjudged invalid or unenforceable in whole or in part, and are to the Knowledge of the Seller, valid and enforceable.

(c)           The conduct of the Business as currently conducted does not infringe or misappropriate the Intellectual Property of any third party, and no Action alleging any of the foregoing are pending, and no Claim has been threatened or asserted against the Seller, the Company or any Company Subsidiary alleging any of the foregoing.  To the Knowledge of the Seller, no Person is engaging in any activity that infringes the Owned Intellectual Property.

(d)           To the Knowledge of the Seller, no Owned Intellectual Property is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Intellectual Property or that would impair the validity or enforceability of such Intellectual Property.

(e)           The representations set forth in this Section 3.20 are the sole and exclusive representations of the Seller relating to intellectual property matters.

SECTION 3.21           Real Property.  (a) Neither the Company nor any of Company Subsidiary owns or, since January 1, 2005, has owned any interest in any Owned Real Property.

(b)           Section 3.21(b) of the Disclosure Letter lists each parcel of Leased Real Property, which leasehold interest in each case is free and clear of all Encumbrances (other than Permitted Encumbrances).  The Company has made available to the Purchaser true, correct and complete copies of each lease (“Lease”) for each parcel of Leased Real Property and all material agreements related thereto.  None of the Leases have been amended except to the extent set forth in the Disclosure Letter.  Each Lease is valid and in full force and effect in accordance with its respective terms and, to the Knowledge of Seller, there are no existing defaults thereunder.

(c)           Either the Seller, the Company or a Company Subsidiary, as the case may be, is in peaceful and undisturbed possession of each parcel of Real Property, and there are no contractual or, to the Knowledge of the Seller, legal restrictions that preclude or restrict the ability to use the Real Property for the purposes for which it is currently being used.  All existing water, sewer, steam, gas, electricity, telephone, cable, fiber optic cable, Internet access and other utilities required for the use, occupancy, operation and maintenance of the Real Property are adequate for the conduct of the Business as it has been and currently is conducted.  There are no material latent defects or material adverse physical conditions affecting the Real Property or any of the facilities, buildings, structures, erections, improvements, fixtures, fixed assets and personalty of a permanent nature annexed, affixed or attached to, located on or forming part of the Real Property.  Neither the Company nor any Company Subsidiary has leased or subleased any parcel or portion of any Leased Real Property to any other Person and no other Person has any rights to the use, occupancy or enjoyment thereof pursuant to any lease, sublease, license, occupancy or other agreement, nor has the Company or any Company Subsidiary assigned its interest under any Lease to any third party, except as set forth in the Disclosure Letter.

(d)           The interests of Seller in the Leased Real Property to be transferred pursuant to this Agreement are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

(e)           The rental set forth in each lease or sublease of the Leased Real Property is the actual rental being paid, and there are no separate agreements or understandings with respect to the same.

(f)            The representations set forth in this Section 3.21 are the sole and exclusive representations of the Seller relating to real property matters.

SECTION 3.22           Tangible Personal Property.  (a) Section 3.22(a) of the Disclosure Letter lists each material item or materially distinct group of machinery, equipment, tools, supplies, furniture, fixtures, personalty, vehicles and other tangible personal property (the “Tangible Personal Property”) used primarily in the Business or owned or leased by the Company or any Company Subsidiary.

(b)           Section 3.22(b) of the Disclosure Letter sets forth a true and complete list of all leases and subleases for Tangible Personal Property used primarily in the Business or owned or leased by the Company or any Company Subsidiary.

(c)           Since January 1, 2007, the Seller has caused the Tangible Personal Property to be maintained in accordance with good business practice.  All material Tangible Personal Property is in good operating condition and repair and is suitable for the purposes for which it is used and intended, normal wear and tear excepted.

SECTION 3.23           Assets.  (a) The Assets constitute all of the assets that are necessary to permit the Purchaser to operate the Business from and after the Closing in substantially the same manner as such operations have heretofore been conducted by the Company and the Company Subsidiaries.

(b)           The Company or the Company Subsidiaries have, and upon consummation on the Closing Date of the transaction contemplated in this Agreement the Purchaser or its Subsidiaries will have, good and marketable title to, or a valid leasehold interest in, the Assets, free and clear of any Encumbrances, other than Permitted Encumbrances; provided, however, that the terms of this Section 3.23(b) shall not apply to: (i) Intellectual Property, which is addressed in Section 3.20 hereof; (ii) Real Property, which is addressed in Section 3.21; (iii) leased Tangible Personal Property, which is addressed in Section 3.22 hereof.

SECTION 3.24           Bank Accounts; Powers of Attorney.  Listed in Section 3.24 of the Disclosure Letter is a true and complete list of all bank accounts or safe deposit boxes under the control or for the benefit of the Company or any Company Subsidiaries (collectively, the “Bank Accounts”).

SECTION 3.25           Customers.  (a) Listed in Section 3.25(a) of the Disclosure Letter is a true and complete list of (i) the names and addresses of all customers of the Business from which the Seller (in connection with the Business), the Company and the Company Subsidiaries have derived an annualized administrative fee for each such client of $50,000 or more during the nine-months ended September 30, 2009, (ii) the number of employees co-employed by the Company and such customers as of September 30, 2009, and (iii) the amount of the administrative fee for which each such client was invoiced during such period.  To the Knowledge of the Seller, none of the Seller, the Company or the Company Subsidiaries has received any written notice that any significant customer listed in Section 3.25(a) of the Disclosure Letter has ceased, or will cease, to use the services of the Seller, the Company or any Company Subsidiary, has substantially reduced, or will substantially reduce, the use of such services, or has sought, or is seeking, to reduce the price it will pay for the services of the Seller, the Company or any Company Subsidiary.

(b)           Listed in Section 3.25(b) of the Disclosure Letter is a true and complete list of the names, addresses and number of employees of all SHRS ASO Clients and the annualized amount for which each such client was invoiced during the 2009 year.

(c)           All Employee-Leasing Arrangements to which the Company or any Company Subsidiary is a party as of the Closing will either be (i) purchased by or assigned or otherwise transferred to the Purchaser or any of its Subsidiaries at the Closing, or (ii) if not so purchased, assigned or transferred, terminated by the Seller, the Company or any Company Subsidiary effective as of no later than the Closing.

SECTION 3.26           Suppliers.  Listed in Section 3.26 of the Disclosure Letter are the names and addresses of all the suppliers from which the Seller (in connection with the Business), the Company and the Company Subsidiaries ordered products, insurance or services for the Business having an aggregate purchase price of $50,000 or more during the nine months ended September 30, 2009 and the amount for which each such supplier invoiced the Seller, the Company and the Subsidiaries during such period.  To the Knowledge of the Seller, neither of the Seller, the Company nor any Company Subsidiary has received any written notice that any such supplier will not sell products, insurance or services to the Company or any Company Subsidiary at any time after the Closing on terms and conditions substantially similar to those used in its current sales to the Business, subject only to general and customary price increases.

SECTION 3.27           Employee Benefit Matters.  (a) Plans.  Section 3.27(a) of the Disclosure Letter lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all material bonus plans, incentive compensation plans, stock option or other equity compensation plans, stock purchase plans, deferred compensation plans, fringe benefit plans, health plans, dental plans, vision plans, life insurance plans, disability plans, retiree medical or life insurance plans, employee assistance programs, supplemental plans, supplemental retirement plans, severance plans or other similar benefit plans, programs or arrangements, and all employment agreements to which the Company or any Company Subsidiary is a party, with respect to which the Company, any Company Subsidiary and/or any ERISA Affiliate (as defined below) has any obligation or which are maintained, contributed to or sponsored by the Company, any Company Subsidiary and/or any ERISA Affiliate for the benefit of any current or former employee, officer or director (exclusive of any such officer or director who is not also a current or former employee) of the Company or any Company Subsidiary (collectively, the “Plans”).  Section 3.27(a) of the Disclosure Letter separately identifies each Plan maintained exclusively by the Company and/or any Company Subsidiary (any such Plans, collectively, the “Company Plans”).  For purposes of this Section, the term “ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b)(i) of ERISA.  Neither the Company nor any Company Subsidiary has any express or implied commitment, whether legally enforceable or not, to (1) create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (2) to enter into any contract or agreement to provide compensation or benefits to any individual, or (3) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(b)           Provision of Company Plan Documents.  With respect to each Company Plan, the Seller has made available to the Purchaser (i) a complete and accurate copy of each Company Plan and a complete and accurate copy of each trust agreement, insurance, annuity or other funding contracts or arrangements, investment management agreements, recordkeeping agreements, and third party administrative agreements), (ii) the most recent summary plan description and summary of material modifications (if applicable), (iii) the most recent Form 5500 annual report and accompanying schedules (if applicable), and (iv) the most recent IRS determination letter (if applicable).

(c)           Absence of Certain Types of Plans.  None of the Plans (i) is a multiemployer plan (as defined in Section 3(37) of ERISA), (ii) obligates the Company or any Company Subsidiary to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement, or (iii) provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Company Subsidiary.  No Company Plan is (i) a defined benefit plan subject to section 412 of the Code, (ii) a group health plan that is self-insured, or (iii) a plan subject to Title IV of ERISA.  Each of the Company Plans is subject only to the Laws of the United States or a political subdivision thereof.

(d)           Compliance with Applicable Law.  Each Company Plan is now and always has been operated in all material respects in compliance with its terms and the requirements of all applicable Law, including ERISA and the Code.  The Company (and each Company Subsidiary) has performed all obligations required to be performed by it under, is not in any respect in default under or in violation in any material respects of, and, to the Knowledge of the Seller, no other party is in default under or in material violation of, any Company Plan.  No Action is pending or, to the Knowledge of the Seller, threatened with respect to any Company Plan (other than claims for benefits in the ordinary course) and to the Knowledge of the Seller no fact or event exists that could give rise to any such Action..  All material reports, returns and similar documents required to be filed with any governmental agency or distributed to any Plan participant have been duly and timely filed or distributed.

(e)           Qualification of Certain Plans.  Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination, opinion or volume submitter approval letter from the IRS that it is so qualified, and to the Knowledge of the Seller no fact or event has occurred since the date of such determination, opinion or approval letter from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(f)           Absence of Certain Liabilities and Events.  There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan.  Neither the Company nor any Company Subsidiary has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course).  Neither the Company nor any Company Subsidiary will incur any liability after the Closing under or otherwise in respect of any Plan that is not a Company Plan.

(g)           Plan Contributions and Funding.  All contributions, premiums or payments required to be made with respect to any Company Plan have been timely made on or before their due dates.

(h)           Section 409A.  No Company Plan is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code.

(i)           COBRA.  The Company and the Company Subsidiaries have complied, to the extent responsible therefor, with all requirements under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder ("COBRA") in respect of each individual to whom Purchaser must provide COBRA in accordance with Section 6.03 hereof.  Section 3.27(i) of the Disclosure Letter contains a complete and accurate list of such individuals receiving COBRA continuation coverage as of the date hereof and shall have been amended by the Seller as required prior to the Closing to contain (i) a complete and accurate list of such individuals receiving COBRA continuation coverage as of the Closing, and (ii) a substantially complete list of any other individuals who have incurred a “qualifying event” within the meaning of COBRA that entitles them to receive COBRA continuation coverage under Section 6.03 hereof if they were to so elect.

(j)           Exclusive Representations.  The representations set forth in this Section 3.27 are the sole and exclusive representations of the Seller relating to employee benefit matters.

SECTION 3.28           Labor Matters.  (a) Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Company Subsidiary (excluding any SHRS WSEE), and, to the Knowledge of the Seller, currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit of persons employed by the Company or any Company Subsidiary (excluding any SHRS WSEE); (b) there are no strikes, slowdowns or work stoppages pending or, to the Knowledge of the Seller, threatened between the Company or any Company Subsidiary and any of their respective employees (excluding any SHRS WSEEs), and neither the Company nor any Company Subsidiary has experienced any such strike, slowdown or work stoppage within the past three years; (c) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary or, to the Knowledge of the Seller, any SHRS Client before the National Labor Relations Board or any other Governmental Authority involving employees of the Company or any Company Subsidiary which would reasonably be expected to have a Material Adverse Effect; (d) the Company and each Company Subsidiary are currently in compliance in all material respects with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any Company Subsidiary and any SHRS Client and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing; (e) the Company and each Company Subsidiary is not in default in any material manner with respect to payments to their respective employees or accrues (in accordance with GAAP) for wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (f) to the Knowledge of the Seller, there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any Persons currently or formerly employed by the Company or any Company Subsidiary (excluding any SHRS WSEE) which would reasonably be expected to have a Material Adverse Effect; (g) neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices; (h) to the Knowledge of the Seller, there is no charge or proceeding with respect to a violation of any occupational safety or health standard that has been asserted or is now pending or threatened that names the Company or any Company Subsidiary which would reasonably be expected to have a Material Adverse Effect; and (i) to the Knowledge of the Seller, there is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the Knowledge of the Seller, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or, to the Knowledge of the Seller, any Company Subsidiary or any SHRS Client has employed or currently employs any Person (excluding any SHRS WSEE) which would reasonably be expected to have a Material Adverse Effect.

(b)           The representations set forth in this Section 3.28 are the sole and exclusive representations of the Seller relating to labor matters.

SECTION 3.29           Key Employees.  All directors, officers, management employees and technical and professional employees of the Company and each Subsidiary are under written obligation to the Company or such Subsidiary to maintain in confidence confidential or proprietary information acquired by them in the course of their employment upon the terms of a non-disclosure agreement substantially on the terms set forth in Section 3.18 of the Disclosure Letter.

SECTION 3.30           [Reserved]

SECTION 3.31           Taxes. (a)  (i) All material Tax Returns for Taxes required to be filed by or on behalf or with respect to the income, profits, gains, operations and/or assets of the Company, each Company Subsidiary, the Purchased Assets and the Business have been timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time in which to make such filings) and all such Tax Returns are true and complete in all material respects insofar as they relate to the Company, each Company Subsidiary, the Purchased Assets and the Business, (ii) the Company and each Company Subsidiary has, or the Seller has on behalf of the Company and each Company Subsidiary, duly and timely paid all material Taxes shown to be due and payable on such Tax Returns or otherwise due in respect of the Purchased Assets, the Business, the Company or any Company Subsidiary, and (iii) none of the Company or any Company Subsidiary has waived in writing any statute of limitations in respect of material Taxes which waiver is currently in effect.

(b)           Each of the Company and each Company Subsidiary is in material compliance with all applicable withholding Tax laws and has duly and timely withheld and paid over to the appropriate Tax Authorities all material withholding Taxes required to be so withheld and paid over for all open periods under all applicable Laws (including, without limitation, withholding of Taxes from employee salaries, wages and other compensation).

(c)           All material deficiencies or assessments made in writing as a result of any examinations by any Tax Authority of Tax Returns of the Company and each Company Subsidiary have been paid, and no material audits by any Tax Authority relating to any Tax Returns of the Company or any Company Subsidiary are in progress.  Neither the Company nor any Company Subsidiary has received written notice from a Tax Authority of the commencement of any material audit not yet in progress.

(d)           No power of attorney that will be in force after the Closing Date has been granted with respect to any matter relating Taxes that could affect the Company or any Company Subsidiary or relating to the Purchased Assets or the Business.

(e)           Neither the Seller nor any Affiliate is a party to any agreement or arrangement that would result, separately or in the aggregate, in the actual or deemed payment by the Company or a Company Subsidiary of any "excess parachute payments" within the meaning of section 280G of the Code (without regard to section 280G(b)(4) or the Code).

(f)           From and after December 31, 2006, the Company and each Company Subsidiary have been and continue, except as may result from the Merger, to be members of the affiliated group (within the meaning of Section 1504(a)(1) of the Code) for which the Seller files a consolidated return as the common parent.  Neither the Company nor any Company Subsidiary will have any liability after the Closing for Taxes of any person or entity under Section 1.1502-6 of the Treasury Regulations or any similar provision of state, local or foreign law (other than an entity that is or was a member of an affiliated, combined or unitary Tax group, of which the Seller is or was the common parent).

(g)           There are no Liens for Taxes upon any of the Purchased Assets or the assets of either the Company or any Company Subsidiary except for Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings.

(h)           No material written claim has been made within the last five years by a Tax Authority in a jurisdiction where the Company or any Company Subsidiary does not file, or have filed on its behalf, Tax Returns that such Company or Company Subsidiary is or may be subject to material taxation by that jurisdiction.

(i)            On the Reference Balance Sheet, reserves and allowances have been provided, and on the Closing Balance Sheet, reserves and allowances will be provided, in each case adequate to satisfy all Liabilities for Taxes relating to the Purchased Assets, the Company, the Company Subsidiaries and the Business for all taxable periods through the Closing (without regard to the materiality thereof).

(j)            Neither the Company nor any Company Subsidiary has distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code within the last two years, and neither the stock of the Company nor the stock of any of its Subsidiaries has been distributed in a transaction satisfying the requirements of Section 355 of the Code within the last two years.

(k)           Neither the Company nor and Company Subsidiary has entered into any transaction identified as a “reportable transaction” for purposes of Treasury regulations Sections 301.6011-4(b).  If either the Company or any Company Subsidiary has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income tax within the meaning of Section 6662 of the Code, then it believes that it has either (i) substantial authority for the tax treatment of such transaction or (ii) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction.

(l)            No taxing authority is asserting or threatening in writing to assert a claim against the Company or any Company Subsidiary under or as a result of Section 482 of the Code or any similar provision of any foreign, state or local Tax law.

SECTION 3.32           Insurance.  The commercial property and casualty risks of the Seller (relating to the Business), the Company and each Company Subsidiary are, and since January 1, 2005 have been, covered by valid and, except for insurance policies that have expired under their terms in the ordinary course, currently effective insurance policies or binders of insurance (including general liability insurance, property insurance and workers’ compensation insurance for employees of the Company or a Company Subsidiary who are not co-employed by an SHRS Client) issued in favor of the Company or a Company Subsidiary, as the case may be, in each case with responsible insurance companies affiliated with Seller (the “Selective Policies”).  No notice of cancellation, termination or reduction of coverage or increase in premiums has been received with respect to any such policies that are currently in force and all premiums with respect thereto have been paid to the extent due.  All workers’ compensation insurance policies in favor of the Seller, the Company or a Company Subsidiary, as the case may be, are, and since January 1, 2005 have been, first-dollar, guaranteed cost policies with statutory limits. All SHRS Clients and all SHRS WSEEs are and since January 1, 2005 have been, to the extent co-employed by the Company or the Company Subsidiaries during such period, covered under a workers’ compensation policy from an authorized and admitted insurance carrier or residual market and issued to the relevant SHRS Client.  The Company and each Company Subsidiary have, to the Knowledge of the Seller, requested that each SHRS Client with a workers’ compensation policy in its name (each, a “Customer Policy”) list the Company as a certificate holder with respect to such Customer Policy as a party to receive notice of non-renewal or cancellation of such Customer Policy. The activities and operations of the Company and the Company Subsidiaries have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not cause the Selective Policies to be canceled or the coverage reduced.

SECTION 3.33           Certain Business Practices.  None of the Seller, the Company or any of the Company Subsidiaries or, to the Knowledge of the Seller, any of the directors, officers, agents, representatives or employees of the Company or the Company Subsidiaries (in their capacity as directors, officers, agents, representatives or employees) has:  (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the Business; (b) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority, in the United States or any other country, which is in any manner illegal under any Law of the United States or any other country having jurisdiction; or (c) made any payment to any customer or supplier of the Seller, the Company or any of the Company Subsidiaries or any officer, director, partner, employee or agent of any such customer or officer, director, partner, employee or agent for the unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, in respect of the Business.

SECTION 3.34           Transaction Brokers.  No transaction broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Seller, the Company or the Company Subsidiaries in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of the Seller, other than brokers who are paid commissions for the referral of clients in the in the ordinary course of business, consistent with past practice.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

As an inducement to the Seller to enter into this Agreement, the Purchaser hereby represents and warrants to the Seller as follows:

SECTION 4.01           Organization and Authority of the Purchaser.  (a)  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Purchaser.  This Agreement has been, and upon their execution the Ancillary Agreements to which the Purchaser is a party shall have been, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes, and upon their execution the Ancillary Agreements to which the Purchaser is a party shall constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)           The execution by each of the Purchaser, Alpha and the Acquiring Subsidiaries of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action on the part of the Purchaser, Alpha and the Acquiring Subsidiaries.

SECTION 4.02           No Conflict.  Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.03, except as may result from any facts or circumstances relating solely to the Seller, the execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party do not and will not (a) violate, conflict with or result in the breach of any provision of the Articles of Incorporation or By-laws of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party, which would adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement or the Ancillary Agreements.

SECTION 4.03           Governmental Consents and Approvals.  The execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which the Purchaser is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to any Governmental Authority, except for the PEO Approvals and the consents, approvals and authorizations set forth in Section 4.03 of the disclosure letter provided by the Purchaser to Seller contemporaneously with the execution of this Agreement.

SECTION 4.04           Common Ownership.  Neither the Purchaser nor any of its Subsidiaries has any ownership, management or control for purposes of Section 443.131 of the Florida Statutes of or over the Seller, the Company or any Company Subsidiaries.

SECTION 4.05           Financing.  The Purchaser has currently available funds necessary to enable the Purchaser to pay the Initial Payment and will have available funds to pay the remaining portions of the Purchase Price to the Seller in the amounts and at the times due under this Agreement and pay any related transaction expenses.

SECTION 4.06           Litigation.  No Action by or against the Purchaser is pending or, to the knowledge of the Purchaser after due inquiry, threatened, which could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

SECTION 4.07           Transaction Brokers.  No transaction broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser, other than brokers who are paid commissions for the referral of clients in the in the ordinary course of business, consistent with past practice.

SECTION 4.08           Errors and Omissions Coverage.  Set forth in Section 4.08 of the disclosure letter provided by the Purchaser to the Seller contemporaneously with the execution of this Agreement is a complete list of all coverage amounts and carriers for the Purchaser’s E&O coverage of the Purchaser and its Subsidiaries.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01           Conduct of Business Prior to the Closing.  (a) The Seller covenants and agrees that, except as described in Section 5.01(a) of the Disclosure Letter or as otherwise provided or permitted by this Agreement (including, without limitation, under Sections 5.19 and 5.20 hereof), between the date hereof and the time of the Closing, neither the Seller (as it relates to the Business), the Company nor any Company Subsidiary shall conduct its business other than in the ordinary course and consistent with the Seller’s, the Company’s and such Company Subsidiary’s prior practice.  Without limiting the generality of the foregoing, except as described in Section 5.01(a) of the Disclosure Letter or as otherwise provided or permitted by this Agreement (including, without limitation, under Sections 5.19 and 5.20 hereof), the Seller shall (as it relates to the Business), and shall cause the Company and each Company Subsidiary to use commercially reasonable efforts between the date hereof and the time of Closing to (i) continue their advertising and promotional activities, and pricing and purchasing policies, in accordance with past practice; (ii) not shorten or lengthen the customary payment cycles for any of their payables or receivables; (iii) preserve intact their business organizations and the business organization of the Business; (iv) keep available to the Purchaser the reasonable services of the employees of the Seller, the Company and each Company Subsidiary, unless otherwise directed by the Purchaser; (v) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of the Seller, the Company, each Company Subsidiary and the Business; (vi) preserve their current relationships with their customers, suppliers and other persons with which they have had significant business relationships; and (vii) exercise, but only after notice to the Purchaser and receipt of the Purchaser’s prior written approval, any rights of renewal pursuant to the terms of any of the leases or subleases set forth in Section 3.21(b) of the Disclosure Letter which by their terms would otherwise expire.

(b)           Except as described in Section 5.01(b) of the Disclosure Letter, the Seller covenants and agrees that, between the date hereof and the time of the Closing, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, none of the Seller, the Company or the Company Subsidiaries will (i) do any of the things enumerated in the second sentence of Section 3.14 (including clauses (a) through (y) thereof, but not including clause (l)), (ii) except in the ordinary course of business consistent with past practice, discharge or otherwise obtain the release of any Encumbrance related to the Business, the Company or the Company Subsidiaries or pay or otherwise discharge any Liability related to the Business, the Company or the Company Subsidiaries, other than current liabilities reflected on the Reference Balance Sheet and current liabilities incurred in the ordinary course of business consistent with past practice since the Reference Statement Date, (iii) make, revoke or change any Tax election or method of Tax accounting or settle or compromise any liability with respect to Taxes of the Seller (relating to the Business), the Company or any Company Subsidiary except to the extent required by Law; or (iv) fail to maintain, in all material respects, the Seller’s, the Company’s and each Company Subsidiary’s plant, property and equipment which is material to the operation of the Business in good repair and operating condition, ordinary wear and tear excepted.

(c)           The Seller covenants and agrees that, between the date hereof and the time of the Closing, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, none of the Seller, the Company or the Company Subsidiaries will file any claims for refunds related to unemployment insurance Taxes (as such Taxes relate to the Business).  The Seller further covenants and agrees that, subsequent to the date hereof, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, neither the Seller nor the Company Subsidiaries will file any claims for refunds related to unemployment insurance Taxes (as such Taxes relate to the Business).

(d)           From and after the Closing, the Purchaser shall provide the Seller with such information as it may reasonably request in order to keep informed on the status of the Selective Agents and Common Brokers and their activity under the programs contemplated under this Agreement, as well as any other elements directly relevant to its ongoing receipt of the Purchase Price, including without limitation, information on submissions, declinations, hit ratios by agency and hit ratios by producer.

(e)           No later than December 11, 2009, the Seller shall provide the Purchaser with a list of (i) the names of all persons authorized to draw on or have access to the Bank Accounts and their method of access and (ii) all outstanding powers of attorney or similar authorizations granted by the Company or any Company Subsidiaries.

SECTION 5.02           Access to Information.  (a) From the date hereof until the Closing, upon reasonable notice, the Seller shall cause its officers, directors, employees, agents, representatives, accountants and counsel and shall cause the Company and the Company Subsidiaries and each of the Company’s and the Company Subsidiaries’ officers, directors, employees, agents, representatives, accountants and counsel to:  (i) afford the officers, employees, agents, accountants, counsel and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of the Seller relating to the Business, the Company and each Company Subsidiary and to those officers, directors, employees, agents, accountants and counsel of the Seller, the Company and of each Company Subsidiary who have any knowledge relating to the Company, any Subsidiary or the Business and (ii) furnish to the officers, employees, agents, accountants, counsel and representatives of the Purchaser such additional financial and operating data and other information regarding the assets, properties, liabilities and goodwill of the Seller, the Company, the Company Subsidiaries and the Business (or legible copies thereof) as the Purchaser may from time to time reasonably request; provided, however, that notwithstanding anything in the foregoing clauses (i) or (ii) to the contrary, the Purchaser and its officers, employees, agents, accountants, counsel and representatives shall not contact any employee or customer of the Company without the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, (i) the Seller, the Company and the Company Subsidiaries shall not be required to take any action which would constitute (based on the advice of counsel) a waiver of the attorney-client or other privilege, (ii) the Seller, the Company and the Company Subsidiaries need not supply any information which, based on the advice of counsel, the Seller, the Company or the Company Subsidiaries are under a legal obligation not to supply and (iii) the Seller shall not be required to supply any information that does not relate primarily to the Business.

(b)           In order to facilitate the resolution of any claims made against or incurred by the Seller prior to the Closing or for any other reasonable purpose, for a period of seven years after the Closing, the Purchaser shall (i) retain the books and records relating to the Business, the Company and the Company Subsidiaries relating to periods prior to the Closing in a manner reasonably consistent with the prior practice of the Seller, the Company and the Company Subsidiaries and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such books and records.

(c)           In order to facilitate the resolution of any claims made by or against or incurred by the Purchaser, the Company or any Company Subsidiary after the Closing or for any other reasonable purpose, for a period of seven years following the Closing, the Seller shall (i) retain the books and records of the Seller which relate to the Business, the Company and the Company Subsidiaries and their operations for periods prior to the Closing and which shall not otherwise have been delivered to the Purchaser, the Company or any Company Subsidiary and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Purchaser, the Company or any Company Subsidiary reasonable access (including the right to make photocopies, at the expense of the Purchaser, the Company or such Company Subsidiary), during normal business hours, to such books and records.

SECTION 5.03           Confidentiality.   (a) The Seller agrees to, and shall cause its agents, representatives, Affiliates, employees, officers and directors to:  (i) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, patent applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to the Business, the Company and each Company Subsidiary, (ii) in the event that the Seller or any such agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide the Purchaser with prompt written notice of such requirement so that the Purchaser, the Company or any Company Subsidiary may seek a protective order or other remedy or waive compliance with this Section 5.03, (iii) in the event that such protective order or other remedy is not obtained, or the Purchaser waives compliance with this Section 5.03, furnish only that portion of such confidential information which is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such information, and (iv) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to the Company or the Purchaser any and all copies (in whatever form or medium) of all such confidential information then in the possession of the Seller or any of its agents, representatives, Affiliates, employees, officers and directors and, except as otherwise required by Section 5.02(c), destroy any and all additional copies then in the possession of the Seller or any of its agents, representatives, Affiliates, employees, officers and directors of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by the Seller, its agents, representatives, Affiliates, employees, officers or directors; and provided further, that, with respect to Intellectual Property, specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain.  In addition, with respect to Intellectual Property, any combination of features shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain.

(b)           Notwithstanding anything herein to the contrary, each party hereto (and its representatives, agents and employees) may consult any tax advisor regarding the tax treatment and tax structure of the transactions contemplated hereby and may disclose to any person, without limitation of any kind, the tax treatment and tax structure of such transactions and all materials (including opinions and other tax analyses) that are provided relating to such treatment or structure.

SECTION 5.04           Regulatory and Other Authorizations; Notices and Consents; Efforts.  (a) Each of the Purchaser and the Seller shall use its commercially reasonable efforts to obtain (or cause its Subsidiaries to obtain) all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements and will cooperate fully with the other in promptly seeking to obtain all such authorizations, consents, orders and approvals, including, if applicable, by filing such applications and other submissions, including requests for terminations of existing approvals or authorizations, with Governmental Authorities as the Purchase shall reasonably request.  Notwithstanding the receipt of any such authorizations, consents, orders and approvals prior to the Closing, no change of ownership of the Company or any Company Subsidiaries from the Seller or any of its Subsidiaries to the Purchaser or any of its Subsidiaries shall occur until the Closing.  Prior to furnishing any written materials to any Governmental Authority in connection with the transactions contemplated by this Agreement, the party filing such materials shall furnish the other party with a copy thereof, and the other party shall have an opportunity to provide comments thereon.  Each party shall give to the other party prompt written notice if it receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement, and, in the case of any such notice or communication which is in writing, shall promptly furnish the other party with a copy thereof.  If any Governmental Authority requires that a hearing be held in connection with any such approval, the party receiving such request shall use its commercially reasonable efforts to arrange for such hearing to be held promptly after the notice that such hearing is required has been received by such party and the other party shall use its commercially reasonable efforts, and shall cooperate fully with the party receiving such request in its efforts to arrange that such hearings are held promptly after notice is received that such hearing is required.  Each party shall give to the other reasonable prior written notice of the time and place when any meetings or other conferences may be held by it with any Governmental Authority in connection with the transactions contemplated by this Agreement, and each of the parties shall have the right to have a representative or representatives attend or otherwise participate in any such meeting or conference.

(b)           The Seller shall or shall cause the Company and the Company Subsidiaries to give promptly such notices to third parties and use its or their commercially reasonable efforts to obtain such third party consents as are listed in Section 5.04(b) of the Disclosure Letter.  The Seller shall or shall cause its Subsidiaries to use its or their commercially reasonable efforts to obtain Client Assignments (which shall be effective at the Closing) prior to the Closing from each SHRS Client and each SHRS ASO Client.  Notwithstanding the foregoing, (i) the Purchaser shall have no obligation to give any guarantee or other consideration of any nature in connection with any such consent or to consent to any change in the terms of any agreement or arrangement which the Purchaser in its sole discretion may deem adverse to the interests of the Purchaser, the Company, any Company Subsidiary or the Business and (ii) in the event that any third-party has indicated its willingness to grant a third party consent listed in Section 8.02(c) of the Disclosure Letter upon receipt of a monetary payment and the Purchaser elects not to make such monetary payment, such consent shall be deemed for all purposes to be deleted from Section 8.02(c) of the Disclosure Letter and the receipt of such consent shall not be a condition to Purchaser’s obligation to consummate the transactions contemplated by this Agreement.

(c)           The Seller, the Company and the Company Subsidiaries, on the one hand, and the Purchaser, on the other hand, shall cooperate and use all commercially reasonable efforts to assist the other in giving such notices and obtaining such consents as are required to be obtained by it pursuant to Sections 5.04(a) and (b); provided, however, that the Seller, the Company and the Company Subsidiaries shall not be required to make any payment, expend any funds or give any guarantee or other consideration of any nature in connection with obtaining any such consents.

(d)           The Seller and the Purchaser agree that, in the event that any consent, approval or authorization necessary or desirable to preserve for the Business, the Company or any Company Subsidiary any right or benefit under any lease, license, contract, commitment or other agreement or arrangement to which the Seller, the Company or any Company Subsidiary is a party is not obtained prior to the Closing, the Seller will, subsequent to the Closing, cooperate with the Purchaser, the Company or any such Company Subsidiary in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.  If such consent, approval or authorization cannot be obtained, the Seller shall use its commercially reasonable efforts to provide the Purchaser, the Company or such Company Subsidiary, as the case may be, with the rights and benefits of the affected lease, license, contract, commitment or other agreement or arrangement for the term of such lease, license, contract or other agreement or arrangement, and, if the Seller provides such rights and benefits, the Purchaser, the Company or such Company Subsidiary, as the case may be, shall assume the obligations and burdens thereunder.

(e)           The Seller and the Purchaser agree to exercise commercially reasonable efforts to cause the Closing to occur on January 1, 2010, but in any event on or prior to the Outside Date.

SECTION 5.05           Notice of Developments.  (a)  Prior to the Closing, the Seller shall promptly notify the Purchaser in writing of (i) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which would reasonably be expected to result in any breach of a representation or warranty or covenant of the Seller in this Agreement or which would reasonably be expected to have the effect of making any representation or warranty of the Seller in this Agreement untrue or incorrect in any respect, (ii) all other material developments affecting the business, operations, assets or liabilities, results of operations, or the financial condition of the Company, any Company Subsidiary or the Business, and (iii) any notices of termination received from an SHRS Client or Selective Agent; provided, however, that in the case of clause (iii) a bi-weekly notice of all SHRS Client termination notices received within the prior two-week period shall suffice unless a termination notice is received from an SHRS Client in respect of a Material Contract, in which case the Seller shall promptly notify the Purchaser in writing of the termination of such Material Contract.

(b)           The Seller may from time to time prior to the Closing supplement or amend the Disclosure Letter with respect to (i) any matter that existed as of the date of this Agreement and should have been set forth or described in the Disclosure Letter and (ii) any matter hereafter arising which, if existing as of the date of this Agreement, would have been required to be set forth or described in the Disclosure Letter; provided, however, that, with respect to clause (i) above, any such supplemental or amended disclosure shall not be deemed to have been disclosed as of the date of this Agreement unless expressly consented to in writing by the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed; and provided, further, that, with respect to clause (ii) above, any such supplement or amended disclosure shall, for purposes of this Agreement, be deemed to have been disclosed as of the date of this Agreement to the extent that the Losses incurred, or to be incurred, by the Company and the Company Subsidiaries with respect to such supplementally-disclosed matters would not reasonably be expected to exceed in the aggregate $100,000.

SECTION 5.06           No Solicitation or Negotiation.  The Seller and the Purchaser hereby ratify and confirm the terms of the Exclusivity Agreement, which terms are incorporated herein by reference.

SECTION 5.07           Use of Intellectual Property.  (a) It is expressly agreed that, except as provided in the Assignment of Intellectual Property, the Purchaser is not purchasing, acquiring or otherwise obtaining any right, title or interest in and to Seller Intellectual Property, including the name “Selective” or any trade names, trademarks, Internet domain names, identifying logos or service marks related thereto or employing the word “Selective” or any part or variation or derivation of the foregoing or any confusingly similar trade name, trademark, Internet domain name, logo or service mark, including without limitation SELECTIVE HR SOLUTIONS (U.S. Registration No. 2896639) (collectively, the “Seller Marks”).  Notwithstanding the foregoing, the Seller and the Purchaser agree that during the period from the Closing Date until two years after the Closing Date (the “Wind-down Period”), each the Company and the Company Subsidiaries shall be entitled to continue to use, and the Seller hereby grants each of the Company and the Company Subsidiaries a non-exclusive, royalty-free license to use, and grant sublicenses to their Affiliates and licensees to use, the Seller Marks to the full extent used in connection with the Business as of the Closing Date, including, without limitation, on any business cards, schedules, stationery, displays, signs, promotional materials, manuals, forms, computer software, websites and other similar material used prior to the Closing Date in the operation of the Business.  The nature and quality of all uses of the Seller Marks made by the Company and the Company Subsidiaries shall substantially conform to the quality standards employed by the Company and the Company Subsidiaries as of the Closing Date.  None of the Company or the Company Subsidiaries shall use the Seller Marks in any manner which might reasonably be expected to dilute, tarnish, disparage, or reflect adversely on the Seller or the Seller Marks.  The Purchaser agrees that is shall cause the Company and the Company Subsidiaries to cease usage of the Seller Marks as promptly as commercially practicable and, in any event, immediately upon termination of the Wind-down Period, at which time the Company and the Company Subsidiaries shall cease and desist from all further use of the Seller Marks and shall adopt new trade names, trademarks, Internet domain names, identifying logos and service marks which are not confusingly similar to the Seller Marks.  Notwithstanding anything in this Section 5.07 to the contrary, the Purchaser shall cause the Company and each of the Company Subsidiaries to, promptly following the Closing Date, change its name to delete any reference to “Selective” or any other Seller Mark (and to file with the appropriate Governmental Authorities any certificates or instruments required to effect such name change).

(b)           From and after the Closing, neither the Seller nor any of its Affiliates shall use any of the Company Intellectual Property or any of the Licensed Intellectual Property.

SECTION 5.08           Non-Competition.  (a) For a period of ten years after the Closing (the “Restricted Period”), without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, the Seller shall not engage, directly or indirectly, in the PEO Business (as defined below), or directly or indirectly, own an interest in, manage or operate any Person that engages in the PEO Business; provided, however, that, for the purposes of this Section 5.08, (i) ownership of securities having less than five percent of the outstanding voting power of any Person that engages in the PEO Business shall not be deemed to be in violation of this Section 5.08; and (ii) the acquisition by Seller or any of its Affiliates of any Person that operates a PEO Business shall not be deemed to be in violation of this Section 5.08 as long as the revenues of such PEO Business constitute less than ten percent of the total revenues of such acquired Person, and the acquisition of Seller or any of its Affiliates by any Person that operates a PEO Business shall not be deemed to be in violation of this Section 5.08.

(b)           For a period of ten years after the Closing, the Seller shall not in any way, directly or indirectly, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, for the purpose of conducting or engaging in the PEO Business, solicit any customers of the Company or any Company Subsidiary with whom the Company or any Company Subsidiary had dealings during the period of time in which the Company or such Company Subsidiary was an Affiliate of the Seller, or induce or attempt to induce any officer, employee, representative or agent of the Company or any Company Subsidiary to leave the employment of the Company or such Company Subsidiary; provided, however, that the foregoing shall not prohibit a general solicitation to the public of general advertising.

(c)           Notwithstanding anything in the foregoing Sections 5.08(a) and (b) to the contrary, neither the Seller nor any of its Affiliates shall be prohibited by virtue of the provisions of this Section 5.08 from conducting any business other than the PEO Business (subject to the exceptions set forth above).

(d)           The Restricted Period shall be extended by the length of any period during which the Seller is determined by a court of competent jurisdiction to have been in breach of the terms of this Section 5.08.

(e)           The Seller acknowledges that the covenants of the Seller set forth in this Section 5.08 are an essential element of this Agreement and that, but for the agreement of the Seller to comply with these covenants, the Purchaser would not have entered into this Agreement.  The Seller acknowledges that (i) this Section 5.08 constitutes an independent covenant that shall not be affected by performance or nonperformance of any other provision of this Agreement by the Purchaser, and (ii) a portion of the Purchase Price to be set forth in the Allocation shall be consideration allocable to such independent covenant.  The Seller has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 5.08 are reasonable and proper.

(f)           As used in this Agreement, the term “PEO Business” shall mean the business of providing clients with a mechanism to outsource the management of human resources, employee benefits, payroll and workers’ compensation through the establishment and maintenance of an employer relationship with the employees at the client's worksite and by contractually assuming certain employer rights, responsibilities, and risk.

SECTION 5.09           Post-Closing Insurance Matters.  (a) For a period of ten years after the Closing, the Seller’s insurance Subsidiaries shall have a right of first refusal to provide workers’ compensation coverage to any New Client placed by a broker of record appointed by the Purchaser (after appointment as a producer by the Seller’s insurance Subsidiaries) and referred by a Selective Agent at the time such New Client enters into an Employee-Leasing Arrangement with the Purchaser or its Subsidiaries on the following conditions:  (i) the coverage is subject to the underwriting, criteria, rules and guidelines of the Seller’s insurance Subsidiaries, as the same may be amended from time to time in the ordinary course of business, and (ii) the terms and pricing of the coverage are pursuant to Law and commercially reasonable when compared to comparable policies the Purchaser could otherwise offer to New Clients from an insurer with a similar rating as Seller at the timely.

(b)           (1) For a period of three years after the Closing and except as required by Law or with the prior consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, the Seller’s insurance Subsidiaries shall not provide workers’ compensation coverage to any Person engaged in the PEO Business other than a Subsidiary of the Seller subsequently acquired pursuant to the provisions of Section 5.08(a); provided, however, that the foregoing provision shall not prohibit the Seller’s insurance Subsidiaries from providing any non-workers’ compensation insurance of any kind to any non-PEO Business Affiliate of a Person that is engaged in the PEO Business (a “Non-PEO Business Affiliate”).

(2) For a period of seven years after the third anniversary of the Closing and except as may be required by Law or with the prior consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, the Seller’s insurance Subsidiaries shall not provide workers’ compensation coverage through a Master Policy or Master Policies to any Person engaged in the PEO Business; provided, however, that the foregoing provision shall not prohibit the Seller's insurance Subsidiaries from providing any non-master workers' compensation or other property or casualty insurance of any kind to any Person, including any Non-PEO Business Affiliate.

(3) Notwithstanding the foregoing, for a period of seven years after the third anniversary of the Closing, the Seller’s insurance Subsidiaries may provide workers’ compensation coverage through Multiple Coordinated Workers Compensation Policies (“MCWCPs”) to Persons engaged in the PEO Business on the following conditions: (i) the MCWCPs are subject to the underwriting, criteria, rules and guidelines of the Seller’s insurance Subsidiaries, as the same may be amended from time to time in the ordinary course of business; and (ii) the terms and pricing of the coverage of the MCWPCs are no more favorable than those provided by the Seller's insurance Subsidiaries to the Purchaser and its Subsidiaries, to the extent permitted by Law; provided, however, that, except as expressly provided above, the foregoing provision shall not limit the ability of the Seller's insurance Subsidiaries to provide any property or casualty insurance of any kind to any Person, including any Non-PEO Business Affiliate.

(c)           For a period of one year after the Closing, the Seller’s insurance Subsidiaries shall offer to provide workers’ compensation coverage through a Master Policy or Master Policies or, where required by Law, MCWCPs for the Purchaser and its Subsidiaries that are placed by a broker of record appointed by the Purchaser (after appointment as a producer by the Seller's insurance Subsidiaries) and that cover risks that are referred by a Selective Agent on the following conditions: (i) the Master Policy or Policies and MCWCPs, as applicable, are subject to the underwriting, criteria, rules and guidelines of the Seller’s insurance Subsidiaries, as the same may be amended from time to time in the ordinary course of business; and (ii) the coverage and pricing of the Master Policy or Policies and MCWCPs, as applicable, are pursuant to Law and commercially reasonable.

(d)           For a period of nine years after the first anniversary of the Closing, the Seller’s insurance Subsidiaries shall offer to provide workers’ compensation coverage through MCWCPs to the Purchaser and its Subsidiaries that are placed by a broker of record appointed by the Purchaser (after appointment as a producer by the Seller’s insurance Subsidiaries) and that cover risks that are referred by a Selective Agent on the following conditions:  (i) the MCWCPs are subject to the underwriting, criteria, rules and guidelines of the Seller’s insurance Subsidiaries, as the same may be amended from time to time in the ordinary course of business, and (ii) the coverage and pricing of the MCWCPs are pursuant to Law and commercially reasonable, it being acknowledged and agreed that the Seller's insurance Subsidiaries shall use their respective commercially reasonable efforts to cause the pricing of any MCWCPs provided pursuant to this Section 5.09(d) to be the same as the pricing of the aggregate of the previously provided Master Policy or Master Policies and MCWCPs, as applicable, given then current circumstances.

(e)           In furtherance of the provisions of Section 5.09(c), for a period commencing on the Closing and ending on the date when there are no longer any Master Policies from the Seller's insurance Subsidiaries in place pursuant to Section 5.09(c), the Purchaser shall supply the Seller's insurance Subsidiaries with: (i) a monthly list of the Purchaser's co-employers that are covered by any workers’ compensation carrier other than the Seller's insurance Subsidiaries, which list shall include (A) the identity of each such carrier, (B) the effective date and termination date, if any, of the coverage, (C) the policy limits and deductible amounts applicable to such coverage and (D) the addresses of all locations of each applicable co-employer’s operations in all jurisdictions; and (ii) a complete list of all coverage amounts and carriers, including deductible amounts and self-insured retentions, for the errors and omissions insurance coverage (and excess limits available therefor) of the Purchaser and its Subsidiaries, as in effect from time to time after the Closing.  For as long as a Master Policy or Master Polices are in effect from the Seller's insurance Subsidiaries pursuant to Section 5.09(c), the Seller or its insurance Subsidiaries shall be entitled to conduct up to four audits per policy year (one per quarter) of the Purchaser’s books and records for the purpose of verifying the information provided by the Purchaser pursuant to this Section 5.09(e).  The Purchaser shall make its appropriate personnel and its books and records available during normal business hours and shall reasonably cooperate with any such audit.  The Purchaser acknowledges and agrees that in order for the Seller to provide to the Purchaser and its Subsidiaries the Master Policy or Master Policies referenced in Section 5.09(c), the Seller will require the Purchaser to provide the information described in this Section 5.09(e) and such other information as the Seller shall reasonably request in connection therewith.  In furtherance of the foregoing, the parties hereto agree to negotiate in good faith to develop appropriate procedures for the provision of such information by no later than November 30, 2009 and, if such procedures, in a form reasonably acceptable to the Seller, are not agreed upon by such date, then the Seller's insurance Subsidiaries shall not be required to comply with their obligations under Section 5.09(c) and may issue MCWCPs instead of a Master Policy or Master Policies.

(f)           Notwithstanding the foregoing provisions of this Section 5.09, in the event that any payments have been accelerated under Section 2.08(d) hereof, the Seller may, at its sole and absolute election, determine to terminate, in whole or in part, and at any time and from time to time thereafter, the foregoing provisions of this Section 5.09.

(g)           Except as set forth in the foregoing provisions of this Section 5.09, the Seller’s insurance Subsidiaries shall be entitled to terminate, effective from and after the Closing, any insurance policy maintained by any of the Seller’s insurance Subsidiaries for the benefit of the Company or the Company Subsidiaries, including without limitation any property or other casualty insurance including workers compensation polices covering SHRS VI.

SECTION 5.10           Release.  The Seller covenants and agrees, on or prior to the Closing, to execute and deliver to the Company, for the benefit of the Company and each Company Subsidiary, a general release and discharge, in substantially the form set forth in Exhibit 5.10, releasing and discharging the Company and each Company Subsidiary from any and all Liabilities to the Seller and its Affiliates.

SECTION 5.11           Certain Payments.  All bonuses due to employees of the Company or the Company’s Subsidiaries, if any, or commissions or bonuses due to agents of the Company or the Company’s Subsidiaries, if any, in each case relating to or arising from actions taken or services provided prior to December 31, 2009, shall either be paid by Seller or accrued by the Company prior to the Closing (in which case they shall be paid by the Purchaser).

SECTION 5.12           Bulk Transfer Laws.  The Purchaser hereby waives compliance by the Seller with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Purchased Assets to the Purchaser (other than any obligations with respect to the application of the proceeds therefrom).  Pursuant to Article IX, the Seller has agreed to indemnify the Purchaser against any and all liabilities (including any liabilities for Taxes of Seller as a transferee or otherwise) which may be asserted by third parties against the Purchaser as a result of the Seller’s noncompliance with any such law.

SECTION 5.13           Intercompany Arrangements.  (a) Prior to the Closing, the Seller shall cause any contract or arrangement, whether oral or written, that is disclosed (or should have been disclosed) in Section 3.18(a)(vii) of the Disclosure Letter, other than those contracts or arrangements set forth in Section 5.13 of the Disclosure Letter, to be terminated or otherwise amended to exclude the Company and any Company Subsidiaries as a party thereto.

(b)           Immediately prior to the consummation of the Closing, all intercompany Indebtedness owed by the Company and any Purchased Subsidiary to the Seller and its Affiliates (other than the Company and the Purchased Subsidiaries) and all intercompany Indebtedness owed by the Seller and its Affiliates (other than the Company and the Purchased Subsidiaries) to the Company and any Purchased Subsidiary shall, in each case, be settled.

(c)           The provisions of this Section 5.13 shall not apply with respect to workers compensation matters, which shall be governed by other provisions of this Agreement, as applicable.

SECTION 5.14           Excluded Contracts.  (a)  Prior to the Closing, the Seller shall use its commercially reasonable efforts to cause any contract or arrangement listed on Section 5.14(a) of the Disclosure Letter (such contracts or agreements being “Excluded Contracts”) to be terminated or otherwise amended to exclude the Company and any Company Subsidiaries as a party thereto without incurring any Liabilities to the Company or any Company Subsidiaries as a result of such termination or amendment.

(b)           Prior to the Closing, the Seller shall, with respect to each insurance policy listed on Section 5.14(b) of the Disclosure Letter (such policies being “Excluded Policies”), use its commercially reasonable efforts to (i) notify the carrier under such Excluded Policy of the change of control that will result from the Closing, (ii) request that such Excluded Policy coverage continue until termination of the policy period but only in respect of claims for actions taking place prior to the Closing; and (iii) if necessary, request the extended reporting periods, if any, available without cost under such Excluded Policy.

SECTION 5.15           [Reserved].

SECTION 5.16           Transition Services.  Following the Closing, (i) the Seller shall provide, or cause to be provided, to the Business certain services that are currently provided by the Seller and its Affiliates to the Business, and (ii) the Purchaser shall provide, or cause the Company to provide, to the Seller certain services that are currently provided by the employees of the Company and the Company Subsidiaries for the benefit of the Company and the Seller, in each case, on a transitional basis and as more fully set forth in Exhibit 5.16.  In furtherance of the foregoing, the parties agree to negotiate in good faith and enter into at the Closing one or more transition services agreements providing for the services set forth in Exhibit 5.16 hereto and otherwise in form and substance reasonably satisfactory to each of the Seller and the Purchaser (the “Transition Services Agreement(s)”), it being acknowledged and agreed that the parties shall use their respective commercially reasonable efforts to cause the definitive terms of such Transition Services Agreement(s) to be finalized by no later than November 15, 2009.

SECTION 5.17           Further Action.  Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and the Ancillary Agreements to which it is a party and consummate and make effective the transactions hereby and thereby contemplated hereby and thereby.  Subsequent to the Closing, the Seller and the Company Subsidiaries shall consent to and execute any and all documentation necessary to support the transfers of state unemployment tax experience as the Purchaser shall reasonably request.

SECTION 5.18           Risk of Loss.  The Purchaser shall bear all risk of loss or damage to any Leased Real Property from and after the Closing Time subject to and in accordance with the applicable lease agreement.

SECTION 5.19           Merger of Company Subsidiaries.  The Seller shall (A) cause the Company and each of the Company Subsidiaries to enter into an agreement and plan of merger pursuant to which, effective at 12:02 A.M. on the Closing Date, (i) each of the Company Subsidiaries will merge with and into the Company with the Company surviving each merger (collectively, the “Merger”) and, immediately thereafter, the Company shall distribute to the Seller all rights, if any, of the Company or the Company Subsidiaries to the receipt of any cash consideration pursuant to this Agreement, including without limitation, any consideration for the sale of the Purchased Assets and any claim to any portion of the Purchase Price whether payable before, on or after the Closing Date, and (B)  shall cause the Company and each of the Company Subsidiaries to take all actions reasonably necessary to effectuate the closing of the Merger at 12:02 A.M. on the Closing Date; provided, however, that all aspects of the Merger shall be in form and substance reasonably acceptable to the Purchaser.

SECTION 5.20           Limited Liability Company Conversion.  Prior to the Closing, the Seller shall cause the Company to convert from a Florida corporation to a limited liability company organized and existing under the laws of the State of Florida (the “Conversion”); provided, however, that (a) the Conversion shall be in form and substance reasonably acceptable to the Purchaser and (b) the Company shall use its commercially reasonable efforts to effectuate the Conversion in a manner which maintains the IRS Employer Identification Number of the Company as of the date hereof as the IRS Employer Identification Number of the Company subsequent to the Conversion.

SECTION 5.21           Estimated Initial Payment.  The Purchaser and the Seller shall work together in good faith to prepare the Estimated Initial Payment Statement, which shall be delivered not less than ten Business Days prior to the Closing; provided, however, that the Seller shall be solely responsible for the content thereof.

SECTION 5.22           Operational Independence.  Subject to the terms of this Agreement and the Ancillary Agreements, subsequent to the Closing, the Purchaser shall have sole discretion with regard to all matters relating to the operation of the Business, including but not limited to, increasing the prices charged for services of Business, terminating existing clients accepting or rejecting new clients, including those referred to the Company by Selective Agents; provided, however, that the Purchaser shall use commercially reasonable efforts to preserve the operation of the Business and shall take no action for the primary purpose of reducing the Purchase Price payable to the Seller hereunder.

SECTION 5.23           Financial Statements.  From and after the Closing Date, the Purchaser shall provide the Seller with such cooperation and information as the Seller may reasonably require in connection with its preparation of financial statements of the Seller with respect to any and all periods beginning prior to the Closing Date.

ARTICLE VI

EMPLOYEE MATTERS

SECTION 6.01           Termination of Employees.  As of the Closing, the Seller, the Company or the Company Subsidiaries, as the case may be, shall terminate the employment of all employees of the Company or the Company Subsidiaries (collectively, the “Terminated Employees”) other than those employees of the Company or the Company Subsidiaries who are SHRS WSEEs.  For the avoidance of doubt, the Company shall not terminate any SHRS ASO Employees pursuant to this Section 6.01.  The Seller, the Company or the Company Subsidiaries, as the case may be, shall notify all of the Terminated Employees of their termination and provide such Terminated Employees with any notices required under the WARN Act no later than November 1, 2009.

SECTION 6.02           Employee-Related Costs.  The Seller shall be responsible for complying with any and all obligations imposed upon it under the WARN Act in respect of the Terminated Employees and shall, pursuant to Article IX, indemnify and hold the Purchaser and its Affiliates harmless from any claims, liabilities, costs and penalties suffered by the Purchaser and/or its Affiliates because of the Seller’s failure to comply with its WARN Act obligations.  Except as set forth in Section 6.03, the Purchaser shall not be liable to the Seller, the Company or the Company Subsidiaries for any severance obligations, benefit obligations or any other Liabilities in connection with the termination of the Terminated Employees, all of which Liabilities shall either be paid by the Seller or accrued by the Company prior to the Closing (in which case they shall be paid by the Purchaser).

SECTION 6.03           COBRA.  The Purchaser shall, at its cost, provide and be solely responsible for any continuation coverage required under COBRA to each individual who is a current or former employee of the Company or the Company Subsidiaries (including without limitation any SHRS WSEE or SHRS ASO Employee) or otherwise a “qualified beneficiary” as that term is defined in COBRA in respect of any such current or former employee, in any event regardless of whether the applicable “qualifying event” (as defined in COBRA) occurs before, on or after the Closing Date, and including without limitation any COBRA obligations arising out of the transactions contemplated in this Agreement.

ARTICLE VII

TAX MATTERS

SECTION 7.01           Indemnity.  (a) The Seller agrees to indemnify and hold harmless the Purchaser, the Company and each Company Subsidiary against Excluded Taxes and, except as otherwise provided in Section 7.04, against any loss, damage, liability or expense, including reasonable fees for attorneys and other outside consultants incurred in contesting or otherwise in connection with any such Excluded Taxes; provided, however, that the Seller shall have no obligation to indemnify and hold harmless the Purchaser, the Company or any Company Subsidiary unless and until the amount of Taxes paid by the Purchaser, the Company or any Company Subsidiary that would otherwise be subject to indemnification by the Seller pursuant to this Article VII (including payments made to the Seller pursuant to Section 7.02(c)) exceeds the amount of the reserves for Taxes of the Company and the Company Subsidiaries which is used in the calculation of the Net Working Capital calculated in reference to the Closing Balance Sheet.

(b)           In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of the Straddle Period ending on the Closing Date shall be:

 (i)           in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, as provided under Section 7.07), deemed equal to the amount which would be payable if the taxable year ended on the Closing Date; and

 (ii)          in the case of Taxes imposed on a periodic basis with respect to the assets of the Company or any Company Subsidiary or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.  Any credit or refund resulting from an overpayment of Taxes for a Straddle Period shall be prorated based upon the method employed in this paragraph (b) taking into account type of the Tax to which the refund relates.  In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this (b) shall be computed by reference to the level of such items on the Closing Date.  All determinations necessary to effect the foregoing allocations shall be made in a manner consistent with prior practice of the Seller, the Company and the Company Subsidiaries.

SECTION 7.02           Returns and Payments.  (a) From the date of this Agreement through and after the Closing, the Seller shall prepare or cause to be prepared all Tax Returns relating to the Purchased Assets, the Business, the Company and the Company Subsidiaries that are due on or before or relate to any taxable period ending on or before the Closing Date (and the Purchaser shall do the same with respect to any taxable period ending after the Closing Date). Tax Returns of the Company and the Company Subsidiaries or relating to the Purchased Assets or the Business not yet filed for any taxable period that begins before the Closing Date shall be prepared in a manner consistent with past practices employed with respect to the Seller, the Company and the Company Subsidiaries (except to the extent that counsel for the Seller or the Company renders a legal opinion that there is no reasonable basis in law therefor or determines that a Tax Return cannot be so prepared and filed without being subject to penalties). With respect to any such Tax Return required to be prepared by the Purchaser or the Seller, the preparing party shall provide the other party and its authorized representatives with a copy of such completed Tax Return and, if applicable, a statement certifying the amount of Tax shown on such Tax Return that is allocable to such other party pursuant to Section 7.01(b) and/or payable to such other party pursuant to Section 7.02(c), together with appropriate supporting information and schedules at least 20 Business Days prior to the due date (including any extension hereof) for the filing of such Tax Return, for all Taxes with the exception of  payroll taxes and five Business Days for such Tax Return that is for payroll taxes and such other party and its authorized representatives shall have the right to review and comment on such Tax Return and statement prior to the filing of such Tax Return.

(b)           The Seller shall pay or cause to be paid when due and payable all Taxes with respect to the Company and the Company Subsidiaries or relating to the Purchased Assets or the Business for any Pre-Closing Period (subject to its rights set forth in Section 7.02(c)), and the Purchaser shall so pay or cause to be paid all Taxes for any Post-Closing Period (subject to its right of indemnification from the Seller by the date set forth in Section 7.05 for Taxes attributable to the portion of any Straddle Period pursuant to Section 7.01(a) and Section 7.01(b)).

(c)           The Purchaser shall pay or cause to be paid to the Seller at least three Business Days before the due date of the applicable estimated or final Tax Return required to be filed by the Seller, without regard to whether the Tax Return shows overall net income or loss for such period, an amount equal to the lesser of (i) the amount of Excluded Taxes shown as unpaid and owed on such Tax Return and (ii) the amount of the reserves for Taxes of the Company and the Company Subsidiaries which is used in the calculation of the Net Working Capital calculated in reference to the Closing Balance Sheet for such Excluded Tax reduced by any amount previously paid by Purchaser either to the Seller or an appropriate Governmental Authority, in each case in respect of Excluded Taxes.  The Seller shall be entitled to recover professional fees and related costs that it may reasonably incur to enforce the provisions of this Section 7.02(c).

(d)           The Purchaser shall file or otherwise furnish all such Tax Returns that it is required to furnish (including Tax Returns for Pre-Closing Periods that are not due until after the Closing Date that relate to payroll taxes) in proper form to the appropriate Governmental Authority (or cause to be prepared and filed or so furnished) in a timely manner and shall provide proof of such timely filing to the Seller promptly after the filing of any Pre-Closing Period or Straddle Period Tax Returns and the Seller shall file or otherwise furnish all such tax Returns that it is required to furnish in proper form to the appropriate Governmental Authority (or cause to be prepared and filed or so furnished) in a timely manner and shall provide proof of such timely filing to the Seller promptly after the filing.

SECTION 7.03           Tax Refunds.  Any Tax refund (including any interest with respect thereto) relating to the Purchased Assets, the Business, the Company or any Company Subsidiary for any Pre-Closing Period shall be the property of the Purchaser, and if received by the Seller or any Company Subsidiary shall be paid over promptly to the Purchaser.

SECTION 7.04           Contests.  (a) After the Closing, the Purchaser shall promptly notify the Seller in writing of any written notice of a proposed assessment or claim in an audit or administrative or judicial proceeding of the Purchaser or any of the Purchased Assets, the Business, the Company and the Company Subsidiaries which, if determined adversely to the taxpayer, would be grounds for indemnification under this Article VII; provided, however, that the failure to give such notice will not affect the Purchaser’s right to indemnification under this Article VII except to the extent, if any, that, but for such failure, the Seller could have avoided all or a portion of the Tax liability in question.

(b)           In the case of an audit or administrative or judicial proceeding that relates to Pre-Closing Periods, the Seller shall have the right at its expense to participate in and control the conduct of such audit or proceeding, but only to the extent that such audit or proceeding relates solely to a potential adjustment for which the Seller may be liable; the Purchaser also may participate in any such audit or proceeding and, if the Seller does not assume the defense of any such audit or proceeding, the Purchaser may defend the same in such manner as it may deem appropriate, including settling such audit or proceeding after five Business Days prior written notice to the Seller setting forth the terms and conditions of settlement.  In the event that issues relating to a potential adjustment for which the Seller may be liable are required to be contested in the same audit or proceeding as separate issues relating to a potential adjustment for which the Purchaser would be liable, the Purchaser shall have the right, at its expense, to control the audit or proceeding with respect to the latter issues.

(c)           With respect to issues relating to a potential adjustment for which both the Seller and the Purchaser or the Company or any Company Subsidiary could be liable, (i) both the Seller and the Purchaser may participate in the audit or proceeding, and (ii) the audit or proceeding shall be controlled by that party which would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments that may reasonably be anticipated for future taxable periods.  The principle set forth in this Section 7.04(c) also shall govern for purposes of deciding any issue that must be decided jointly (including choice of judicial forum) in situations in which separate issues are otherwise controlled under this Article VII by the Purchaser and the Seller.

(d)           With respect to any Tax audit or proceeding that could affect a taxable period that begins before the Closing Date, neither the Purchaser nor the Seller shall enter into any compromise or agree to settle any claim pursuant to such audit or proceeding which would adversely affect the other party for such taxable period or a subsequent taxable period without the written consent of the other party, which consent may not be unreasonably withheld.  The Purchaser and the Seller agree to cooperate, and the Purchaser agrees to cause the Company and the Subsidiaries to cooperate, in the defense against or compromise of any claim in any such audit or proceeding.

SECTION 7.05           Time of Payment.  Payment by the Seller of any amounts due under this Article VII in respect of Taxes shall be made (a) at least three Business Days before the due date of the applicable estimated or final Tax Return required to be filed by the Purchaser on which is required to be reported income for a taxable period ending after the Closing Date for which the Seller is responsible under Section 7.01(a) and Section 7.01(b) without regard to whether the Tax Return shows overall net income or loss for such period; provided, however, that payment by the Seller shall not be required any sooner than 17 Business Days after a copy of such Tax Return is provided to Seller pursuant to Section 7.02, and (b) other than with respect to those amounts described in clause (a) of this sentence,  within three Business Days following an agreement between the Seller and the Purchaser that an indemnity amount is payable, an assessment of a Tax by a taxing authority, or a “determination” as defined in Section 1313(a) of the Code.  If liability under this Article VII is in respect of costs or expenses other than Taxes, payment by the Seller of any amounts due under this Article VII shall be made within thirty Business Days after the date when the Seller has been notified by the Purchaser that the Seller has a liability for a determinable amount under this Article VII and is provided with calculations or other materials supporting such liability.

SECTION 7.06           Tax Cooperation and Exchange of Information.  The Seller and the Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other (and the Purchaser shall cause the Company and the Company Subsidiaries to provide such cooperation and information) in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes or making representations to or furnishing information to parties subsequently desiring to purchase any part of the Purchased Assets, the Business, the Company or the Company Subsidiaries from the Purchaser.  Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities.  The Seller and the Purchaser shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 7.06.  Notwithstanding anything to the contrary in Section 5.02 hereto, each of the Seller and the Purchaser shall retain all Tax Returns, work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters relevant to the Purchased Assets, the Business, the Company or any Company Subsidiary for any taxable period that includes the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions or (ii) six years following the due date (without extension) for such Tax Returns.  After such time, before the Seller or the Purchaser shall dispose of any such documents in its possession (or in the possession of its Affiliates), the other party shall be given an opportunity, after 90 days prior written notice, to remove and retain all or any part of such documents as such other party may select (at such other party’s expense).  Any information obtained under this Section 7.05 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

SECTION 7.07           Conveyance Taxes.  The Purchaser shall be liable for and shall hold the Seller harmless against any Conveyance Taxes which become payable in connection with the transactions contemplated by this Agreement.  The Purchaser, after the review and consent by the Seller, shall file such applications and documents as shall permit any such Conveyance Tax to be assessed and paid on or prior to the Closing in accordance with any available pre-sale filing procedure.  The Seller shall execute and deliver all instruments and certificates necessary to enable the Purchaser to comply with the foregoing.  The Seller shall complete and execute a resale or other exemption certificate with respect to the inventory items sold hereunder, and shall provide the Purchaser with an executed copy thereof.

SECTION 7.08           Miscellaneous.  (a) The Seller and the Purchaser agree to treat all payments made by either of them to or for the benefit of the other (including any payments to the Company or any Company Subsidiary) under this Article VII, under other indemnity provisions of this Agreement and for any misrepresentations or breaches of warranties or covenants as adjustments to the Purchase Price for Tax purposes.

(b)           All payments payable under any tax sharing agreement or arrangement between the Seller and the Company or any Company Subsidiary for any taxable period ending on or prior to the Closing shall be calculated on a basis consistent with past practice and shall be payable in full prior to the Closing.  Any such tax sharing agreement or arrangement between the Seller and the Company or any Company Subsidiary shall be terminated prior to the Closing.

(c)           Notwithstanding any provisions in this Agreement to the contrary, the obligations of the Seller to indemnify and hold harmless the Purchaser, the Company and the Company Subsidiaries pursuant to this Article VII, and the representations and warranties contained in Section 3.31, shall terminate at the close of business on the 90th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

(d)           From and after the date of this Agreement, the Seller shall not, without the prior written consent of the Purchaser (which may, in its sole and absolute discretion, withhold such consent), make, or cause or permit to be made, any Tax election that would affect the Company or any Company Subsidiary except to the extent required by Law.

(e)           For purposes of this Article VII, “the Purchaser” and “the Seller”, respectively, shall include each member of the affiliated group of corporations of which it is or becomes a member (other than the Company and the Company Subsidiaries, except to the extent expressly referenced).

(f)           The Purchaser shall be entitled to recover professional fees and related costs that it may reasonably incur to enforce the provisions of this Article VII.

(g)           Notwithstanding anything to the contrary in this Agreement, in the event that any provision of this Agreement regarding the rights and obligations of the parties with respect to indemnification for any and all Tax matters conflicts with the provisions of this Article VII, other than the limits on indemnification for Taxes described in Section 9.04, such rights and obligations shall be governed solely by this Article VII.

ARTICLE VIII

CONDITIONS TO CLOSING

SECTION 8.01           Conditions to Obligations of the Seller.  The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)           Representations, Warranties and Covenants.  (i) The representations and warranties of the Purchaser contained in this Agreement (x) that are not qualified by “materiality” shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing and (y) that are qualified by “materiality” shall have been true and correct when made and shall be true and correct as of the Closing with the same force and effect as if made as of the Closing, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date, with the same force and effect as if made as of the Closing, and (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects.

(b)           No Proceeding or Litigation.  No Action shall have been commenced by or before any Governmental Authority against any of the Seller, the Company, the Company Subsidiaries, the Purchaser or the Acquiring Subsidiaries, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the Seller, is likely to prevent the consummation of such transactions; provided, however, that the provisions of this Section 8.01(b) shall not apply if the Seller has directly or indirectly solicited or encouraged any such Action.

(c)           Consents and Approvals.  Subject to Section 5.04(d), the Purchaser and the Seller shall have received, each in form and substance reasonably satisfactory to the Seller, all authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents listed in Section 8.02(c).

SECTION 8.02           Conditions to Obligations of the Purchaser.  The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)           Representations, Warranties and Covenants.  (i) The representations and warranties of the Seller contained in this Agreement (x) that are not qualified by “materiality” or “Material Adverse Effect” shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing and (y) that are qualified by “materiality” or Material Adverse Effect” shall have been true and correct when made and shall be true and correct as of the Closing with the same force and effect as if made as of the Closing, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date, with the same force and effect as if made as of the Closing, and except in the case of clause (y) above for such failure of such representations and warranties to be true and correct that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) the covenants and agreements contained in this Agreement to be complied with by the Seller on or before the Closing shall have been complied with in all material respects.

(b)           No Proceeding or Litigation.  No Action shall have been commenced or threatened by or before any Governmental Authority against any of the Seller, the Company, the Company Subsidiaries, the Purchaser or the Acquiring Subsidiaries, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the Purchaser, is likely to prevent the consummation of such transactions or which would reasonably be expected to have a Material Adverse Effect provided, however, that the provisions of this Section 8.02(b) shall not apply if the Purchaser has directly or indirectly solicited or encouraged any such Action.;

(c)           Consents and Approvals.  Subject to Section 5.04(d), the Purchaser and the Seller shall have received, each in form and substance reasonably satisfactory to the Purchaser, all authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents set forth in Section 8.02(c) of the Disclosure Letter.

(d)           No Material Adverse Effect.  No event or events shall have occurred which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.

(e)           Conversion.  The Seller shall have completed the Conversion and provided the Purchaser with evidence thereof reasonably satisfactory to the Purchaser.

(f)           Merger.  The Seller shall have taken all such actions as are necessary so that the Merger will become effective at 12:02 A.M. on the Closing Date and shall have provided the Purchaser with evidence thereof reasonably satisfactory to the Purchaser.

(g)           Estimated Initial Payment.  The Seller shall have delivered the Estimated Initial Payment Statement to the Purchaser no later than ten Business Days prior to the Closing Date and such Estimated Initial Payment Statement shall have been reasonably acceptable to the Purchaser in both form and substance.

(h)           Net Working Capital Requirements.  As of the Closing Date, the Company shall have positive Net Working Capital.

ARTICLE IX

INDEMNIFICATION

SECTION 9.01           Survival of Representations and Warranties.  (a) The representations and warranties of the Seller contained in this Agreement shall survive the Closing until the second anniversary of the Closing; provided, however, that (i) the representations and warranties made pursuant to the first, third and fourth sentences of Section 3.01, the first sentence of Section 3.02, the first and fifth sentences of Section 3.04(a), the first sentence of Section 3.04(b), Section 3.23(b) and Section 3.34 shall survive indefinitely, and (ii) the representations and warranties dealing with Tax matters, including, for the avoidance of doubt, the representations and warranties made pursuant to Section 3.31, shall survive until 90 days after the expiration of the relevant statute of limitations for the Tax liabilities in question.  Neither the period of survival nor the liability of the Seller with respect to the Seller’s representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Purchaser.  If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Purchaser to the Seller, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

(b)           The representations and warranties of the Purchaser contained in this Agreement shall survive the Closing until the second anniversary of the Closing; provided, however, that the representations and warranties made pursuant to Section 4.01 and Section 4.07 shall survive indefinitely.  Neither the period of survival nor the liability of the Purchaser with respect to the Purchaser’s representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Seller.  If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Seller to the Purchaser, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

SECTION 9.02           Indemnification by the Seller.  The Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each a “Purchaser Indemnified Party”) shall be indemnified and held harmless by the Seller for and against any and all Liabilities, losses, diminution in value, damages, claims, costs and expenses, interest, awards, judgments and penalties (including attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (including any Action brought or otherwise initiated by any of them) (hereinafter a “Loss”), arising out of or resulting from:

(i)           the breach of any representation or warranty made by the Seller contained in this Agreement;

(ii)          the breach of any covenant or agreement by the Seller contained in this Agreement;

(iii)         any and all Losses suffered or incurred by the Purchaser, the Company or any Company Subsidiary by reason of or in connection with any claim or cause of action of any third party to the extent arising out of any action, inaction, event, condition, liability or obligation of the Seller occurring or existing prior to the Closing and not relating to the Company, the Company Subsidiaries or the Business;

(iv)         Taxes, as set forth in Section 7.01;

(v)          Liabilities relating to Terminated Employees or amounts payable pursuant to Section 6.02;

(vi)         Litigation Losses;

(vii)        Losses arising from or related to workers’ compensation insurance and workers’ compensation claims, including claims incurred prior to the Closing Date but not reported until thereafter;

(viii)       Liabilities arising from or related to any failure to comply with laws relating to bulk transfers or bulk sales with respect to the transactions contemplated by this Agreement (notwithstanding the waiver contained in Section 5.12); or

(ix)         Liabilities resulting directly or indirectly from the provision by the Seller to the Purchaser of inaccurate information pursuant to Section 3.27(i).

To the extent that the Seller’s undertakings set forth in this Section 9.02 may be unenforceable, the Seller shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Purchaser Indemnified Parties.

SECTION 9.03           Indemnification by the Purchaser.  The Seller and its Affiliates, officers, directors, employees, agents, successors and assigns (each a “Seller Indemnified Party”) shall be indemnified and held harmless by the Purchaser for and against any and all Losses, arising out of or resulting from:

(i)           the breach of any representation or warranty made by the Purchaser contained in this Agreement; or

(ii)          the breach of any covenant or agreement by the Purchaser contained in this Agreement;

(iii)         any and all Losses suffered or incurred by the Seller by reason of or in connection with any claim or cause of action of any third party to the extent arising out of any action, inaction, event, condition, liability or obligation of the Purchaser, the Company or the Company Subsidiaries occurring after the Closing, including without limitation any failure by the Purchaser, the Company or the Company Subsidiaries to make any payment under any contract, lease or agreement guaranteed by the Seller;

(iv)         Liabilities resulting directly or indirectly from the provision by the Purchaser to the Seller of inaccurate information pursuant to Section 5.09; or

(v)          Liabilities relating to the COBRA obligations of the Purchaser or amounts payable pursuant to Section 6.03.

To the extent that the Purchaser’s undertakings set forth in this Section 9.03 may be unenforceable, the Purchaser shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Seller Indemnified Parties.

SECTION 9.04           Limits on Indemnification.  Notwithstanding anything to the contrary contained in this Agreement, except as set forth below:  (a) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 9.02 or 9.03, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $100,000, after which the Indemnifying Party shall be liable only for those Losses in excess of $100,000; (b) no Losses may be claimed under Section 9.02 or Section 9.03 by an Indemnified Party or shall be reimbursable by an Indemnifying Party or shall be included in calculating the aggregate Losses set forth in clause (a) above other than Losses in excess of $5,000 resulting from any single or aggregated claims arising out of the same facts, events or circumstances; and (c) the maximum amount of indemnifiable Losses which may be recovered from an Indemnified Party arising out of or resulting from the causes set forth in Section 9.02 or Section 9.03, as the case may be, shall be an amount equal to $2,225,000. The provisions of this Section 9.04 shall not apply with respect to indemnification (A) of either party for Taxes, provided that an Indemnifying Party shall not be liable for any claim for indemnification for Taxes unless and until the aggregate amount of indemnifiable Losses (including Losses other than for Taxes) which may be recovered from the Indemnifying Party equals or exceeds $100,000, after which the Indemnifying Party shall be liable only for those Losses in excess of $100,000, (B) by the Seller of the Purchaser for Losses arising from or related to workers’ compensation insurance and workers’ compensation claims, including claims incurred prior to the Closing Date but not reported until thereafter, (C) by the Seller of the Purchaser for (x) Litigation Losses or (y) Liabilities resulting directly or indirectly from the provision by the Purchaser to the Seller of inaccurate information pursuant to Section 3.27(i), or (D) by the Purchaser of the Seller for (x) Liabilities resulting directly or indirectly from the provision by the Purchaser to the Seller of inaccurate information pursuant to Section 5.09 (provided the Seller has not terminated its obligations under Section 5.09(c) pursuant to Section 5.09(e)) or (y) relating to the COBRA obligations of the Purchaser or amounts payable pursuant to Section 6.03.

SECTION 9.05           Notice of Loss; Third Party Claims.  (a) An Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, promptly after, and in any event within 60 days, of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.  The failure to provide notice within such time period, however, shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or Liability that it may have to any Indemnified Party otherwise than under this Article IX.  Except where a claim by the Indemnified Party relates to a Third Party Claim (in which case, the provisions of Section 9.05(b) below will apply, if the Indemnifying Party does not notify the Indemnified Party within 30 days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party hereunder and, if the Indemnifying Party is the Purchaser, the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand, and if the Indemnifying Party is the Seller, the Indemnifying Party shall pay the amount of such liability to the Indemnified Party as set forth in Section 9.06; provided, however, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, such payments shall be made only on such later date when the amount of such claim (or such portion thereof) becomes finally determined.  If the Indemnifying Party has timely disputed its liability with respect to such claim, as provided above, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved pursuant to Sections 11.11 and 11.12 hereof.  If the Indemnifying Party agrees that it has an indemnification obligation but asserts that it is obligated to pay a lesser amount than that claimed by the Indemnified Party, the Indemnifying Party shall pay such lesser amount promptly to the Indemnified Party, without prejudice to or waiver of the Indemnified Party’s claim for the difference.

(b)           (i) If an Indemnified Party shall receive notice of any Action, audit, demand or assessment (each, a “Third Party Claim”) against it or which may give rise to a claim for Loss under this Article IX, within 30 days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or Liability that it may have to any Indemnified Party otherwise than under this Article IX.  If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within five days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party, based on the advice of counsel, for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnified Party.

(ii)           In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnified Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party.  The party controlling the defense of the Third Party Claim shall at all times use commercially reasonable efforts to keep the Indemnified Party or the Indemnifying Party, as the case may be, reasonably apprised of the status of the defense.

(iii)           No Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed, unless such settlement includes as an unconditional term thereof the delivery by the claimant to the Indemnified Party of a written release from all liability in respect of such Third Party Claim.  If the Indemnified Party is in control of the defense of the Third Party Claim, it may settle the claim on behalf of and for the account and risk of the Indemnifying Party, who shall be bound by the result; provided, however, that it shall have exercised efforts in resolving such Third Party Claim consistent with the efforts that it would have exercised if such settlement was for its own account; and provided, further, that if a settlement offer for monetary damages is made by the claimant that includes an unconditional release of the Indemnified Party and the Indemnifying Party notifies the Indemnified Party in writing of its willingness to accept such settlement offer and pay the amount called for by such offer, then the Indemnifying Party’s obligation with respect to such Third Party Claim shall be limited to the lesser of (A) the amount of the settlement offer and (B) the aggregate Losses of the Indemnified Party with respect to such Claim.

SECTION 9.06           Right of Set-Off.  The Purchaser shall have the right to set-off any amount finally determined in accordance with the procedures set forth in Section 9.05 hereof to be owed to the Purchaser under Article VII and this Article IX against any portion of the Purchase Price yet to be paid to the Seller; to the extent any amount payable to the Purchaser pursuant to Article VII or this Article IX remain outstanding after such set-off, the Seller shall pay all such amounts by wire transfer of immediately available funds to an account designated in writing by the Purchaser.  Notwithstanding the foregoing sentence, in the event that any amount determined in accordance with the procedures set forth in Section 9.05 hereof to be owed to the Purchaser under Article VII and this Article IX is greater than an amount equal to four times the most recently paid Quarterly Earn-Out Payment (the value of such excess, the “Set-Off Excess Amount”), the Seller shall pay to the Purchaser that portion of the Set-Off Excess Amount that is equal to the amount of the Purchase Price which has been paid to the Seller as of such date, by wire transfer of immediately available funds to an account designated in writing by the Purchaser; the remainder of any amounts payable to the Purchaser under Article VII and this Article IX shall be paid by the Seller to the Purchaser in accordance with the foregoing sentence.

SECTION 9.07           Sole Remedy.

(a)           The Purchaser acknowledges and agrees that, if the Closing occurs, its sole and exclusive remedy (other than for actual fraud) following the Closing with respect to any and all claims, including Third-Party Claims, relating to the subject matter of this Agreement shall be pursuant to the provisions set forth in this Article IX; provided, however, that nothing contained herein shall prevent an Indemnified Party from pursuing remedies as may be available to such party under applicable Law in the event of an Indemnifying Party’s failure to comply with its indemnification obligations hereunder.

(b)           The Indemnifying Party shall be subrogated to the rights of the Indemnified Party (to the extent permitted by the terms of such insurance agreements) in respect of any insurance relating to the Loss to the extent of any indemnification payments made hereunder.  The Indemnified Party shall be obligated to use commercially reasonable efforts to mitigate the amount of any Loss for which such party is entitled to seek indemnification hereunder.  Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(c)           The Seller and the Purchaser agree to treat (and cause their Affiliates to treat) any indemnification payment under this Agreement as an adjustment to the consideration to be transferred between the Seller and the Purchaser in connection with the transactions contemplated hereby.  Any indemnification obligation under this Agreement shall be net of (i) any cash tax benefit actually realized by the Indemnified Party or its Affiliates in the same year that the indemnification obligation is satisfied, and (ii) any insurance proceeds or any indemnity, contribution or other similar payment received by the indemnified party or its Affiliates from any third party with respect thereto, net of any expenses related to the recovery of such proceeds and the cost of any insurance premiums.  The Indemnified Party shall use commercially reasonable efforts to obtain full recovery under all insurance policies covering any indemnification obligation to the same extent as they would if such indemnification obligation were not subject to indemnification under this Agreement.  In the event that an insurance or other recovery is received by any Indemnified Party with respect to any indemnification obligation for which any such Person has been indemnified under this Agreement, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Indemnifying Party.

(d)           Notwithstanding anything in Article IX to the contrary, any right of a party hereunder to indemnification for any “Loss” shall not include damages incurred directly or indirectly as a result of lost profits or any damages that are special, consequential or punitive in nature, regardless of whether such damages are permissible by applicable Law.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

SECTION 10.01           Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by written notice:

 (i)           (A) from the Seller if the Closing shall not have occurred by January 1, 2010 (the “Outside Date”); provided, however, that the Seller may elect to extend the Outside Date until a date not later than January 31, 2010 in the event that both (x) on January 1, 2010 the only condition to Closing set forth in Article VIII of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing) that has not been satisfied or waived is the receipt of any PEO Approvals set forth in Section 8.02(c) of the Disclosure Letter and (y) the Seller agrees to pay any additional FICA, FUTA and SUTA taxes payable by the Purchaser, any SHRS Client or any SHRS ASO Client solely by reason of such extension resulting in an employee having two employers during calendar year 2010 (but, for the avoidance of doubt, not any additional costs associated with the Purchaser having to prepare additional W-2s for any SHRS WSEE or ASO Client Employee); or (B) from the Seller or the Purchaser if the Closing has not occurred by January 31, 2010; provided, however, that the right to terminate this Agreement under this Section 10.01(a)(i) shall not be available to any party whose failure to comply with any provision of this Agreement has been the principal cause of, or resulted in, the failure of the Closing to occur on or before such Outside Date; or

 (ii)           of the Seller or the Purchaser, if any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

(b)           by the Purchaser upon a breach of any representation, warranty, covenant or agreement on the part of the Seller set forth in this Agreement such that the conditions set forth in Section 8.02 would not be satisfied as of the time of such breach, if such breach shall be incapable of being cured or shall not have been cured to such extent as is necessary to permit such conditions to be satisfied prior to the Outside Date; provided that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 10.01(b) if the Purchaser is then in breach of any of its representations, warranties, covenants or agreements such that the conditions in Section 8.01 are incapable of being satisfied;

(c)           by the Seller upon a breach of any representation, warranty, covenant or agreement on the part of the Purchaser set forth in this Agreement such that the conditions set forth in Section 8.01 would not be satisfied as of the time of such breach, if such breach shall be incapable of being cured or shall not have been cured to such extent as is necessary to permit such conditions to be satisfied prior to the Outside Date; provided that the Seller shall not have the right to terminate this Agreement pursuant to this Section 10.01(c) if the Seller is then in breach of any of its representations, warranties, covenants or agreements such that the conditions in Section 8.02 are incapable of being satisfied; or

(d)           by the mutual written consent of the Seller and the Purchaser.

SECTION 10.02           Effect of Termination.  In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Section 5.03 and Section 11.01 and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement.

ARTICLE XI

GENERAL PROVISIONS

SECTION 11.01           Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including regulatory filing fees, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.  For the avoidance of doubt, all costs and expenses of regulatory counsel to the Purchaser shall be paid by the Purchaser.

SECTION 11.02           Notices.  All notices, requests, claims, demands and other communications hereunder shall in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

(a)	if to the Seller:	Selective Insurance Group, Inc.
40 Wantage Avenue
Branchville, NJ 07890
Telecopy: (973) 948-0282
Telephone: (973) 948-1477
Attention: Michael Lanza, Esq.

	with a copy (which shall	Skadden, Arps, Slate, Meagher & Flom LLP
	not constitute notice) to:	One Rodney Square
P.O. Box 636
Wilmington, DE 19899
Telecopy: (302) 651-3001
Telephone: (302) 651-3240
Attention: Steven J. Daniels, Esq.

(b)	if to the Purchaser:	AlphaStaff Group, Inc.
800 Corporate Drive, Suite 600
Fort Lauderdale, FL 33334
Telecopy: (866) 624-7379
Telephone: (954) 267-1831
Attention: Heather Gatley, Esq.

	with a copy (which shall	Greenberg Traurig, P.A.
	not constitute notice) to:	1221 Brickell Avenue
Miami, FL 33131
Telecopy: (305) 961-9640
Telephone: (305) 579-0640
Attention: Richard N. Bernstein, Esq.

SECTION 11.03           Public Announcements.  Neither party hereto shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without prior notification to the other party unless otherwise required by Law or applicable stock exchange regulation, and the parties hereto shall cooperate as to the timing and contents of any such press release, public announcement or communication.

SECTION 11.04           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 11.05           Entire Agreement.  This Agreement and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Seller and the Purchaser with respect to the subject matter hereof and thereof.

SECTION 11.06           Assignment.  This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Seller and the Purchaser (which consent may be granted or withheld in the sole discretion of the Seller or the Purchaser); provided, however, that the Purchaser may assign this Agreement or any of its rights and obligations hereunder to one or more Affiliates of the Purchaser without the consent of the Seller.

SECTION 11.07           Amendment.  This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Seller and the Purchaser or (b) by a waiver in accordance with Section 11.08.

SECTION 11.08           Waiver.  Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 11.09           No Third Party Beneficiaries.  Except for the provisions of Article IX relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of the Seller, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 11.10           Specific Performance.  The Seller acknowledges and agrees that the Purchaser would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the Purchaser could not be adequately compensated in all cases by monetary damages alone.  Accordingly, except as otherwise provided in Section 9.07, in addition to any other right or remedy to which the Purchaser may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

SECTION 11.11           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida applicable to contracts executed in and to be performed in that State.  All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Florida federal court sitting in Miami-Dade County, Florida, provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any Florida state court sitting in Miami-Dade County, Florida.  Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in Miami-Dade County, Florida for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

SECTION 11.12           Waiver of Jury Trial.  Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.  Each of the parties hereto hereby (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.12.

SECTION 11.13           Currency.  Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

SECTION 11.14           Counterparts.  This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER AND AFFILIATES

SELECTIVE INSURANCE GROUP, INC.

By:	/s/ Gregory E. Murphy
Name: Gregory E. Murphy
Title: Chairman, President and Chief Executive Officer

SELECTIVE HR SOLUTIONS, INC.

By:	/s/ Brian C. Sarisky
Name: Brian C. Sarisky
Title: President and Chief Executive Officer

SELECTIVE HR SOLUTIONS II, INC.

By:	/s/ Brian C. Sarisky
Name: Brian C. Sarisky
Title: President and Chief Executive Officer

SELECTIVE HR SOLUTIONS III, INC.

By:	/s/ Brian C. Sarisky
Name: Brian C. Sarisky
Title: President and Chief Executive Officer

SELECTIVE HR SOLUTIONS IV, INC.

By:	/s/ Brian C. Sarisky
Name: Brian C. Sarisky
Title: President and Chief Executive Officer

SELECTIVE HR SOLUTIONS V, INC.

By:	/s/ Brian C. Sarisky
Name: Brian C. Sarisky
Title: President and Chief Executive Officer

SELECTIVE HR SOLUTIONS VI, INC.

By:	/s/ Brian C. Sarisky
Name: Brian C. Sarisky
Title: President and Chief Executive Officer

SELECTIVE HR SOLUTIONS VII, INC.

By:	/s/ Brian C. Sarisky
Name: Brian C. Sarisky
Title: President and Chief Executive Officer

SELECTIVE HR SOLUTIONS VIII, INC.

By:	/s/ Brian C. Sarisky
Name: Brian C. Sarisky
Title: President and Chief Executive Officer

SELECTIVE HR SOLUTIONS IX, INC.

By:	/s/ Brian C. Sarisky
Name: Brian C. Sarisky
Title: President and Chief Executive Officer

SELECTIVE HR SOLUTIONS X, INC.

By:	/s/ Brian C. Sarisky
Name: Brian C. Sarisky
Title: President and Chief Executive Officer

SELECTIVE HR SOLUTIONS XI, INC.

By:	/s/ Brian C. Sarisky
Name: Brian C. Sarisky
Title: President and Chief Executive Officer

SELECTIVE HR SOLUTIONS XII, INC.

By:	/s/ Brian C. Sarisky
Name: Brian C. Sarisky
Title: President and Chief Executive Officer

SELECTIVE HR SERVICES, LLC

By: Selective HR Solutions, Inc.
Its: Sole Member

By:	/s/ Brian C. Sarisky
Name: Brian C. Sarisky
Title: President and Chief Executive Officer

PURCHASER AND AFFILIATES

ALPHASTAFF GROUP, INC.

By:	/s/ Jay Starkman
Name: Jay Starkman
Title: President and Chief Executive Officer

ALPHASTAFF, INC.

By:	/s/ Jay Starkman
Name: Jay Starkman
Title: President and Chief Executive Officer

ALPHASTAFF HOLDINGS, INC.

By:	/s/ Jay Starkman
Name: Jay Starkman
Title: President and Chief Executive Officer

ALPHA NYPEO, INC.

By:	/s/ Jay Starkman
Name: Jay Starkman
Title: President and Chief Executive Officer

ALPHASTAFF SYSTEMS V, INC.

By:	/s/ Jay Starkman
Name: Jay Starkman
Title: President and Chief Executive Officer

ALPHASTAFF 2, INC.

By:	/s/ Jay Starkman
Name: Jay Starkman
Title: President and Chief Executive Officer

EXHIBIT 1.01(a)

FORM OF ASSIGNMENT OF INTELLECTUAL PROPERTY

FORM OF

INTELLECTUAL PROPERTY ASSIGNMENT

THIS INTELLECTUAL PROPERTY ASSIGNMENT (this “Assignment”) is delivered effective as of this ____ day of ____________, ____ (“Effective Date”) by SELECTIVE INSURANCE GROUP, INC., a New Jersey corporation having an address of 40 Wantage Avenue, Branchville, New Jersey 07890 (“Assignor”) to and in favor of ___________________, a ____________ _____________ having an address of 800 Corporate Drive, Suite 600, Fort Lauderdale, Florida 33334 (“Assignee”).

WHEREAS, Assignor and Assignee are parties to that certain Stock and Asset Purchase Agreement dated as of October 27, 2009 (the “Purchase Agreement"); and

WHEREAS, pursuant to the Purchase Agreement, Assignor wishes to assign to Assignee, and Assignee wishes to acquire from Assignor, the items listed on Schedule A attached hereto (collectively, the “Assigned Seller Intellectual Property”).

NOW, THEREFORE, for $10.00 (US) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby sells, assigns, transfers and sets over to Assignee its entire right, title and interest in and to the Assigned Seller Intellectual Property for the United States and for all foreign countries, including, without limitation, any registrations and applications therefor, any renewals and extensions of the registrations, and all other corresponding rights that are or may be secured under the laws of the United States or any foreign country, now or hereafter in effect, for Assignee's own use and enjoyment, and for the use and enjoyment of Assignee's successors, assigns or other legal representatives, at least as fully and entirely as the same would have been held and enjoyed by Assignor if this Assignment had not been made, together with all income, royalties or payments due or payable as of the Effective Date or thereafter, including, without limitation, all claims for damages by reason of past, present or future infringement or other unauthorized use of the Assigned Seller Intellectual Property, with the right to sue for and collect the same for Assignee's own use and enjoyment and for the use and enjoyment of its successors, assigns or other legal representatives.

Assignor hereby requests the Commissioner of Patents and Trademarks, the Register of Copyrights and the corresponding entity or agency in any applicable foreign country, to record, as applicable, Assignee as the Assignee and owner of the Assigned Seller Intellectual Property.

Assignor represents and warrants that: (i) it is the sole and exclusive owner of the entire right, title and interest in and to the Assigned Seller Intellectual Property (including, without limitation, the corresponding rights set forth in the above), free and clear of any liens, security interests, licenses, options or other encumbrances of any kind; (ii) it has the full right and authority to execute this Assignment and to assign to Assignee the rights assigned herein); and (iii) it has not executed, and will not execute, any agreement or other instrument in conflict herewith.  Assignor shall indemnify, defend and hold Assignee and its affiliates harmless from and against any liability, claim or other obligation (including but not limited to any attorneys fees, court costs or other expenses) incurred by or made against Assignee resulting from the breach of any of the foregoing representations and warranties.

Assignor shall take all further reasonable actions, and provide to Assignee, Assignee's successors, assigns or other legal representatives, all such reasonable cooperation and assistance (including, without limitation,  the execution and delivery of any and all affidavits, declarations, oaths, samples, exhibits, specimens, assignments, powers of attorney or other documentation), requested by Assignee to more fully and effectively effectuate the purposes of this Assignment, including, without limitations, with respect to the following:  (1) the preparation and prosecution of any application for registration, or any application for renewal of a registration, relating to any of the rights assigned herein; (2) the prosecution or defense of any interference, opposition, infringement or other proceedings that may arise in connection with any of the rights assigned herein, including, without limitation, testifying as to any facts relating to the Assigned Seller Intellectual Property and this Assignment; (3) obtaining by Assignee any additional protection relating to rights assigned herein that Assignee reasonably may deem appropriate that may be secured under the laws now or hereafter in effect in the United States or any foreign country; and (4) in the implementation or perfection of this Assignment in all applicable jurisdictions throughout the world.

This Assignment is intended solely to effect the transfer of certain property sold and purchased pursuant to the Purchase Agreement in accordance with the Purchase Agreement, and no provision of this Assignment shall rescind or waive any of the express provisions (including the representations, warranties, covenants, agreements, conditions, or any of the indemnification obligations and other obligations of the Assignor) set forth in the Purchase Agreement.  This Assignment shall be governed by and construed in accordance with the laws of the State of  Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any other jurisdiction.

[Signature page follows]

IN WITNESS WHEREOF, Assignor has caused this Assignment to be executed by its duly authorized representative as of the Effective Date.

ASSIGNOR:

SELECTIVE INSURANCE GROUP, INC., a New Jersey corporation

By:
Name:
Title:

NOTARIAL ACKNOWLEDGEMENT

STATE OF _________	)
) SS:
COUNTY OF _____________	)

The foregoing Assignment was acknowledged before me this ____ day _________, 2009 by ____________________, the ________________ of Selective Insurance Group, Inc., a New Jersey corporation.  He is personally known to me or has produced _________________ as identification and acknowledged that he executed the foregoing Assignment in his duly authorized capacity on behalf of the Assignor and that by his signature on this Assignment the Assignor executed this Assignment.

Notary: ___________________________
Print Name: _______________________

[NOTARIAL SEAL]
Notary Public, State of __________
My commission expires:

SCHEDULE A
ASSIGNED SELLER INTELLECTUAL PROPERTY

A.	Marks

1.  Registrations/Applications

MARK	Applic. Ser.No./Filing Date	Reg. No./Date	CLASS/GOODS/SERVICES
EFREEDOM	76-559,866	2,935,831
35-PROVIDING AN ONLINE DATABASE FOR ADMINISTRATION OF BUSINESS PAYROLL FOR OTHERS, NAMELY, ENABLING A PROFESSIONAL EMPLOYER ORGANIZATION TO MAKE PAYROLL ENTRIES; REVIEW EMPLOYEE RECORDS; AND PREPARE BUSINESS REPORTS RELATING TO HUMAN RESOURCES AND EMPLOYEE COMPENSATION

SELECT EMPLOYER OPTIONS	76-473,387	2,775,270	35-SERVING AS A HUMAN RESOURCES DEPARTMENT FOR OTHERS
SEO	76-473,390	2,775,271	35-SERVING AS A HUMAN RESOURCES DEPARTMENT FOR OTHERS
SOLUTIONS FOR SUCCESS	76-473,391	3,203,236	35-ADMINISTRATION OF BUSINESS PAYROLL FOR OTHERS

EXHIBIT 1.01(b)

FORM OF ASSUMPTION AGREEMENT

FORM OF ASSUMPTION AGREEMENT

This ASSUMPTION AGREEMENT (this “Assumption Agreement”), dated as of January 1, 2010], by and among Selective Insurance Group, Inc., a New Jersey corporation (the “Seller”), Selective HR Solutions, Inc., a Florida corporation and wholly-owned Subsidiary of the Seller (the “Company”), Selective HR Solutions II, Inc., a Georgia corporation and wholly-owned Subsidiary of the Company (“SHRS-II”), Selective HR Solutions III, Inc., a Florida corporation and wholly-owned Subsidiary of the Company (“SHRS-III”), Selective HR Solutions IV, Inc., a Maryland corporation and wholly-owned Subsidiary of the Company (“SHRS-IV”), Selective HR Solutions V, Inc., a Florida corporation and wholly-owned Subsidiary of the Company (“SHRS-V”), Selective HR Solutions VI, Inc., a Florida corporation and wholly-owned Subsidiary of the Company (“SHRS-VI”), Selective HR Solutions VII, Inc., a Florida corporation and wholly-owned Subsidiary of the Company (“SHRS-VII”), Selective HR Solutions VIII, Inc., a Florida corporation and wholly-owned Subsidiary of the Company (“SHRS-VIII”), Selective HR Solutions IX, Inc., a Florida corporation and wholly-owned Subsidiary of the Company (“SHRS-IX”), Selective HR Solutions X, Inc., a Florida corporation and wholly-owned Subsidiary of the Company (“SHRS-X”), Selective HR Solutions XI, Inc., a Florida corporation and wholly-owned Subsidiary of the Company (“SHRS-XI”), Selective HR Solutions XII, Inc., a Florida corporation and wholly-owned Subsidiary of the Company (“SHRS-XII”), Selective HR Services, LLC, a limited liability company organized under the laws of the Commonwealth of Pennsylvania and wholly-owned Subsidiary of the Company (“SHRS-LLC” and, together with SHRS-II, SHRS-III, SHRS-IV, SHRS-V, SHRS-VI, SHRS-VII, SHRS-VIII, SHRS-IX, SHRS-X, SHRS-XI, SHRS-XII, the “Company Subsidiaries”), and AlphaStaff Group, Inc., a Florida corporation (the “Purchaser”), and AlphaStaff, Inc., a Florida corporation and wholly-owned Subsidiary of the Purchaser (“Alpha”).  Seller, the Company, the Company Subsidiaries, the Purchaser and Alpha may each be individually referred to as a “Party” in this Assumption Agreement and collectively as, the “Parties.”

WHEREAS, the Parties are parties to that certain Stock and Asset Purchase Agreement dated as of October 27, 2009 (the “Purchase Agreement”) (capitalized terms having the meaning assigned to them in the Purchase Agreement unless otherwise defined herein); and

WHEREAS, pursuant to the Purchase Agreement, the Purchaser, through Alpha, has agreed to assume, pay, perform and discharge when due, any and all of the Assumed Liabilities.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants set forth in the Purchase Agreement and hereinafter set forth, the Parties hereby agree as follows:

NOW, THEREFORE, to induce the Seller, the Company and the Company Subsidiaries to consummate the transactions contemplated by the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties herby agree as follows:

1.           Assumption of Liabilities  Effective as of the date hereof, Alpha hereby assumes, and agrees to pay, perform and discharge when due, all of the Assumed Liabilities.

2.           Purchase Agreement.  The terms of the Purchase Agreement, including, but not limited to, the Seller’s representations, warranties, covenants and indemnities relating to the Assumed Liabilities, are incorporated herein by reference.  The Seller acknowledges and agrees that the representations, warranties, covenants and indemnities contained in the Purchase Agreement shall not be superseded hereby, but shall remain in full force and effect to the full extent provided therein.  In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms of this Assumption Agreement, the terms of the Purchase Agreement shall govern.

3.           Assignment  This Agreement may not be assigned by operation of law or otherwise without the express written consent of each of the Parties; provided, however, that Alpha may assign this Agreement or any of its rights and obligations hereunder to one or more Affiliates of Alpha without the consent of the Company Subsidiaries.

4.           Further Actions.  Each of the Parties hereto covenants and agrees, at its own expense, to execute and deliver, at the request of the other Party, such further instruments of transfer and assignment and to take such other action as such other part may reasonably request to more effectively consummate the assignments and assumptions contemplated by this Assumption Agreement.

5.           No Third Party Beneficiaries  This Agreement shall be binding upon and inure solely to the benefit of the Parties and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person, including, without limitation, any union or any employee or former employee of the Company Subsidiaries, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights or employment for any specified period, under or by reason of this Assumption Agreement.

6.           Amendment  This Assumption Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, each of the Parties or (b) by a waiver pursuant to Section 7 below.

7.           Waiver  Any Party to this Assumption Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such Parties’ obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Assumption Agreement.  The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

8.           Severability  If any term or other provision of this Assumption Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Assumption Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Assumption Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Assumption Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Assumption Agreement are consummated as originally contemplated to the greatest extent possible.

9.           Counterparts  This Assumption Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

10.         Governing Law  This Assumption Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida applicable to contracts executed in and to be performed in that State (without regard to conflicts of law provisions thereof).

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Assumption Agreement to be duly executed by their authorized representatives as of the day and year first above written.

ALPHA

ALPHASTAFF, INC.

By:
Name:
Title:

COMPANY SUBSIDIARIES

SELECTIVE HR SOLUTIONS II, INC.

By:
Name:
Title:

SELECTIVE HR SOLUTIONS III, INC.

By:
Name:
Title:

SELECTIVE HR SOLUTIONS IV, INC.

By:
Name:
Title:

SELECTIVE HR SOLUTIONS V, INC.

By:
Name:
Title:

SELECTIVE HR SOLUTIONS VI, INC.

By:
Name:
Title:

SELECTIVE HR SOLUTIONS VII, INC.

By:
Name:
Title:

SELECTIVE HR SOLUTIONS VIII, INC.

By:
Name:
Title:

SELECTIVE HR SOLUTIONS IX, INC.

By:
Name:
Title:

SELECTIVE HR SOLUTIONS X, INC.

By:
Name:
Title:

SELECTIVE HR SOLUTIONS XI, INC.

By:
Name:
Title:

SELECTIVE HR SOLUTIONS XII, INC.

By:
Name:
Title:

SELECTIVE HR SERVICES, LLC

By:
Name:
Title:

Acknowledged and Agreed:

PURCHASER

ALPHASTAFF GROUP, INC.

By:
Name:
Title:

SELLER AND COMPANY

SELECTIVE INSURANCE GROUP, INC.

By:
Name:
Title:

SELECTIVE HR SOLUTIONS, INC.

By:
Name:
Title:

EXHIBIT 1.01(c)

FORM OF BILL OF SALE AND ASSIGNMENT

FORM OF

BILL OF SALE AND ASSIGNMENT

This BILL OF SALE AND ASSIGNMENT (this “Bill of Sale”), is made this [1st day of January, 2010], by and among Selective HR Solutions II, Inc., a Georgia corporation and wholly-owned Subsidiary of the Company (“SHRS-II”), Selective HR Solutions III, Inc., a Florida corporation and wholly-owned Subsidiary of the Company (“SHRS-III”), Selective HR Solutions IV, Inc., a Maryland corporation and wholly-owned Subsidiary of the Company (“SHRS-IV”), Selective HR Solutions V, Inc., a Florida corporation and wholly-owned Subsidiary of the Company (“SHRS-V”), Selective HR Solutions VI, Inc., a Florida corporation and wholly-owned Subsidiary of the Company (“SHRS-VI”), Selective HR Solutions VII, Inc., a Florida corporation and wholly-owned Subsidiary of the Company (“SHRS-VII”), Selective HR Solutions VIII, Inc., a Florida corporation and wholly-owned Subsidiary of the Company (“SHRS-VIII”), Selective HR Solutions IX, Inc., a Florida corporation and wholly-owned Subsidiary of the Company (“SHRS-IX”), Selective HR Solutions X, Inc., a Florida corporation and wholly-owned Subsidiary of the Company (“SHRS-X”), Selective HR Solutions XI, Inc., a Florida corporation and wholly-owned Subsidiary of the Company (“SHRS-XI”), Selective HR Solutions XII, Inc., a Florida corporation and wholly-owned Subsidiary of the Company (“SHRS-XII”), Selective HR Services, LLC, a limited liability company organized under the laws of the Commonwealth of Pennsylvania and wholly-owned Subsidiary of the Company (“SHRS-LLC” and, together with SHRS-II, SHRS-III, SHRS-IV, SHRS-V, SHRS-VI, SHRS-VII, SHRS-VIII, SHRS-IX, SHRS-X, SHRS-XI, SHRS-XII, each an “Assignor”, and together, the “Assignors”), and AlphaStaff Holdings, Inc., a Florida corporation (“Holdings”), Alpha NYPEO, Inc., a Florida corporation and indirect, wholly-owned Subsidiary of the Purchaser (“Alpha-NY”), AlphaStaff Systems V, Inc., a Florida corporation and indirect, wholly-owned Subsidiary of the Purchaser (“Systems-V”), and AlphaStaff 2, Inc., a Florida corporation and indirect, wholly-owned Subsidiary of the Purchaser (“Alpha-2” and, together with Alpha-NY, Holdings and Systems-V, each an “Assignee”, and together the “Assignees”).  The Assignors and the Assignees may each be individually referred to as a “Party” in this Bill of Sale and collectively as, the “Parties.”

WHEREAS, the Parties are parties to that certain Stock and Asset Purchase Agreement, dated as of October 27, 2009 (the “Purchase Agreement”), among Selective Insurance Group, Inc., Selective HR Solutions, Inc., the Assignors and AlphaStaff Group, Inc., AlphaStaff, Inc., and the Assignees (capitalized terms having the meaning assigned to them in the Purchase Agreement unless otherwise  defined herein); and.

WHEREAS, s provided for in Section 2.01(a) of the Purchase Agreement, each Assignor will assign those Purchased Assets set forth across from such Assignor’s name on Exhibit A attached hereto and incorporated by reference herein to that Assignee whose name is set forth across from such Assignor’s name; and

WHEREAS, effective as of the date hereof, the Assignees and the Assignors now desire to consummate the assignment of the Purchased Assets as contemplated by and provided for in the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual agreements hereinafter set forth and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.           Recitals.  The recitals contained herein are true and correct and by this reference are incorporated herein and made a part of this Bill of Sale.

2.           Bill of Sale.

2.1           As of the date hereof, each Assignor does hereby assign to the applicable Assignee, and the applicable Assignee does hereby accept from such Assignor, all of the Assignor’s right, title and interest in and to all of the Purchased Assets listed across from the names of the Assignor and the Assignee on Exhibit A effective as of the date hereof.  Notwithstanding anything contained herein to the contrary, this Bill of Sale shall not constitute an assignment of any contract if the attempted assignment thereof without the consent of the other party thereto would constitute a breach thereof, or in any way adversely affect the rights of the Assignor or the Assignee thereunder.  Instead, the Assignor shall hold such contract for the benefit of the Assignee, and the parties shall use commercially reasonable efforts to seek any consents necessary to permit such assignment.

2.2           Each Assignee hereby accepts this Bill of Sale and agrees to assume those Purchased Assets listed across from the name of such Assignee on Exhibit A and all obligations of the Assignors thereunder.  Assignees assume no liabilities other than those expressly assumed herein and the parties hereto agree that all liabilities not assumed by the Assignees herein shall remain the sole responsibility of the Assignors.

2.3           Each Assignor hereby represents and warrants to each Assignee:  (i) that it has the power and authority to enter into this Bill of Sale and perform its obligations hereunder; and (ii) that the Stock Purchase Agreement is in full force and effect as of the date hereof.

2.4           Each Assignee hereby represents and warrants to each Assignor:  (i) that it has the power and authority to enter into this Bill of Sale and perform its obligations hereunder; and (ii) that the Purchase Agreement is in full force and effect as of the date hereof.

3.           Excluded Assets.  For the avoidance of doubt, the Assignors shall not be deemed to have transferred pursuant to this Bill of Sale any asset other than the Purchased Assets.

4.           Other Instruments.  It is understood that each Assignor, contemporaneously with the execution and delivery of this Bill of Sale, may further execute and deliver to the applicable Assignee certain other assignments and instruments of transfer which, in particular, cover certain of the interests and assets hereinabove assigned, the purpose of which other assignments or instruments, as the case may be, is to supplement, facilitate and otherwise implement the transfers intended.

5.           Successors and Assigns.  This instrument and the covenants and agreements herein contained shall inure to the benefit of and shall bind the respective parties hereto and their respective successors and assigns.

6.           Governing Law.  This Bill of Sale shall be governed by, and construed in accordance with, the laws of the State of Florida applicable to contracts executed in and to be performed in that State.  All Actions arising out of or relating to this Bill of Sale shall be heard and determined exclusively in any Florida federal court sitting in Miami-Dade County, Florida, provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any Florida state court sitting in Miami-Dade County, Florida.  Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in Miami-Dade County, Florida for the purpose of any Action arising out of or relating to this Bill of Sale brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Bill of Sale or the transactions contemplated by this Bill of Sale may not be enforced in or by any of the above-named courts.

7.           Counterparts and Facsimile Signature.  This Bill of Sale may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.  A facsimile signature shall be deemed to be an original for all purposes hereunder.

8.           Purchase Agreement.  The terms of the Purchase Agreement, including, but not limited to, the representations, warranties, covenants and indemnities relating to the Purchased Assets, are incorporated herein by reference.  Each Assignor and each Assignee acknowledges and agrees that the representations, warranties, covenants and indemnities contained in the Purchase Agreement shall not be superseded hereby, but shall remain in full force and effect to the full extent provided therein.  In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms of this Bill of Sale, the terms of the Purchase Agreement shall govern.

9.           Further Actions.  Each of the Parties hereto covenants and agrees, at its own expense, to execute and deliver, at the request of the other part, such further instruments of transfer and assignment and to take such other action as such other part may reasonably request to more effectively consummate the assignments and assumptions contemplated by this Bill of Sale.

10.           EACH ASSIGNEE ACKNOWLEDGES AND AGREES THAT THE ASSIGNORS ARE TRANSFERRING THE PURCHASED ASSETS TO THE ASSIGNEES AS IS AND WHERE IS, IN THEIR EXISTING STATE AND PHYSICAL CONDITION AND LOCATION WITH ALL FAULTS.  ASSIGNORS SHALL NOT BE DEEMED TO HAVE MADE, AND ASSIGNORS HEREBY EXPRESSLY DISCLAIM, ALL REPRESENTATIONS AND WARRANTIES, EITHER EXPRESS OR IMPLIED, AS TO ANY MATTER RELATING TO THE PURCHASED ASSETS INCLUDING, WITHOUT LIMITATION: (A) THE CONDITION OF THE PURCHASED ASSETS, (B) THE MERCHANTABILITY, SUITABILITY OR THE FITNESS FOR ANY PARTICULAR PURPOSE, (C) THE QUALITY OF THE MATERIAL OR WORKMANSHIP OF THE PURCHASED ASSETS, (D) THE CONFORMITY TO SPECIFICATIONS, (E) THE OPERATION, PERFORMANCE OR MAINTENANCE OF THE PURCHASED ASSETS, (F) FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT AND (G) THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE.  ASSIGNEES AGREE THAT ALL SUCH RISKS, OBLIGATIONS AND LIABILITIES AS AMONG ASSIGNEES AND ASSIGNORS ARE TO BE BORNE BY ASSIGNEES.  ASSIGNORS ALSO SHALL NOT BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LIABILITY IN TORT, STRICT LIABILITY OR OTHERWISE) RELATING WHATSOEVER TO THE PURCHASED ASSETS.  THE PROVISIONS OF THIS SECTION HAVE BEEN NEGOTIATED BY THE PARTIES AND SUCH PROVISIONS ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF REPRESENTATIONS AND WARRANTIES BY ASSIGNORS, EXPRESS OR IMPLIED, WITH RESPECT TO THE PURCHASED ASSETS, WHETHER PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, IN EQUITY OR OTHERWISE.

[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Bill of Sale on the date hereinabove written.

ASSIGNORS:
SELECTIVE HR SOLUTIONS II, INC.

By:
Name:
Title:

SELECTIVE HR SOLUTIONS III, INC.

By:
Name:
Title:

SELECTIVE HR SOLUTIONS IV, INC.

By:
Name:
Title:

SELECTIVE HR SOLUTIONS V, INC.

By:
Name:
Title:

SELECTIVE HR SOLUTIONS VI, INC.

By:
Name:
Title:

SELECTIVE HR SOLUTIONS VII, INC.

By:
Name:
Title:

SELECTIVE HR SOLUTIONS VIII, INC.

By:
Name:
Title:

SELECTIVE HR SOLUTIONS IX, INC.

By:
Name:
Title:

SELECTIVE HR SOLUTIONS X, INC.

By:
Name:
Title:

SELECTIVE HR SOLUTIONS XI, INC.

By:
Name:
Title:

SELECTIVE HR SOLUTIONS XII, INC.

By:
Name:
Title:

SELECTIVE HR SERVICES, LLC

By:
Name:
Title:

ASSIGNEES:
ALPHASTAFF NYPEO, INC.

By:
Name:
Title:

ALPHASTAFF SYSTEMS V, INC.

By:
Name:
Title:

ALPHASTAFF HOLDINGS, INC.

By:
Name:
Title:

ALPHASTAFF 2, INC..

By:
Name:
Title:

EXHIBIT A

Description of Purchased Assets

Assignor	Assignee	Purchased Assets

EXHIBIT 1.01(d)

FORM OF CLIENT ASSIGNMENT

Brian C. Sarisky, CPCU, CIC
President and Chief Executive Officer
Selective HR Solutions, Inc.
6920 Professional Parkway East
Sarasota, FL 34240
Tel: 941 755 4634 / 800-741-1136
Fax: 941 751 9571
E-mail: Brian.Sarisky@Selectivehr.com

October ___, 2009

Dear Valued SHRS Client:

Selective HR Solutions, Inc. (“SHRS”) is very excited to inform you that an agreement has been reached with AlphaStaff, Inc. (“AlphaStaff”), one of the country’s most successful PEOs, for the sale of SHRS to AlphaStaff.  The closing is subject customary closing conditions, including Florida regulatory approval, and is expected to be effective January 1, 2010.

AlphaStaff (www.Alphastaff.com) is the fifth largest PEO in the country.  With more than 50,000 work site employees in 48 states, we think AlphaStaff is the perfect choice to assume the SHRS operations and to be a partner with Selective’s agent network.  Pursuant to the terms of the agreement, AlphaStaff will be the only PEO partnering with the insurance subsidiaries of Selective Insurance Group, Inc. for workers compensation insurance.

You are the center of the transition structured with AlphaStaff.  Most notably, all of your workers’ compensation and administrative fee pricing will be unchanged for all of 2010.  Further, your current SUTA rates will not change in 2010 unless you have locations in states requiring client reporting.  We think that this is remarkable given that the recession and the crisis in the financial markets have spiked unemployment claims and significantly increased state unemployment taxes.

Upon closing of the transaction, you will have all your current products and services at the same price with the benefits of AlphaStaff’s service improvements in some areas.  We are planning the changeover and expect that it will be done without any service interruptions in payroll administration or benefits.  Like SHRS, AlphaStaff employs a high-touch, field-based HR model.  In most cases, your current primary SHRS contact and other service providers will continue to serve your needs after January 1st – further reducing any impact to you.

You will still enjoy the ease of working with a single source provider of all your product and service needs.  As an added benefit of partnering with AlphaStaff, you will have access to more sophisticated HR technology that provides greater reporting capabilities and increased employer and employee self-service.  AlphaStaff also has two complete operational centers, one in Atlanta and the other in Fort Lauderdale, so you have confidence of service stability during any natural disaster.

Like SHRS, AlphaStaff is committed to your independent agent andhas worked exclusively through the agency channel since its founding in 1997.  Also like SHRS, AlphaStaff is one of the few PEOs with the surety bond protection of Employer Services Accreditation Corporation.

SHRS will continue to operate as it has until the transaction closes in January 2010.  Between now and the closing, we will be available to answer your questions as they arise, but the following are some key points:

o	Your pricing, benefit and other insurance programs will NOT change through the term of your policy.
o	Most of the same dedicated SHRS professionals who have served you so well for many years will continue to provide services through AlphaStaff.
o	Any migration to improved systems will be done slowly and with no negative impact upon your operations or your employees.
o	You don’t have to sign a new contract, simply sign below and you will have all the same services and pricing currently in effect without interruption with AlphaStaff on January 1, 2010.

Thank you for your years of support for and trust in SHRS.  We know AlphaStaff feels privileged to have the opportunity to be your service partner in the years to come and to join their forces with so many of SHRS’s very talented, committed personnel.  If you have any questions, please don’t hesitate to contact us at 1-800-741-1136.

To become an AlphaStaff customer, please sign the consent below my signature and return it as soon as possible as directed below.  In the unfortunate event that we do not receive your consent by November 30, 2009, we must hereby provide you notice that your Employer Protection Program Service Agreement with SHRS will be terminated effective at 11:59 PM on December 31, 2009.

Sincerely,

Brian C. Sarisky
President and Chief Executive Officer

CONSENT TO SERVICE AGREEMENT TRANSFER

In order to transfer your Service Agreement from SHRS to AlphaStaff, please sign below confirming your consent to the assignment of your Employer Protection Program Service or other Service Agreement from SHRS to any of its subsidiaries and from SHRS or any of its subsidiaries, as the case may be, to AlphaStaff or any of its subsidiaries.

____________________________
Signature
Print Name___________________
Print Title  ___________________
Fax or email to  (INSERT CONTACT INFO)

EXHIBIT 2.03(a)(i)

INITIAL PAYMENT

I.          Initial Payment.

(A)           “Initial Payment” means an amount equal to the sum of (a) (i) the aggregate number of Transferred WSEEs, multiplied by (ii) $50.00, plus (b) (i) the aggregate number of Transferred ASO Closing Employees, multiplied by (ii) $25.00.

(B)           “Estimated Initial Payment” means an amount equal to (a) the sum of (i) the aggregate number of SHRS WSEEs as of November 30, 2009, multiplied by $50.00, plus (ii) the aggregate number of SHRS ASO Employees as of November 30, 2009, multiplied by $25.00; multiplied by (b) 85%.

II.         Initial Payment Statement.  As promptly as practicable, but in any event by no later than February 2, 2010 or, if the Closing Date occurs after January 1, 2010, as soon as practicable thereafter, the Purchaser shall deliver to the Seller the Initial Payment Statement; provided that the information required for such Initial Payment Statement is available from the Company’s information technology systems in such time frame.  The Seller shall have 15 calendar days from its delivery to review the Initial Payment Statement and either accept or dispute the Initial Payment Statement.  The Seller may accept the Initial Payment Statement by providing the Purchaser with written notification thereof.  The Seller may dispute any item of the Initial Payment Statement by providing the Purchaser with written notification of each disputed item, setting forth, in reasonable detail, the basis for such dispute.  If the Seller neither accepts nor disputes the Initial Payment Statement in writing within 15 calendar days following delivery by the Purchaser of the Initial Payment Statement, then the Initial Payment Statement prepared by the Purchaser shall be deemed to be final and binding.  If, however, the Seller disputes the Initial Payment Statement within such 15 calendar day period, the Purchaser and Seller shall negotiate in good faith to resolve any differences within 15 calendar days following delivery of such notification of dispute, and any resolution by them as to any disputed items shall be final, binding and conclusive on the parties hereto.  If the Seller and the Purchaser are unable to reach a resolution within such 15 calendar day period, then all remaining disputed items shall be submitted for resolution to Ernst & Young LLP (or, if such firm shall decline or is unable to act or is not, at the time of such submission, independent of the Seller and the Purchaser, to another independent accounting firm of international reputation mutually acceptable to the Seller and the Purchaser) (either Ernst & Young LLP or such other accounting firm being referred to herein as the “Determining Accounting Firm”), which shall, within 30 Business Days after such submission, determine and report to the Seller and the Purchaser upon such remaining disputed items, and such report shall be final, binding and conclusive on the Seller and the Purchaser.  The Determining Accounting Firm shall be instructed to review this Agreement and the disputed items or amounts for the purpose of making its report (it being understood that in making such report, the Determining Accounting Firm shall be functioning as an expert and not as an arbitrator).  In making such report, the Determining Accounting Firm shall consider only those items or amounts as to which the Seller and the Purchaser have disagreed.  The Determining Accounting Firm’s determination of any disputed items or amounts shall be within the range of the amounts proposed by the Seller and by the Purchaser, respectively.  The fees and disbursements of the Determining Accounting Firm shall be allocated between the Seller and the Purchaser in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Determining Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Determining Accounting Firm) bears to the total amount of such remaining disputed items so submitted.

The Initial Payment Statement shall be deemed final and binding upon the earliest of (x) the acceptance of the Initial Payment Statement by the Seller pursuant to a written notice to the Purchaser, (y) the failure of the Seller to notify the Purchaser of a dispute within 15 calendar days of the Purchaser’s delivery of the Initial Payment Statement to the Seller, or (z) the resolution of all disputes regarding the Initial Payment Statement, pursuant to this Exhibit 2.03(a)(i) (the date on which the earliest of (x), (y) or (z) occurs, the “Initial Payment Settlement Date”).

EXHIBIT 2.03(a)(i)-A

INITIAL PAYMENT STATEMENT

***Note:  All WSEE numbers are illustrative; actual payments will be based on actual WSEE counts at time of payment.***

	WSEEs	Metric	Payment
Transferred WSEEs	18,000	$50.00	$900,000
Transferred ASO Closing Employees	2,000	$25.00	$50,000
Total			$950,000

EXHIBIT 2.03(a)(i)-B

ESTIMATED INITIAL PAYMENT STATEMENT

***Note:  All WSEE numbers are illustrative; actual payments will be based on actual WSEE counts at time of payment.***

	WSEEs	Metric	Multiplier	Payment
SHRS WSEEs as of 11/30/09	18,000	$50.00	85.0%	$765,000
SHRS ASO Employees as of 11/30/09	2,000	$25.00	85.0%	$42,500
Total				$807,500

EXHIBIT 2.03(a)(ii)

INITIAL EARN-OUT PAYMENT

I.           “Initial Earn-Out Payment” means an amount equal to (a) (i) the aggregate number of Transferred WSEEs who remain Purchaser WSEEs as of the Initial Earn-Out Reference Date, multiplied by (ii) $25.00, plus (b) (i) the aggregate number of Transferred ASO Closing Employees who remain Transferred ASO Employees as of the Initial Earn-Out Reference Date, multiplied by (ii) $12.50.

II.           Initial Earn-Out Statement.  As promptly as practicable, but in any event within 15 calendar days following the Initial Earn-Out Reference Date, the Purchaser shall deliver to the Seller the Initial Earn-Out Statement.  The Seller shall have 15 calendar days from its delivery to review the Initial Earn-Out Statement and either accept or dispute the Initial Earn-Out Statement.  The Seller may accept the Initial Earn-Out Statement by providing the Purchaser with written notification thereof.  The Seller may dispute any item of the Initial Earn-Out Statement by providing the Purchaser with written notification of each disputed item, setting forth, in reasonable detail, the basis for such dispute.  If the Seller neither accepts nor disputes the Initial Earn-Out Statement in writing within 15 calendar days following delivery by the Purchaser of the Initial Earn-Out Statement, then the Initial Earn-Out Statement prepared by the Purchaser shall be deemed to be final and binding.  If, however, the Seller disputes the Initial Earn-Out Statement within such 15 calendar day period, the Purchaser and Seller shall negotiate in good faith to resolve any differences within 15 calendar days following delivery of such notification of dispute, and any resolution by them as to any disputed items shall be final, binding and conclusive on the parties hereto.  If the Seller and the Purchaser are unable to reach a resolution within such 15 calendar day period, then all remaining disputed items shall be submitted for resolution to the Determining Accounting Firm which shall, within 30 Business Days after such submission, determine and report to the Seller and the Purchaser upon such remaining disputed items, and such report shall be final, binding and conclusive on the Seller and the Purchaser. The Determining Accounting Firm shall be instructed to review this Agreement and the disputed items or amounts for the purpose of making its report (it being understood that in making such report, the Determining Accounting Firm shall be functioning as an expert and not as an arbitrator).  In making such report, the Determining Accounting Firm shall consider only those items or amounts as to which the Seller and the Purchaser have disagreed.  The Determining Accounting Firm’s determination of any disputed items or amounts shall be within the range of the amounts proposed by the Seller and by the Purchaser, respectively.  The fees and disbursements of the Determining Accounting Firm shall be allocated between the Seller and the Purchaser in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Determining Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Determining Accounting Firm) bears to the total amount of such remaining disputed items so submitted.

The Initial Earn-Out Statement shall be deemed final and binding upon the earliest of (x) the acceptance of the Initial Earn-Out Statement by the Seller pursuant to a written notice to the Purchaser, (y) the failure of the Seller to notify the Purchaser of a dispute within 15 calendar days of the Purchaser’s delivery of the Initial Earn-Out Statement to the Seller, or (z) the resolution of all disputes regarding the Initial Earn-Out Statement, pursuant to this Exhibit 2.03(a)(ii) (the date on which the earliest of (x), (y) or (z) occurs, the “Initial Earn-Out Settlement Date”).

EXHIBIT 2.03(a)(ii)-A

INITIAL EARN-OUT STATEMENT

***Note:  All WSEE numbers are illustrative; actual payments will be based on actual WSEE counts at time of payment.***

	WSEEs	Metric	Payment
Transferred WSEEs	18,000	$25.00	$450,000
Transferred ASO Closing Employees	2,000	$12.50	$25,000
Total			$475,000

EXHIBIT 2.03(a)(iv)

QUARTERLY EARN-OUT PAYMENT

I.             “Quarterly Earn-Out Payment” means, as of a given Quarterly Earn-Out Reference Date and for a given Quarterly Earn-Out Period, the sum of (a) the aggregate number of Existing Client WSEEs multiplied by the Existing Client Quarterly Payment; (b) the aggregate number of New Client WSEEs multiplied by the New Client Quarterly Payment; (c) the Common Client Quarterly Payment; (d) the aggregate number of Transferred ASO Employees multiplied by the Transferred ASO Quarterly Payment; (e) the aggregate number of New ASO Client Employees multiplied by the New ASO Client Quarterly Payment; and (f) the Common ASO Client Quarterly Payment.  For purposes of calculating the Quarterly Earn-Out Payment and this Agreement:

(A)           “Common ASO Client” means an Entity (a) which is not a Transferred ASO Client, (b) which becomes a Purchaser ASO Client subsequent to the Closing, but on or before March 31, 2020, and (c) for which a Common Broker is designated as the referring broker by the Purchaser; provided that such Common ASO Client became a Common ASO Client effective no later than the first day of the most recently begun Quarterly Earn-Out Period.

(B)           “Common ASO Client Employee” means an individual who, as of a given Quarterly Earn-Out Reference Date, is employed by a Common ASO Client.

(C)           “Common ASO Client Payment” means, for a Common ASO Client as of a Quarterly Earn-Out Reference Date, an amount equal to (a) the aggregate number of Common ASO Client Employees employed by such Common ASO Client, multiplied by the New ASO Client Quarterly Payment, multiplied by (b) the Common Broker Consideration Percentage of the Common Broker designated as the referring broker for such Common ASO Client.

(D)           “Common ASO Client Quarterly Payment” means an amount equal to the aggregate of the Common ASO Client Payments for all Common ASO Clients as of a given Quarterly Earn-Out Reference Date.

(E)           “Common Broker” means those Persons set forth on Section 2.03(a)(iv)-A of the Disclosure Letter.

(F)           “Common Broker Consideration Percentage” means, for a given Common Broker, the weighted average of the gross payroll of the Seller associated with the Common Broker as a percentage of aggregate gross payroll of the Seller and the Purchaser associated with such Common Broker for the reference period preceding the signing of this Agreement, in each case as set forth opposite such Common Broker’s name in Section 2.03(a)(iv) of the Disclosure Letter.

(G)           “Common Client” means an Entity (a) which is not an Existing Client, (b) which becomes engaged in an Employee-Leasing Arrangement with the Purchaser or any of its Subsidiaries subsequent to the Closing, but on or before March 31, 2020, and (c) for which a Common Broker is designated as the referring broker by the Purchaser; provided, however, that such Employee-Leasing Arrangement between the Purchaser or any of its Subsidiaries and the Common Client was effective no later than the first day of the most recently begun Quarterly Earn-Out Period.

(H)           “Common Client Payment” means, for a Common Client as of a Quarterly Earn-Out Reference Date, an amount equal to (a) the aggregate number of Common Client WSEEs co-employed by such Common Client, multiplied by the New Client Quarterly Payment, multiplied by (b) the Common Broker Consideration Percentage of the Common Broker designated as the referring broker for such Common Client.

(I)           “Common Client Quarterly Payment” means an amount equal to the aggregate of the Common Client Payments for all Common Clients as of a given Quarterly Earn-Out Reference Date.

(J)           “Common Client WSEE” means an individual who, as of a given Quarterly Earn-Out Reference Date, is co-employed by (a) the Purchaser or any of its Subsidiaries and (b) a Common Client, pursuant to an Employee-Leasing Arrangement.

(K)           “Existing Client Quarterly Payment” means (a) for each of the Quarterly Earn-Out Periods beginning with the Quarterly Earn-Out Period ending June 30, 2010 and ending with the Quarterly Earn-Out Period ending March 31, 2015, $22.50, and (b) for each of the Quarterly Earn-Out Periods beginning with the Quarterly Earn-Out Period ending June 30, 2015 and ending with the Quarterly Earn-Out Period ending March 31, 2020, $15.00; provided, however, that beginning on the Quarterly Acceleration Payment Date, the Existing Client Quarterly Payment shall be zero.

(L)           “Existing Client WSEE” means an individual who, as of a given Quarterly Earn-Out Reference Date, is co-employed by (a) the Purchaser or any of its Subsidiaries, and (b) an Existing Client, pursuant to an Employee-Leasing Arrangement.

(M)           “New ASO Client” means an Entity (a) which is not a Transferred ASO Client, (b) which becomes a Purchaser ASO Client subsequent to the Closing but on or before March 31, 2020, and (c) for which a Selective Agent is designated as the referring broker by the Purchaser.

(N)           “New ASO Client Employee” means an individual who, as of a given Quarterly Earn-Out Reference Date, is employed by a New ASO Client; provided that such New ASO Client became a New ASO Client effective no later than the first day of the Quarterly Earn-Out Period to which the Quarterly Earn-Out Reference Date relates.

(O)           “New ASO Client Quarterly Payment” means (a) for each of the Quarterly Earn-Out Periods beginning with the Quarterly Earn-Out Period ending June 30, 2010 and ending with the Quarterly Earn-Out Period ending March 31, 2015, $7.50, and (b) for each of the Quarterly Earn-Out Periods beginning with the Quarterly Earn-Out Period ending June 30, 2015 and ending with the Quarterly Earn-Out Period ending March 31, 2020, $3.75.

(P)           “New Client” means an Entity (a) which is not an Existing Client, (b) which becomes engaged in an Employee-Leasing Arrangement with the Purchaser or any of its Subsidiaries, subsequent to the Closing but on or before March 31, 2020, and (c) for which a Selective Agent is designated as the referring broker by the Purchaser.

(Q)           “New Client Quarterly Payment” means (a) for each of the Quarterly Earn-Out Periods beginning with the Quarterly Earn-Out Period ending June 30, 2010 and ending with the Quarterly Earn-Out Period ending March 31, 2015, $15.00, and (b) for each of the Quarterly Earn-Out Periods beginning with the Quarterly Earn-Out Period ending June 30, 2015 and ending with the Quarterly Earn-Out Period ending March 31, 2020, $7.50.

(R)           “New Client WSEE” means an individual who, as of a given Quarterly Earn-Out Reference Date, is co-employed by (a) the Purchaser or any of its Subsidiaries, and (b) a New Client, pursuant to an Employee-Leasing Arrangement; provided that such Employee-Leasing Arrangement between the Purchaser or any of its Subsidiaries, and the New Client was effective no later than the first day of the Quarterly Earn-Out Period to which the Quarterly Earn-Out Reference Date relates.

(S)           "Selective Agent" means those Persons set forth on Section 2.03(a)(iv)-B of the Disclosure Letter as the same may be amended by, from time to time, by the reasonable and mutual agreement of the parties, provided, however, that in no instance shall a Common Broker be deemed to be a Selective Agent. The Seller and Purchaser shall mutually agree, on or before December 15, 2009, to any amendments proposed by the Seller on or before November 1, 2009 to Section 2.03(a)(iv)-(B) of the Disclosure Letter.

(T)           “Transferred ASO Quarterly Payment” means (a) for each of the Quarterly Earn-Out Periods beginning with the Quarterly Earn-Out Period ending June 30, 2010 and ending with the Quarterly Earn-Out Period ending March 31, 2015, $11.25, and (b) for each of the Quarterly Earn-Out Periods beginning with the Quarterly Earn-Out Period ending June 30, 2015 and ending with the Quarterly Earn-Out Period ending March 31, 2020, $7.50; provided, however, that beginning on the Quarterly Acceleration Payment Date, the Transferred ASO Quarterly Payment shall be zero.

II.            Quarterly Earn-Out Statement.  As promptly as practicable, but in any event within 15 calendar days following each Quarterly Earn-Out Reference Date, the Purchaser shall deliver to the Seller the Quarterly Earn-Out Statement.  The Seller shall have 15 calendar days from its delivery to review the Quarterly Earn-Out Statement and either accept or dispute the Quarterly Earn-Out Statement.  The Seller may accept the Quarterly Earn-Out Statement by providing the Purchaser with written notification thereof.  The Seller may dispute any item of the Quarterly Earn-Out Statement by providing the Purchaser with written notification of each disputed item, setting forth, in reasonable detail, the basis for such dispute.  If the Seller neither accepts nor disputes the Quarterly Earn-Out Statement in writing within 15 calendar days following delivery by the Purchaser of the Quarterly Earn-Out Statement, then the Quarterly Earn-Out Statement prepared by the Purchaser shall be deemed to be final and binding.  If, however, the Seller disputes the Quarterly Earn-Out Statement within such 15 calendar day period, the Purchaser and Seller shall negotiate in good faith to resolve any differences within 15 calendar days following delivery of such notification of dispute, and any resolution by them as to any disputed items shall be final, binding and conclusive on the parties hereto.  If the Seller and the Purchaser are unable to reach a resolution within such 15 calendar day period, then all remaining disputed items shall be submitted for resolution to the Determining Accounting Firm which shall, within 30 Business Days after such submission, determine and report to the Seller and the Purchaser upon such remaining disputed items, and such report shall be final, binding and conclusive on the Seller and the Purchaser.  The Determining Accounting Firm shall be instructed to review this Agreement and the disputed items or amounts for the purpose of making its report (it being understood that in making such report, the Determining Accounting Firm shall be functioning as an expert and not as an arbitrator).  In making such report, the Determining Accounting Firm shall consider only those items or amounts as to which the Seller and the Purchaser have disagreed.  The Determining Accounting Firm’s determination of any disputed items or amounts shall be within the range of the amounts proposed by the Seller and by the Purchaser, respectively.  The fees and disbursements of the Determining Accounting Firm shall be allocated between the Seller and the Purchaser in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Determining Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Determining Accounting Firm) bears to the total amount of such remaining disputed items so submitted.

The Quarterly Earn-Out Statement shall be deemed final and binding upon the earliest of (x) the acceptance of the Quarterly Earn-Out Statement by the Seller pursuant to a written notice to the Purchaser, (y) the failure of the Seller to notify the Purchaser of a dispute within 15 calendar days of the Purchaser’s delivery of the Quarterly Earn-Out Statement to the Seller, or (z) the resolution of all disputes regarding the Quarterly Earn-Out Statement, pursuant to this Exhibit 2.03(a)(iv) (the date on which the earliest of (x), (y) or (z) occurs, the “Quarterly Earn-Out Settlement Date”).

III.           The Seller shall be entitled to conduct up to one audit per year of the Purchaser’s, the Company’s and the Company Subsidiaries’ books and records for purposes of verifying the determination and calculation of the amounts contemplated in this Exhibit 2.03(a)(iv), including without limitation the methodology and systems utilized in determining whether the referring broker is a Selective Agent.  The Purchaser shall make its appropriate personnel and its books and records available during normal business hours and shall reasonably cooperate in such audit.

IV.           For all purposes of this Exhibit 2.03(a)(iv), any Person that was a Transferred ASO Employee or a Transferred Closing ASO Employee, the employer for whom becomes an Existing Client, shall thereafter be deemed a Transferred WSEE for all purposes under this Agreement.

EXHIBIT 2.03(a)(iv)-A

QUARTERLY EARN-OUT STATEMENT

***Note:  All WSEE numbers are illustrative; actual payments will be based on actual WSEE counts at time of payment.***
***Note:  Actual Common Broker Consideration % to be based on scheduled provided.***

	Periods	Periods
	June 30, 2010 - March 31, 2015	June 30, 2015 - March 31, 2020
Existing Clients WSEEs	18,000	18,000
Multiplied by: Existing Client Quarterly Payment	$22.50	$15.00
Total Paid	$405,000	$270,000

New Client WSEEs	500	500
Multiplied by: New Client Quarterly Payment	$15.00	$7.50
Total Paid	$7,500	$3,750

Common Client WSEEs	500	500
Multiplied by: Common Client Quarterly Payment	$15.00	$7.50
Multiplied by: Common Broker Consideration %	50.0%	50.0%
Common Client Quarterly Payment	$3,750	$1,875

Transferred ASO Employees	2,000	2,000
Multiplied by: Transferred ASO Quarterly Payment	$11.25	$7.50
Total Paid	$22,500	$15,000

New ASO Client Employees	100	100
Multiplied by: New ASO Client Quarterly Payment	$7.50	$3.75
Total Paid	$750	$375

Common ASO WSEEs	100	100
Multiplied by: Common ASO Quarterly Payment	$7.50	$3.75
Multiplied by: Common Broker Consideration %	50.0%	50.0%
Total Paid	$375	$188

Total Paid	$439,875	$291,188

EXHIBIT 2.07(A)

REFERENCE BALANCE SHEET

Selective HR Solutions, Inc. and subsidiaries
Consolidated Balance Sheets

July 31, 2009
Assets
Current Assets:
Cash and cash equivalents	13,692,177
Accounts receivable, net of allowance for doubtful accounts	14,562,898
Current state income tax recoverable	93,041
Current federal income tax recoverable	331,732
Prepaid expenses and other current assets	490,758

Total current assets	29,170,606

Property, equipment, and software, net of accumulated depreciation
and amortization	82,374
Goodwill	21,787,595
Deferred state income tax	97,665
Other assets	6,305

Total Assets	51,144,545

Liabilities & Stockholders' Equity
Current Liabilities:
Accrued worksite employee payroll expense, payroll taxes
and other payroll deductions	20,365,547
Accounts payable and accrued expenses	4,408,135
Payable to Parent	1,597,002

Total current liabilities	26,370,684

Client deposits	54,919
Deferred federal income tax liability	4,319,386
Other liabilities	75,468

Total Liabilities	30,820,457

Stockholders' Equity:
Common stock	10,000
Additional paid-in capital	22,094,729
Retained earnings	(1,780,641)

Total Stockholders' Equity	20,324,088

Total Liabilities and Stockholders' Equity	51,144,545

Selective HR Solutions, Inc. and subsidiaries
Net Working Capital Calculation

July 31, 2009
Assets
Current Assets:
Cash and cash equivalents	13,692,177
Accounts receivable, net of allowance for doubtful accounts	14,562,898
Current state income tax recoverable	93,041
Current federal income tax recoverable	331,732
Prepaid expenses and other current assets	490,758
Total current assets	29,170,606

Current Liabilities:
Accrued worksite employee payroll expense, payroll taxes
and other payroll deductions	20,365,547
Accounts payable and accrued expenses	4,408,135
Payable to Parent	1,597,002
Total current liabilities	26,370,684

Net Working Capital Calculation	2,799,922

EXHIBIT 2.08(A)

ANNUAL ACCELERATION PAYMENT

I.           “Annual Acceleration Payment” means the net present value, as of the Annual Acceleration Statement Date, of the remaining Annual Payments to be paid by the Purchaser to the Seller as of such date, calculated using the Acceleration Rate as the discount rate.

II.           Annual Acceleration Statement.  In the event that the Purchaser shall decide to pay in full the remaining Annual Payments to be paid to the Seller pursuant to Section 2.03(a)(iii) the Purchaser shall deliver to the Seller the Annual Acceleration Statement.  The Seller shall have 15 calendar days from its delivery to review the Annual Acceleration Statement and either accept or dispute the Annual Acceleration Statement.  The Seller may accept the Annual Acceleration Statement by providing the Purchaser with written notification thereof.  The Seller may dispute any item of the Annual Acceleration Statement by providing the Purchaser with written notification of each disputed item, setting forth, in reasonable detail, the basis for such dispute.  If the Seller neither accepts nor disputes the Annual Acceleration Statement in writing within 15 calendar days following delivery by the Purchaser of the Annual Acceleration Statement, then the Annual Acceleration Statement prepared by the Purchaser shall be deemed to be final and binding.  If, however, the Seller disputes the Annual Acceleration Statement within such 15 calendar day period, the Purchaser and Seller shall negotiate in good faith to resolve any differences within 15 calendar days following delivery of such notification of dispute, and any resolution by them as to any disputed items shall be final, binding and conclusive on the parties hereto.  If the Seller and the Purchaser are unable to reach a resolution within such 15 calendar day period, then all remaining disputed items shall be submitted for resolution to the Determining Accounting Firm which shall, within 30 Business Days after such submission, determine and report to the Seller and the Purchaser upon such remaining disputed items, and such report shall be final, binding and conclusive on the Seller and the Purchaser.  The Determining Accounting Firm shall be instructed to review this Agreement and the disputed items or amounts for the purpose of making its report (it being understood that in making such report, the Determining Accounting Firm shall be functioning as an expert and not as an arbitrator).  In making such report, the Determining Accounting Firm shall consider only those items or amounts as to which the Seller and the Purchaser have disagreed.  The Determining Accounting Firm’s determination of any disputed items or amounts shall be within the range of the amounts proposed by the Seller and by the Purchaser, respectively.  The fees and disbursements of the Determining Accounting Firm shall be allocated between the Seller and the Purchaser in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Determining Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Determining Accounting Firm) bears to the total amount of such remaining disputed items so submitted.

The Annual Acceleration Statement shall be deemed final and binding upon the earliest of (x) the acceptance of the Annual Acceleration Statement by the Seller pursuant to a written notice to the Purchaser, (y) the failure of the Seller to notify the Purchaser of a dispute within 15 calendar days of the Purchaser’s delivery of the Annual Acceleration Statement to the Seller, or (z) the resolution of all disputes regarding the Annual Acceleration Statement, pursuant to this Exhibit 2.08(a) (the date on which the earliest of (x), (y) or (z) occurs, the “Annual Acceleration Settlement Date”).

EXHIBIT 2.08(a)-A

ANNUAL ACCELERATION STATEMENT

Date	Payment Due	Net Present Value
1/1/2011	$100,000	$780,034
1/1/2012	$100,000	$720,836
1/1/2013	$100,000	$658,192
1/1/2014	$100,000	$591,683
1/1/2015	$100,000	$521,184
1/1/2016	$100,000	$446,455
1/1/2017	$100,000	$367,301
1/1/2018	$100,000	$283,339
1/1/2019	$100,000	$194,340
1/1/2020	$100,000	$100,000

EXHIBIT 2.08(b)

QUARTERLY ACCELERATION PAYMENT

I.           “Quarterly Acceleration Payment” means, as of the Quarterly Acceleration Statement Date, the sum of the Existing Client Acceleration and the Transferred ASO Acceleration.  For purposes of calculating the Quarterly Acceleration Payment and this Agreement:

(A)           “Existing Client Acceleration” means the sum of the net present value of that portion of each Quarterly Earn-Out Payment for a Subsequent Quarterly Period that relates to Existing Client WSEEs, where the portion of each Quarterly Earn-Out Payment for a Subsequent Quarterly Period that relates to Existing Client WSEEs shall be calculated by multiplying the Existing Client Acceleration WSEEs for such Subsequent Quarterly Period by the Existing Client Acceleration Payment.  The “Existing Client Acceleration WSEEs” for a given Subsequent Quarterly Period shall be calculated by reducing the Quarterly Acceleration Transferred WSEEs at an attrition rate of 3.125% per Subsequent Quarterly Period between the Quarterly Acceleration Statement Date and the given Subsequent Quarterly Period.

(B)           “Existing Client Acceleration Payment” means (a) for each of the Quarterly Earn-Out Periods beginning with the Quarterly Earn-Out Period ending June 30, 2010 and ending with the Quarterly Earn-Out Period ending March 31, 2015, $22.50, and (b) for each of the Quarterly Earn-Out Periods beginning with the Quarterly Earn-Out Period ending June 30, 2015 and ending with the Quarterly Earn-Out Period ending March 31, 2020, $15.00.

(C)           “Quarterly Acceleration Statement” means a statement substantially in the form of Exhibit 2.08(b)-A hereto stating the Purchaser’s computation of the Quarterly Acceleration Payment.

(D)           “Quarterly Acceleration Statement Date” means the date on which the Purchaser delivers the Quarterly Acceleration Statement to the Seller.

(E)           “Quarterly Acceleration Transferred WSEEs” means the aggregate number of Transferred WSEEs who remain Purchaser WSEEs as of the Initial Earn-Out Reference Date (as set forth on the Initial Earn-Out Statement), reduced at an attrition rate of 3.125% per Quarterly Earn-Out Period ended prior to the Quarterly Acceleration Statement Date.

(F)           “Quarterly Acceleration Transferred ASO Closing Employees” means the aggregate number of Transferred ASO Closing Employees who remain Transferred ASO Employees as of the Initial Earn-Out Reference Date (as set forth on the Initial Earn-Out Statement), reduced at an attrition rate of 3.125% per Quarterly Earn-Out Period ended prior to the Quarterly Acceleration Statement Date.

(G)           “Transferred ASO Acceleration” means the sum of the net present value of that portion of each Quarterly Earn-Out Payment for a Subsequent Quarterly Period that relates to Transferred ASO Employees, where the portion of each Quarterly Earn-Out Payment for a Subsequent Quarterly Period that relates to Transferred ASO Employees shall be calculated by multiplying the Transferred ASO Acceleration Employees for such Subsequent Quarterly Period by the Transferred ASO Acceleration Payment.  The “Transferred ASO Acceleration Employees” for a given Subsequent Quarterly Period shall be calculated by reducing the Quarterly Acceleration Transferred ASO Closing Employees at an attrition rate of 3.125% per Subsequent Quarterly Period between the Quarterly Acceleration Statement Date and the given Subsequent Quarterly Period.

(H)           “Transferred ASO Acceleration Payment” means (a) for each of the Quarterly Earn-Out Periods beginning with the Quarterly Earn-Out Period ending June 30, 2010 and ending with the Quarterly Earn-Out Period ending March 31, 2015, $11.25, and (b) for each of the Quarterly Earn-Out Periods beginning with the Quarterly Earn-Out Period ending June 30, 2015 and ending with the Quarterly Earn-Out Period ending March 31, 2020, $7.50.

II.           Net Present Value.  The net present value of each of the Existing Client Acceleration, the Transferred ASO Acceleration and the components thereof shall be calculated using the Acceleration Rate as the discount rate.

III.           Calculation of Quarterly Acceleration Statement.  For the avoidance of doubt, Exhibit 2.08(b)-B sets forth a calculation of the Quarterly Acceleration Payment at varying dates where the aggregate number of Transferred WSEEs who remain Purchaser WSEEs as of the Initial Earn-Out Reference Date is equal to 18,000.  In the event that the Quarterly Acceleration Payment calculated using the methodology set forth on Exhibit 2.08(b)-B shall differ with the Quarterly Acceleration Payment calculated using the methodology set forth on this Exhibit 2.08(b), the Quarterly Acceleration Payment calculated using the methodology set forth on Exhibit 2.08(b)-B shall be the Quarterly Acceleration Payment.

IV.           Quarterly Acceleration Statement.  In the event that the Purchaser shall decide to pay in full that portion of the remaining Quarterly Earn-Out Payments to be paid pursuant to Section 2.03(a)(iv) relating to Existing Client WSEEs and Transferred ASO Employees, the Purchaser shall deliver to the Seller the Quarterly Acceleration Statement.  The Seller shall have 15 calendar days from its delivery to review the Quarterly Acceleration Statement and either accept or dispute the Quarterly Acceleration Statement.  The Seller may accept the Quarterly Acceleration Statement by providing the Purchaser with written notification thereof.  The Seller may dispute any item of the Quarterly Acceleration Statement by providing the Purchaser with written notification of each disputed item, setting forth, in reasonable detail, the basis for such dispute.  If the Seller neither accepts nor disputes the Quarterly Acceleration Statement in writing within 15 calendar days following delivery by the Purchaser of the Quarterly Acceleration Statement, then the Quarterly Acceleration Statement prepared by the Purchaser shall be deemed to be final and binding.  If, however, the Seller disputes the Quarterly Acceleration Statement within such 15 calendar day period, the Purchaser and Seller shall negotiate in good faith to resolve any differences within 15 calendar days following delivery of such notification of dispute, and any resolution by them as to any disputed items shall be final, binding and conclusive on the parties hereto.  If the Seller and the Purchaser are unable to reach a resolution within such 15 calendar day period, then all remaining disputed items shall be submitted for resolution to the Determining Accounting Firm which shall, within 30 Business Days after such submission, determine and report to the Seller and the Purchaser upon such remaining disputed items, and such report shall be final, binding and conclusive on the Seller and the Purchaser.  The Determining Accounting Firm shall be instructed to review this Agreement and the disputed items or amounts for the purpose of making its report (it being understood that in making such report, the Determining Accounting Firm shall be functioning as an expert and not as an arbitrator).  In making such report, the Determining Accounting Firm shall consider only those items or amounts as to which the Seller and the Purchaser have disagreed.  The Determining Accounting Firm’s determination of any disputed items or amounts shall be within the range of the amounts proposed by the Seller and by the Purchaser, respectively.  The fees and disbursements of the Determining Accounting Firm shall be allocated between the Seller and the Purchaser in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Determining Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Determining Accounting Firm) bears to the total amount of such remaining disputed items so submitted.

The Quarterly Acceleration Statement shall be deemed final and binding upon the earliest of (x) the acceptance of the Quarterly Acceleration Statement by the Seller pursuant to a written notice to the Purchaser, (y) the failure of the Seller to notify the Purchaser of a dispute within 15 calendar days of the Purchaser’s delivery of the Quarterly Acceleration Statement to the Seller, or (z) the resolution of all disputes regarding the Quarterly Acceleration Statement, pursuant to this Exhibit 2.08(b) (the date on which the earliest of (x), (y) or (z) occurs, the “Quarterly Acceleration Settlement Date”).

EXHIBIT 2.08(b)-A

QUARTERLY ACCELERATION STATEMENT

EXHIBIT 2.08(b)-B

QUARTERLY ACCELERATION PAYMENT CALCULATION

***Note:  All WSEE numbers are illustrative; actual payments will be based on actual WSEE counts at time of payment.***
Date	Existing Clients WSEEs	Existing Client Quarterly Payment	Transferred ASO Employees	Transferred ASO Quarterly Payment	Quarterly Acceleration Payment
6/30/2010	18,000	$22.50	2,000	$11.25	$7,265,924
9/30/2010	17,438	$22.50	1,938	$11.25	$6,939,601
12/31/2010	16,893	$22.50	1,877	$11.25	$6,622,007
3/31/2011	16,365	$22.50	1,818	$11.25	$6,310,832
6/30/2011	15,853	$22.50	1,761	$11.25	$6,008,832
9/30/2011	15,358	$22.50	1,706	$11.25	$5,715,648
12/31/2011	14,878	$22.50	1,653	$11.25	$5,430,067
3/31/2012	14,413	$22.50	1,601	$11.25	$5,151,006
6/30/2012	13,963	$22.50	1,551	$11.25	$4,879,064
9/30/2012	13,526	$22.50	1,503	$11.25	$4,614,733
12/31/2012	13,104	$22.50	1,456	$11.25	$4,357,008
3/31/2013	12,694	$22.50	1,410	$11.25	$4,104,347
6/30/2013	12,297	$22.50	1,366	$11.25	$3,858,511
9/30/2013	11,913	$22.50	1,324	$11.25	$3,619,214
12/31/2013	11,541	$22.50	1,282	$11.25	$3,385,640
3/31/2014	11,180	$22.50	1,242	$11.25	$3,156,574
6/30/2014	10,831	$22.50	1,203	$11.25	$2,933,350
9/30/2014	10,492	$22.50	1,166	$11.25	$2,715,713
12/31/2014	10,164	$22.50	1,129	$11.25	$2,503,014
3/31/2015	9,847	$22.50	1,094	$11.25	$2,294,337
6/30/2015	9,539	$22.50	1,060	$11.25	$2,090,627
9/30/2015	9,241	$15.00	1,027	$7.50	$1,891,653
12/31/2015	8,952	$15.00	995	$7.50	$1,771,161
3/31/2016	8,672	$15.00	964	$7.50	$1,653,261
6/30/2016	8,401	$15.00	933	$7.50	$1,538,131
9/30/2016	8,139	$15.00	904	$7.50	$1,425,897
12/31/2016	7,885	$15.00	876	$7.50	$1,316,221
3/31/2017	7,638	$15.00	849	$7.50	$1,208,623
6/30/2017	7,399	$15.00	822	$7.50	$1,103,602
9/30/2017	7,168	$15.00	796	$7.50	$1,001,039
12/31/2017	6,944	$15.00	772	$7.50	$900,673
3/31/2018	6,727	$15.00	747	$7.50	$802,166
6/30/2018	6,517	$15.00	724	$7.50	$705,831
9/30/2018	6,313	$15.00	701	$7.50	$611,562
12/31/2018	6,116	$15.00	680	$7.50	$519,170
3/31/2019	5,925	$15.00	658	$7.50	$428,444
6/30/2019	5,740	$15.00	638	$7.50	$339,530
9/30/2019	5,560	$15.00	618	$7.50	$252,329
12/31/2019	5,387	$15.00	599	$7.50	$166,720
3/31/2020	5,218	$15.00	580	$7.50	$82,623

SECTION 5.10

FORM OF RELEASE

FORM OF GENERAL RELEASE

This General Release (this “General Release”) is executed and delivered as of [January 1, 2010], by Selective Insurance Group, Inc. (the “Releasor”) to and in favor of, and for the benefit of, Selective HR Solutions, Inc., a Florida corporation and wholly-owned Subsidiary of the Seller (the “Company”), and Selective HR Solutions II, Inc., a Georgia corporation and wholly-owned Subsidiary of the Company (“SHRS-II”), Selective HR Solutions III, Inc., a Florida corporation and wholly-owned Subsidiary of the Company (“SHRS-III”), Selective HR Solutions IV, Inc., a Maryland corporation and wholly-owned Subsidiary of the Company (“SHRS-IV”), Selective HR Solutions V, Inc., a Florida corporation and wholly-owned Subsidiary of the Company (“SHRS-V”), Selective HR Solutions VI, Inc., a Florida corporation and wholly-owned Subsidiary of the Company (“SHRS-VI”), Selective HR Solutions VII, Inc., a Florida corporation and wholly-owned Subsidiary of the Company (“SHRS-VII”), Selective HR Solutions VIII, Inc., a Florida corporation and wholly-owned Subsidiary of the Company (“SHRS-VIII”), Selective HR Solutions IX, Inc., a Florida corporation and wholly-owned Subsidiary of the Company (“SHRS-IX”), Selective HR Solutions X, Inc., a Florida corporation and wholly-owned Subsidiary of the Company (“SHRS-X”), Selective HR Solutions XI, Inc., a Florida corporation and wholly-owned Subsidiary of the Company (“SHRS-XI”), Selective HR Solutions XII, Inc., a Florida corporation and wholly-owned Subsidiary of the Company (“SHRS-XII”), Selective HR Services, LLC, a limited liability company organized under the laws of the Commonwealth of Pennsylvania and wholly-owned Subsidiary of the Company (“SHRS-LLC” and, together with SHRS-II, SHRS-III, SHRS-IV, SHRS-V, SHRS-VI, SHRS-VII, SHRS-VIII, SHRS-IX, SHRS-X, SHRS-XI, SHRS-XII, the “Company Subsidiaries”), and the other Releasees (as defined in Section 2).

RECITALS

A.           Contemporaneously with the execution and delivery of this General Release, the Releasor is selling the Business (as defined in the Purchase Agreement) to Purchaser pursuant to a Stock and Asset Purchase Agreement, dated as of October 27, 2009 (the “Purchase Agreement”), among the Releasor, the Company, the Company Subsidiaries, and the Purchaser, Alpha and the Acquiring Subsidiaries (each as defined in the Purchase Agreement).

B.           Purchaser has required, as a condition to consummating the transactions contemplated by the Purchase Agreement, that the Releasor execute and deliver this General Release.

C.           Capitalized terms used herein and not defined shall have respective meanings ascribed thereto in the Purchase Agreement.

AGREEMENT

In order to induce the Company and the Company Subsidiaries to consummate the Contemplated Transactions, and for other valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the Releasor), the Releasor hereby covenants and agrees as follows:

1.           Release.  The Releasor, for himself and for each of the Releasor’s Associated Parties (as defined in Section 2), hereby generally, irrevocably, unconditionally and completely releases and forever discharges each of the Releasees from, and hereby irrevocably, unconditionally and completely waives and relinquishes, each of the Released Claims (as defined in Section 2).

2.           Definitions.

(a)           The term “Associated Parties,” when used herein with respect to the Releasor, shall mean and include: (i) the Releasor’s predecessors, successors, executors, administrators, heirs and estate; (ii) the Releasor’s past, present and future assigns, agents and representatives acting in such capacity; (iii) each controlled Affiliate of the Releasor and any other entity that the Releasor has the power to bind (by its acts or signature) or over which the Releasor directly or indirectly exercises control.

(b)           The term “Releasees” shall mean and include: (i) the Company; (ii) the Company Subsidiaries; (iii) each other controlled Affiliate of the Company and the Company Subsidiaries; and (iv) the successors and past, present and future assigns, directors, officers, employees, agents, attorneys and representatives, in each case acting in such capacity, of the respective entities identified or otherwise referred to in clauses “(i)” through “(iii)” of this sentence, other than the Releasor.

(c)           The term “Claims” shall mean and include all past, present and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature, including: (i) any unknown, unsuspected or undisclosed claim; (ii) any claim or right that may be asserted or exercised by the Releasor in its capacity as a member, manager, stockholder, director, officer, consultant or employee of the Company, any of the Company Subsidiaries or in any other capacity; and (iii) any claim, right or cause of action based upon any breach of any express, implied, oral or written contract or agreement.

(d)           The term “Released Claims” shall mean and include each and every Claim that (i) the Releasor or any Associated Party of the Releasor may have had in the past, may now have or may have in the future against any of the Releasees, and (ii) has arisen or arises directly or indirectly out of, or relates directly or indirectly to, any circumstance, agreement, activity, action, omission, event or matter occurring or existing on or prior to the date of this General Release (excluding only the Releasor’s rights, if any, under the Purchase Agreement and all other documents executed and delivered in connection with the consummation of the transactions contemplated by the Purchase Agreement).

3.           Statutory and Common Law Principles.  The Releasor (a) represents, warrants and acknowledges that the Releasor has been fully advised by its attorney that, under certain statutory or common law principles applied in certain states, a general release does not extend to claims which a creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by it must have materially affected its settlement with the debtor, and (b) hereby expressly waives the benefits thereof and any rights the Releasor may have under, any statute or common law principle of similar effect in any jurisdiction.

4.           Representations and Warranties.  The Releasor represents and warrants that:

(a)           the Releasor has not assigned, transferred, conveyed or otherwise disposed of any Claim against any of the Releasees, or any direct or indirect interest in any such Claim, in whole or in part;

(b)           to the Releasor’s knowledge, no other person or entity has any interest in any of the Released Claims;

(c)           to the Releasor’s knowledge, no Associated Party of the Releasor has or had any Claim against any of the Releasees;

(d)           to the Releasor’s knowledge, no Associated Party of the Releasor will in the future have any Claim against any Releasee that arises directly or indirectly from or relates directly or indirectly to any circumstance, agreement, activity, action, omission, event or matter occurring or existing on or before the date of this General Release;

(e)           this General Release has been duly and validly executed and delivered by the Releasor;

(f)           this General Release is a valid and binding obligation of the Releasor and, to the Releasor’s knowledge, the Releasor’s Associated Parties, and is enforceable against the Releasor and, to the Releasor’s knowledge, each of the Releasor’s Associated Parties in accordance with its terms, except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

(g)           there is no action, suit, proceeding, dispute, litigation, claim, complaint or investigation by or before any court, tribunal, governmental body, governmental agency or arbitrator pending or, to the knowledge of such Releasor, threatened against the Releasor or any of the Releasor’s Associated Parties that challenges or would challenge the execution and delivery of this General Release or the taking of any of the actions required to be taken by the Releasor under this General Release;

(h)           neither the execution and delivery of this General Release nor the performance hereof will (i) result in any violation or breach of any agreement or other instrument to which the Releasor or, to the knowledge of such Releasor, any of the Releasor’s Associated Parties is a party or by which such Releasor or any of such Releasor’s Associated Parties is bound, or (ii) result in a violation or any law, rule, regulation, treaty, ruling, directive, order, arbitration award, judgment or decree to which such Releasor or, to the knowledge of such Releasor, any of the Releasor’s Associated Parties is subject; and

(i)           no authorization, instruction, consent or approval of any person or entity is required to be obtained by the Releasor or, to the knowledge of such Releasor, any of the Releasor’s Associated Parties in connection with the execution and delivery of this General Release or the performance hereof.

5.           Indemnification.  Without in any way limiting any of the rights or remedies otherwise available to any Releasee, the Releasor shall indemnify and hold harmless each Releasee against and from any loss, damage, injury, harm, detriment, lost opportunity, liability, exposure, claim, demand, settlement, judgment, award, fine, penalty, tax, fee, charge or expense (including attorneys’ fees) that is directly or indirectly suffered or incurred at any time by such Releasee, or to which such Releasee otherwise becomes subject at any time, and that arises directly or indirectly out of or by virtue of, or relates directly or indirectly to, (a) any failure on the part of the Releasor to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation, representation, warranty or other provision contained herein, or (b) the assertion or purported assertion of any of the Released Claims by the Releasor or any of the Releasor’s Associated Parties.

6.           Miscellaneous.

(a)           This General Release sets forth the entire understanding of the Releasor and the Releasees relating to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings among or between any of the Releasor and Releasees relating to the subject matter hereof.

(b)           Any term or provision of this General Release that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this General Release shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

(c)           This General Release shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware without regard to the rules of conflict of laws of such state that would cause the laws of another jurisdiction to apply.

(d)           Any legal action or other legal proceeding relating to this General Release or the enforcement of any provision of this General Release may be brought or otherwise commenced by any Releasee in any state or federal court located in Miami-Dade County, Florida.  Each Releasor:

(i)           expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in Miami-Dade County, Florida in connection with any such legal proceeding;

(ii)           agrees that each state and federal court located in Miami-Dade County, Florida shall be deemed to be a convenient forum; and

(iii)           agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in Miami-Dade County, Florida, any claim that the Releasor is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this General Release or the subject matter of this General Release may not be enforced in or by such court.

Nothing contained in this General Release shall be deemed to limit or otherwise affect the right of any Releasee (1) to commence any legal proceeding or to otherwise proceed against any of the Releasor or any other person or entity in any other forum or jurisdiction, or (2) to raise this Release as a defense in any legal proceeding in any other forum or jurisdiction.

(e)           THE RELEASOR HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS GENERAL RELEASE.

(f)           This General Release may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.  Facsimile or other electronically scanned and transmitted signatures shall be deemed originals for all purposes of this General Release.

(g)           The Releasor shall execute and/or cause to be delivered to each Releasee such instruments and other documents, and shall take such other actions, as the Releasee may reasonably request for the purpose of carrying out or evidencing any of the actions contemplated by this General Release.

(h)           If any legal action or other legal proceeding relating to this General Release or the enforcement of any provision hereof is brought by the Releasor or any Releasee, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements to the extent actually incurred (in addition to any other relief to which the prevailing party may be entitled).

(i)           Whenever required by the context, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(j)           Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this General Release.

(k)           As used in this General Release, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.”

IN WITNESS WHEREOF, the Releasor has caused this General Release to be executed as of the date first above written.

Releasor:

Selective Insurance Group, Inc.

By:
Name:
Title:

EXHIBIT 5.16

TRANSITION SERVICES AGREEMENT TERMS

SERVICES TO BE PROVIDED BY THE SELLER TO THE PURCHASER:

Subject to the definitive terms and conditions of the Transition Services Agreement(s) to be agreed upon by the parties, the Seller shall provide (or cause one or more of its Affiliates to provide)to the Purchaser the following services:

Service	Duration	Limitations

Services under information technology agreements to which the Seller or its Affiliates are parties and which historically have been used by the Business, to the extent  reasonably required by the Purchaser in order to operate the Business.

	Not to exceed six months	Service to be provided to the extent (i) permitted under the terms of the applicable contract or arrangement and (ii) appropriate Company personnel are made available.
Support, access to and use of the Seller’s information technology system, network infrastructure, server and equipment to the extent reasonably required by the Purchaser in order to operate its operational information technology systems relating to the Business.

	Not to exceed six months	Service to be provided (i) subject to development of appropriate security protocols and (ii) only to the extent appropriate Company personnel are made available.
Support, access to and use of the hardware, software and technological applications and equipment to the extent reasonably required by the Purchaser in order to operate the Business.	Not to exceed six months	Service to be provided (i) subject to development of appropriate security protocols and (ii) only to the extent appropriate Company personnel are made available.
Support reasonably required by the Purchaser for the transition and migration to the Purchaser’s information technology systems of the data and information relating to the Business.	Not to exceed six months	Service to be provided (i) subject to development of appropriate security protocols and (ii) only to the extent appropriate Company personnel are made available.

The Purchaser shall covenant and agree to use the transition services described above for the shortest period of time reasonably practicable.  All such services shall be provided by the Seller at the Seller’s cost.

SERVICES TO BE PROVIDED BY THE PURCHASER TO THE SELLER

Subject to the definitive terms and conditions of the Transition Services Agreement(s) to be agreed upon by the parties, the Purchaser shall provide (or cause its Affiliates to provide) to the Seller the following services:

Service	Duration	Limitations

Full-time support and assistance from each of the personnel currently employed in the finance and accounting group of the Company in order to close the accounting books of the Company for fiscal year 2009 and provide related support and assistance.
	From January 1, 2010 until January 8, 2010.	Service provided to the extent appropriate Company personnel are available.

The Seller shall covenant and agree to use the transition services described above for the shortest period of time reasonably practicable.  In consideration for the provision of the services described above, the Seller shall pay to the Purchaser an amount equal to one-half the salary and other costs associated with the Purchaser's employment of the personnel performing the services for a period of one week.